                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
             the Securities Exchange Act of 1934 (Amendment No. 2)

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                                           STERICYCLE, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     (3) Filing Party:
         -----------------------------------------------------------------------
     (4) Date Filed:
         -----------------------------------------------------------------------

                                     [LOGO]

                            ------------------------

                 NOTICE OF 1999 ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON OCTOBER 15, 1999

                            ------------------------

Dear Stockholder:

    You are cordially invited to attend the 1999 Annual Meeting of Stockholders of Stericycle, Inc. which will be held at the Rosemont Suites Hotel, 5500 North River Road, Rosemont, Illinois 60018 on October 15, 1999, beginning at 10:00 a.m. (Chicago time).

    At the Annual Meeting, stockholders will be asked to consider and vote upon the following items of business:

    1. election of a Board of Directors to hold office until the Annual Meeting of Stockholders in 2000;

    2. a proposal to amend our certificate of incorporation to authorize and create a class of preferred stock;

    3. a proposal to authorize us to issue and sell, for $75,000,000 in cash, net of issuance costs, 75,000 shares of newly-created Series A Convertible Preferred Stock;

    4. ratification of the appointment of Ernst & Young LLP as our independent public accountants for the year ending December 31, 1999; and

    5. any other matters that properly come before the meeting or any adjournment of the meeting.

    We intend to sell the Series A Convertible Preferred Stock to partially finance our acquisition of the medical waste operations of Browning-Ferris Industries, Inc. and Allied Waste Industries, Inc. That acquisition is described more fully under "The BFI Transaction" beginning on page 16.

    Only stockholders of record at the close of business on the record date of September 15, 1999 are entitled to notice of and to vote at the Annual Meeting and any adjournment.

    For the convenience of those stockholders who do not plan to attend the Annual Meeting in person and who desire to have their shares voted, a proxy card is enclosed. If you do not plan to attend the Annual Meeting, please complete and return the proxy card in the envelope provided for that purpose. If you return your proxy card and later decide to attend the Annual Meeting in person, or for any other reason desire to revoke your proxy, you may do so at any time before your proxy is voted.

                           For the Board of Directors

  /s/ Jack W. Schuler                       /s/ Mark C. Miller
  ----------------------------              ----------------------------
  Jack W. Schuler                           Mark C. Miller
  CHAIRMAN OF THE BOARD                     PRESIDENT AND CHIEF EXECUTIVE OFFICER

September 20, 1999
Lake Forest, Illinois

                                STERICYCLE, INC.
                            28161 NORTH KEITH DRIVE
                          LAKE FOREST, ILLINOIS 60045

                            ------------------------

                                PROXY STATEMENT
                      1999 ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON OCTOBER 15, 1999

                            ------------------------

    This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Stericycle, Inc. for use at the Company's 1999 Annual Meeting of Stockholders, to be held at the Rosemont Suites Hotel, 5500 North River Road, Rosemont, Illinois on October 15, 1999, beginning at 10:00 a.m. (Chicago time).

    At the Annual Meeting, stockholders will be asked to consider and vote upon the following items of business:

    1. election of a Board of Directors to hold office until the Annual Meeting of Stockholders in 2000;

    2. a proposal to amend our certificate of incorporation to authorize and create a class of preferred stock;

    3. a proposal to authorize us to issue and sell, for $75,000,000 in cash, net of issuance costs, 75,000 shares of newly-created Series A Convertible Preferred Stock;

    4. ratification of the appointment of Ernst & Young LLP as our independent public accountants for the year ending December 31, 1999; and

    5. any other matters that properly come before the meeting or any adjournment of the meeting.

    We intend to sell the Series A Convertible Preferred Stock to partially finance our acquisition of the medical waste operations of Browning-Ferris Industries, Inc. and Allied Waste Industries, Inc., (the "BFI Transaction"). The BFI Transaction is described more fully under "The BFI Transaction" beginning on page 16.

    This Proxy Statement and the accompanying materials are being mailed to stockholders beginning on or about September 20, 1999.

                               TABLE OF CONTENTS

                                                                                                               PAGE
                                                                                                             ---------
GENERAL....................................................................................................          1

STOCK OWNERSHIP............................................................................................          2

  Stock Ownership of Certain Beneficial Owners.............................................................          2

  Stock Ownership of Directors and Executive Officers......................................................          2

ITEM 1 ELECTION OF DIRECTORS...............................................................................          4

  Nominees for Director....................................................................................          4

  Committees of the Board..................................................................................          5

  Meetings.................................................................................................          5

  Compensation of Directors................................................................................          6

  Certain Transactions.....................................................................................          7

EXECUTIVE COMPENSATION.....................................................................................          8

  Summary Compensation Table...............................................................................          8

  1998 Stock Option Grants.................................................................................          9

  1998 Option Exercises and Year End Option Values.........................................................         10

  Stock Option Plans.......................................................................................         10

  Other Plans..............................................................................................         11

  Employment Agreements....................................................................................         11

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION.............................................         12

  Executive Compensation Policies..........................................................................         12

  Compensation of Chief Executive Officer..................................................................         13

PERFORMANCE GRAPH..........................................................................................         14

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS............................................................         15

THE BFI TRANSACTION........................................................................................         16

  Description of the Acquired Businesses...................................................................         16

  Background of the BFI Transaction........................................................................         16

  Our Reasons for the BFI Transaction......................................................................         18

  Certain Federal Income Tax Consequences..................................................................         18

  Accounting Treatment.....................................................................................         19

  Government and Regulatory Approvals......................................................................         19

THE ACQUISITION AGREEMENTS.................................................................................         20

  General..................................................................................................         20

  Conditions to Closing....................................................................................         20

  Representations and Warranties...........................................................................         21

  Covenants................................................................................................         21

  Termination or Amendment.................................................................................         22

  Expenses and Termination Fees............................................................................         23

  Other Agreements.........................................................................................         23

FINANCING FOR THE BFI TRANSACTION..........................................................................         24

                               TABLE OF CONTENTS
                                  (CONTINUED)

                                                                                                               PAGE
                                                                                                             ---------
ITEM 2 PROPOSAL TO AMEND OUR CERTIFICATE OF INCORPORATION TO AUTHORIZE AND CREATE A CLASS OF PREFERRED
  STOCK....................................................................................................         24

ITEM 3 PROPOSAL TO AUTHORIZE, ISSUE AND SELL 75,000 SHARES OF
  SERIES A CONVERTIBLE PREFERRED STOCK.....................................................................         26

  Dividends................................................................................................         27

  Liquidation..............................................................................................         27

  Voting; Election of Directors............................................................................         27

  Conversion...............................................................................................         27

  Redemption at Our Option.................................................................................         28

  Redemption Upon a Change of Control......................................................................         28

  Conditions to Closing....................................................................................         29

  Representations and Warranties...........................................................................         29

  Covenants and Restrictions...............................................................................         30

  Expenses.................................................................................................         30

  Indemnification..........................................................................................         31

  Registration Rights Agreement............................................................................         31

  Corporate Governance Agreement...........................................................................         31

  Relationship of Proposals in Items 2 and 3...............................................................         32

FINANCIAL STATEMENTS OF THE BFI MEDICAL WASTE BUSINESS.....................................................         33

  Report of Independent Public Accountants.................................................................         33

  Statements of Directly Identifiable Assets and Liabilities of BFI Medical Waste
    as of September 30, 1997 and 1998 and June 30, 1999....................................................         34

  Statements of Revenues and Direct Expenses of BFI Medical Waste for the Years Ended September 30, 1996,
    1997 and 1998 and for the Nine Months Ended June 30, 1998 and 1999.....................................         35

  Notes to Financial Statements............................................................................         36

FINANCIAL STATEMENTS OF STERICYCLE.........................................................................         47

  Condensed Consolidated Balance Sheet as of June 30, 1999 (unaudited).....................................         48

  Condensed Consolidated Statements of Income for the Six Months Ended
    June 30, 1998 and 1999 (unaudited).....................................................................         49

  Condensed Consolidated Statements of Cash Flows for the Six Months Ended
    June 30, 1998 and 1999 (unaudited).....................................................................         50

  Notes To Condensed Consolidated Financial Statements.....................................................         51

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS--BFI MEDICAL WASTE
  BUSINESS.................................................................................................         53

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS--STERICYCLE..........         58

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS OF
  STERICYCLE AND THE BFI MEDICAL WASTE BUSINESS............................................................         61

                               TABLE OF CONTENTS
                                  (CONTINUED)

                                                                                                               PAGE
                                                                                                             ---------
  Pro Forma Condensed Combined Balance Sheet as of June 30, 1999...........................................         62

  Notes to Pro Forma Condensed Combined Balance Sheet......................................................         63

  Pro Forma Condensed Combined Statement of Operations for the Six Months
    Ended June 30, 1999....................................................................................         65

  Pro Forma Condensed Combined Statement of Operations for the Year Ended
    December 31, 1998......................................................................................         66

  Notes to Pro Forma Condensed Combined Statements of Operations...........................................         67

SELECTED FINANCIAL DATA....................................................................................         70

COMPARATIVE UNAUDITED PER SHARE DATA.......................................................................         71

ITEM 4 RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS.......................................         71

OTHER MATTERS..............................................................................................         71

STOCKHOLDER PROPOSALS FOR THE 2000 ANNUAL MEETING..........................................................         72

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE....................................................         72

ADDITIONAL INFORMATION.....................................................................................         72

EXHIBIT I--FIRST AMENDMENT TO AMENDED AND
  RESTATED CERTIFICATE OF INCORPORATION....................................................................         73

EXHIBIT II--CERTIFICATE OF DESIGNATION.....................................................................         74

                                    GENERAL

    COMMON STOCK. Our authorized capital stock consists of Common Stock, par value $0.01 per share ("Common Stock"). As of September 15, 1999, there were 14,646,464 shares of Common Stock outstanding.

    STOCKHOLDERS ENTITLED TO VOTE. Only stockholders of record at the close of business on the record date of September 15, 1999 are entitled to notice of the Annual Meeting and to vote their shares of record at the Annual Meeting and at any adjournment of the meeting. Each outstanding share of Common Stock is entitled to one vote.

    QUORUM. Holders of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting who are present in person or represented by proxy will constitute a quorum to conduct business at the meeting. The inspectors of election appointed at the meeting will determine the existence of a quorum and tabulate the votes cast at the meeting.

    VOTING. The affirmative vote of the holders of a plurality of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote will be required for the election of directors (Item 1). The affirmative vote of the holders of a majority of the shares of Common Stock outstanding as of the record date will be required to approve the proposal to amend our certificate of incorporation to authorize a class of preferred stock (Item 2). For each other matter coming before the meeting, the affirmative vote of the holders of a majority of the shares present in person or represented by proxy, entitled to vote and voting will be required for approval of the matter.

    A stockholder may withhold authority to vote for one or more nominees for director and may abstain from voting on one or more of the other matters coming before the Annual Meeting. Shares for which authority is withheld or which a stockholder abstains from voting will be counted for purposes of determining whether a quorum is present. Shares for which authority is withheld will have no effect on the vote for election of directors (Item 1) or the vote on the proposal to authorize the issuance and sale of 75,000 shares of Series A Convertible Preferred Stock (Item 3) (which, as noted, require the affirmative vote of a plurality and a majority, respectively, of the votes cast). Shares for which authority is withheld will have the effect of a vote against the proposal to amend our certificate of incorporation to authorize the creation of a class of preferred stock (Item 2) (which, as noted, requires the affirmative vote of holders of a majority of the shares of Common Stock outstanding as of the record date). Shares which a stockholder abstains from voting will be included in the total of the votes cast and will have the effect of a vote against the matter in question. If a broker or nominee indicates on a proxy card that it does not have discretionary authority to vote on a particular matter, the shares will be counted for purposes of determining whether a quorum is present and will count as a vote against the proposal to authorize the creation of a class of preferred stock (Item 2), but will have no effect on any of the other matters acted upon at the meeting.

    PROXIES. If a stockholder properly completes and returns the accompanying proxy card, the shares of Common Stock represented by the proxy will be voted as the stockholder directs. IF NO DIRECTIONS ARE GIVEN, THE PERSONS APPOINTED AS PROXY HOLDERS WILL VOTE THE SHARES IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS.

    A stockholder may revoke a proxy at any time before it is voted by filing a signed notice of revocation with the Secretary of the Company or by returning a properly completed proxy card bearing a later date. In addition, a stockholder may revoke a proxy by attending the Annual Meeting in person and requesting to vote. Attending the meeting in person will not, by itself, constitute revocation of the proxy.

                                STOCK OWNERSHIP

    The following tables provide certain information regarding the beneficial ownership of shares of our Common Stock as of June 30, 1999. Under the rules of the Securities and Exchange Commission (the "SEC"), beneficial ownership is defined generally as the sole or shared power to vote or to direct the disposition of a security. Unless otherwise indicated in a footnote, the persons named in the following tables have sole voting and dispositive power in respect of the shares of Common Stock shown as beneficially owned by them.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

    The following table provides certain information regarding the beneficial ownership of our Common Stock by each person (other than a director or executive officer) who was known to us to be the beneficial owner as of June 30, 1999 of more than 5% of our outstanding Common Stock:

                                                                         SHARES
                                                                       BENEFICIALLY
NAME AND ADDRESS                                                          OWNED       PERCENTAGE
---------------------------------------------------------------------  -----------  ---------------
The TCW Group, Inc.(1)...............................................   1,043,700            7.2%
865 South Figueroa Street
Los Angeles, California 90017

------------------------

(1) The shares shown as beneficially owned by The TCW Group, Inc., are derived from a Schedule 13F, filed by The TCW Group, Inc. on June 30, 1999. Schedule 13G filings are more comprehensive than Schedule 13F filings but filed less frequently. A Schedule 13G jointly filed by The TCW Group, Inc., a parent holding company, and Robert Day, an individual who may be deemed to control The TCW Group, Inc., reported that, as of December 31, 1998, for reporting purposes, each of them held sole voting and dispositive power over 785,300 shares. The Schedule 13G indicated that: (a) no shares are held directly by The TCW Group, Inc.; (b) The TCW Group, Inc. indirectly held shares through its subsidiaries, Trust Company of the West, TCW Asset Management Company and TCW Funds Management, Inc.; and (c) aside from the indirect holdings of The TCW Group, Inc., Robert Day did not directly or indirectly hold any of these shares.

STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

    The following table provides certain information regarding the beneficial ownership of our Common Stock as of June 30, 1999 by (1) each of our directors,
(2) each of our executive officers
listed in the Summary Compensation Table on page 8 and (3) all of our directors and executive officers as a group:

                                                                                       OPTION AND
                                                                          SHARES     WARRANT SHARES
                                                                        BENEFICIALLY  BENEFICIALLY      COMBINED
NAME                                                                       OWNED        OWNED(1)      PERCENTAGE(2)
----------------------------------------------------------------------  -----------  --------------  ---------------
Jack W. Schuler(3)....................................................     894,515         51,969            6.48%
Mark C. Miller(4).....................................................     543,932        138,483            4.64%
Rod F. Dammeyer(5)....................................................      11,000         16,583               *
Patrick F. Graham.....................................................       9,783         19,567               *
John Patience.........................................................     211,057         52,596            1.80%
Peter Vardy(6)........................................................     163,362         43,549            1.42%
L. John Wilkerson, Ph.D.(7)...........................................      29,226         17,385               *
Anthony J. Tomasello..................................................     129,013         39,612            1.16%
Frank J.M. ten Brink..................................................          53         32,167               *
Michael J. Bernert(8).................................................       6,371         83,724               *
All directors and executive officers as a group (12 persons)(9).......   2,007,656        513,981           16.73%

------------------------

*   Less than 1%.

(1) This column shows shares of Common Stock issuable upon the exercise of stock options or warrants exercisable as of or within 60 days after June 30, 1999.

(2) Shares of Common Stock issuable upon the exercise of stock options or warrants exercisable as of or within 60 days after June 30, 1999 are considered outstanding for purposes of computing the percentage of the person holding the option or warrant but are not considered outstanding for purposes of computing the percentage of any other person.

(3) The shares shown as beneficially owned by Mr. Schuler include 35,218 shares owned by his wife and trusts for the benefit of his children, as to which Mr. Schuler disclaims any beneficial ownership, and 30,000 shares owned by a family foundation of which Mr. Schuler is the sole trustee, as to which Mr. Schuler disclaims beneficial ownership.

(4) The shares shown as beneficially owned by Mr. Miller include 76,346 shares owned by trusts for the benefit of his sons, as to which Mr. Miller disclaims beneficial ownership.

(5) The shares shown as beneficially owned by Mr. Dammeyer include 1,000 shares owned by his wife, as to which Mr. Dammeyer disclaims beneficial ownership.

(6) The shares shown as beneficially owned by Mr. Vardy include 67,614 shares owned by trusts for the benefit of his children, as to which Mr. Vardy disclaims beneficial ownership.

(7) Dr. Wilkerson is an indirect general partner of Galen Partners, L.P. and Galen Partners International, L.P., which together own 290,484 shares (including 16,279 shares issuable upon the exercise of stock options and warrants exercisable as of or within 60 days after June 30, 1999). Dr. Wilkerson disclaims any beneficial interest in the shares held by these two limited partnerships except to the extent of his individual ownership of limited partnership interests and his pecuniary interest arising from his indirect general partnership interest.

(8) The shares shown as beneficially owned by Mr. Bernert include 1,000 shares owned by his wife, as to which Mr. Bernert disclaims beneficial ownership.

(9) The group of directors and executive officers does not include Ms. Lee, who resigned as an employee in March 1999.

                                     ITEM 1
                             ELECTION OF DIRECTORS

    Our Board of Directors is currently comprised of seven directors. All seven directors will be elected at the Annual Meeting. Each director elected will hold office until our Annual Meeting of Stockholders in 2000 or until his successor is elected and qualified. In addition, as provided by the Preferred Stock Purchase Agreement (see Item 3 Proposal to Authorize, Issue and Sell 75,000 Shares of Series A Convertible Preferred Stock and specifically "Voting; Election of Directors") the proposed purchasers of our Series A Convertible Preferred Stock (the "Investors") will have the right to elect up to two directors to our Board of Directors. Consequently, after the closing of the sale of our Series A Convertible Preferred Stock to the Investors, we anticipate that our Board of Directors will increase from seven to nine members.

NOMINEES FOR DIRECTOR

    The following table provides certain information regarding the nominees for election as directors. All seven nominees are currently serving as our directors.

NAME                                              POSITION WITH COMPANY                       AGE
-------------------------------  -------------------------------------------------------      ---
Jack W. Schuler................  Chairman of the Board of Directors                               58
Mark C. Miller.................  President, Chief Executive Officer and a Director                43
Rod F. Dammeyer................  Director                                                         58
Patrick F. Graham..............  Director                                                         58
John Patience..................  Director                                                         51
Peter Vardy....................  Director                                                         68
L. John Wilkerson, Ph.D........  Director                                                         55

    JACK W. SCHULER has served as our Chairman of the Board of Directors since January 1990. From January 1987 to August 1989, Mr. Schuler served as President and Chief Operating Officer of Abbott Laboratories, a diversified health care company, where he served as a director from April 1985 to August 1989. Mr. Schuler serves as a director of Chiron Corporation and Medtronic, Inc. and as Chairman of the Board of Directors of Ventana Medical Systems, Inc. He is a co-founder of Crabtree Partners LLC, a private investment firm in Lake Forest, Illinois, which was formed in June 1995. Mr. Schuler received a B.S. degree in mechanical engineering from Tufts University and a M.B.A. degree from the Stanford University Graduate School of Business Administration.

    MARK C. MILLER has served as our President and Chief Executive Officer and a director since joining us in May 1992. From May 1989 until he joined us, Mr. Miller served as Vice President for the Pacific, Asia and Africa in the International Division of Abbott Laboratories, which he joined in 1976 and where he held a number of management and marketing positions. He is a director of Affiliated Research Centers, Inc., which provides clinical research for pharmaceutical companies and is a director of Lake Forest Hospital. Mr. Miller received a B.S. degree in computer science from Purdue University, where he graduated Phi Beta Kappa.

    ROD F. DAMMEYER has served on our Board of Directors since January 1998. He is the Managing Partner of Equity Group Corporate Investments and Vice Chairman and a director of Anixter International Inc., where he has been employed since 1985. Mr. Dammeyer is a director of Antec Corporation, CNA Surety Corporation, Grupo Azucarero Mexico, IMC Global, Inc., Jacor Communications, Inc., Matria Healthcare, Inc., Metal Management, Inc., TeleTech Holdings, Inc. and Transmedia Network, Inc., and a trustee of Van Kampen Investments, Inc. closed-end funds. He received a B.S. degree from Kent State University.

    PATRICK F. GRAHAM has served on our Board of Directors since May 1991. Mr. Graham is President and Chief Executive Officer and a director of World Corporation and a director of Intelidata Technologies, Inc. He was a co-founder of Bain & Company, Inc., a management consulting firm in Boston, Massachusetts, where he served in a number of positions from 1973 to 1997. He received a B.A. degree in economics from Knox College and a M.B.A. degree from the Stanford University Graduate School of Business Administration.

    JOHN PATIENCE has served on our Board of Directors since our incorporation in March 1989. He is a co-founder and partner of Crabtree Partners LLC, a private investment firm in Lake Forest, Illinois, which was formed in June 1995. From January 1988 to March 1995, Mr. Patience was a general partner of Marquette Venture Partners, L.P., a venture capital fund which he co-founded and which led our initial capitalization. Mr. Patience is a director of TRO Learning, Inc. and Ventana Medical Systems, Inc. He received B.A. and B.L degrees from the University of Sydney in Sydney, Australia, and a M.B.A. degree from the Wharton School of Business of the University of Pennsylvania.

    PETER VARDY has served on our Board of Directors since July 1990. He is the Managing Director of Peter Vardy & Associates, an international environmental consulting firm in Chicago, Illinois, which he founded in June 1990. From April 1973 to May 1990, Mr. Vardy served at Waste Management, Inc., a waste management services company, where he was Vice President, Environmental Management. He is a director of EMCON, which he co-founded in 1971. Mr. Vardy received a B.S. degree in geological engineering from the University of Nevada.

    L. JOHN WILKERSON, PH.D., has served on our Board of Directors since July 1992. He is a consultant to The Wilkerson Group, a health care products consulting firm in New York, New York. Dr. Wilkerson has served with The Wilkerson Group since 1980 and prior to its acquisition by IBM Corporation was its Chairman. Dr. Wilkerson also serves as a general partner of Galen Partners, L.P. and Galen Partners International, L.P., affiliated health care venture capital funds. He is a director of British Biotech Plc. and several privately held health care companies. Dr. Wilkerson received a B.S. degree in biological sciences from Utah State University and a Ph.D. degree in managerial economics and marketing research from Cornell University.

COMMITTEES OF THE BOARD

    Our Board of Directors has standing Compensation and Audit Committees. It does not have a standing nominating committee.

    The Compensation Committee, consisting of Messrs. Schuler (Chairman) and Vardy and Dr. Wilkerson, makes recommendations to the full Board of Directors concerning the base salaries and cash bonuses of our executive officers and reviews our employee compensation policies generally. The Compensation Committee also administers our stock option plans as they apply to executive officers. The Audit Committee, consisting of Messrs. Dammeyer (Chairman), Patience and Vardy, makes recommendations to the full Board of Directors regarding the selection of our independent public accountants, reviews the results and scope of the audit and other services provided by our independent public accountants, and reviews and evaluates our financial reporting process and internal accounting controls.

MEETINGS

    Our Board of Directors held six meetings during 1998 (including one meeting by teleconference) and acted without a meeting by unanimous written consent on a number of occasions. The Compensation and Audit Committees each held one meeting during 1998.

    Messrs. Dammeyer, Graham, Miller and Vardy each attended all of the meetings of the Board of Directors during 1998. Mr. Schuler and Dr. Wilkerson each were unable to attend one meeting, and

Mr. Patience was unable to attend two meetings. With the exception of Mr. Graham, who was then a member of the Audit Committee, all of the members of the Compensation and Audit Committees attended the respective meetings of those committees.

COMPENSATION OF DIRECTORS

    Our directors do not receive fees or other cash compensation for their services as directors.

    Our Directors Stock Option Plan, which was approved by our stockholders in July 1996, authorizes nonstatutory stock options to purchase a total of 285,000 shares of Common Stock to be granted to our outside directors (i.e., directors who are neither our officers nor employees). Each option grant is for a formula-determined number of shares.

    As of each annual meeting, each incumbent outside director who is reelected as a director at the annual meeting is automatically granted an option to purchase a number of shares determined by multiplying 7,000 shares by a fraction, the numerator of which is $12.00 and the denominator of which is the closing price of a share of Common Stock on the date of the annual meeting; and each outside director who is elected as a director for the first time is automatically granted an option to purchase a number of shares determined by multiplying 21,000 shares by a fraction, the numerator of which is $12.00 and the denominator of which is the closing price on the date of the annual meeting. These option grants are subject to a maximum grant of 9,500 shares and a minimum grant of 4,500 shares (or a maximum grant of 28,500 shares and a minimum grant of 13,500 shares in the case of an outside director who is appointed as a director for the first time at an annual meeting). In accordance with these terms, each of the six incumbent outside directors who were reelected as directors at the 1998 Annual Meeting in April 1998 was granted an option to purchase 5,895 shares at an exercise price of $14.25 per share. In addition, with the approval of the full Board (other than Mr. Dammeyer), Mr. Dammeyer, who was initially appointed as a director by the Board in January 1998, was granted an option to purchase 28,500 shares at an exercise price of $14.00 per share in February 1998, consistent with the option grant that he would have received if he had been elected as a director for the first time at the 1998 Annual Meeting.

    The exercise price of each option granted under the plan is the closing price of a share of Common Stock on the date of grant, and the term of each option is six years from the date of grant. Each option vests in 12 equal monthly installments and may be exercised only when it is vested and only while the holder of the option remains a director or during the 90-day period following the date that he or she ceases to serve as a director. The Directors Stock Option Plan has a six-year term, and no option may be granted under the plan after its expiration in June 2002.

    Each option granted under the Directors Stock Option Plan is transferable to
(1) a member of the outside director's immediate family, (2) a trust for the primary benefit of the outside director or any one or more members of his immediate family, or (3) a corporation, partnership or other entity which, together with its affiliates, owns at the time of transfer at least 2.0% of our outstanding Common Stock and with which the outside director has a contractual obligation to assign his outside remuneration received by reason of his relationship with that corporation, partnership or other entity. In accordance with a contractual obligation, Dr. Wilkerson assigned to Galen Partners, L.P. the option to purchase 5,895 shares that he was granted under the plan in respect of his reelection as a director at the 1998 Annual Meeting.

CERTAIN TRANSACTIONS

    In December 1998, we entered into a subordinated loan agreement with a group of lenders consisting of six of our seven directors, Mr. Graham being the only director not participating. Under this agreement the lenders agreed to provide us with up to $5,500,000 of short-term financing upon our request. In December 1998, we borrowed $2,750,000, and in January 1999, we borrowed the remaining amount available under the loan agreement. Each loan bore interest at 6.0% per annum and was repaid in March 1999 following the completion, in February 1999, of our public offering, which was pending when the loans were made. Under the terms of the subordinated loan agreement, we granted the lenders five-year warrants to purchase shares of our common stock exercisable at any time after the first anniversary of the grant date. These warrants expire on the fifth anniversary of the grant date. We granted each lender a warrant to purchase a number of shares of Common Stock equal to the amount of the lender's loan commitment multiplied by 0.05 and then divided by the closing price of a share of our Common Stock on the trading day immediately prior to the date of the lender's execution of the loan agreement. This closing price is also the exercise price of those warrants. In addition, at the time of each loan, we granted each lender a warrant to purchase a number of shares of our Common Stock equal to the amount of the loan multiplied by 0.30 and then divided by the closing price of a share of Common Stock on the trading day immediately prior to the date of disbursement of the lender's loan. This closing price is also the exercise price of those warrants. In connection with the loans, we granted the lenders warrants to purchase, in the aggregate, 18,970 shares of Common Stock at $14.50 per share, 43,551 shares of Common Stock at $15.50 per share and 59,092 shares of Common Stock at $16.50 per share.

                             EXECUTIVE COMPENSATION

    The following table provides certain information regarding the compensation paid to or earned by our President and Chief Executive Officer and our four other most highly compensated executive officers (the "named executive officers") for services rendered in 1998, 1997 and 1996:

                           SUMMARY COMPENSATION TABLE

                                                                                      LONG-TERM
                                                                                 COMPENSATION AWARDS
                                                          ANNUAL COMPENSATION   ---------------------
                                              FISCAL     ---------------------  NUMBER OF SECURITIES        ALL OTHER
NAME AND PRINCIPAL POSITION                    YEAR        SALARY    BONUS(1)   UNDERLYING OPTIONS(2)    COMPENSATION(3)
------------------------------------------  -----------  ----------  ---------  ---------------------  -------------------
Mark C. Miller(4) ........................        1998   $  235,000  $  30,500           51,429             $     300
  President and Chief Executive Officer           1997      235,000         --           60,000                   300
                                                  1996      148,481         --           41,220                   300

Anthony J. Tomasello .....................        1998      150,000      1,750           22,000                   300
  Executive Vice President and Chief              1997      150,000         --           20,972                   300
  Technical Officer                               1996      136,025         --            9,946                   300

Frank J.M. ten Brink(5) ..................        1998      150,000     16,867           20,429                   300
  Vice President, Finance and Chief               1997       70,619         --           55,000                   300
  Financial Officer                               1996           --         --               --                    --

Linda D. Lee(6) ..........................        1998      130,000     13,400           11,286                   300
  Vice President, Regulatory Affairs and          1997      130,000         --           16,830                   300
  Quality Assurance                               1996      120,583         --            5,086                   300

Michael J. Bernert .......................        1998      127,462     21,569           11,000                   300
  Vice President, Sales and Marketing             1997      123,833         --           21,174                   300
                                                  1996      112,615         --           22,101                   300

------------------------

(1) The bonuses paid during 1998 to Messrs. Miller, Tomasello, ten Brink and Bernert and Ms. Lee were awarded under the Company's cash bonus program for executive officers. Under this program executive officers may elect, in advance of any award, to forego some portion or all of any bonus otherwise payable under the bonus program and receive instead an immediately vested nonstatutory stock option. The option has an exercise price per share equal to the closing price of a share of our Common Stock on the bonus award date. For the bonuses paid in 1998, the number of shares subject to an option was determined by dividing the product of four times the amount of the cash bonus that a participating executive officer elected to forego by the closing price. See "Report of the Compensation Committee on Executive Compensation--Cash Bonuses." Without giving effect to their prior elections to forego portions of their cash bonuses, the cash bonuses paid to Messrs. Miller, Tomasello and ten Brink and Ms. Lee would have been $70,500, $36,750, $21,867 and $28,400, respectively. Mr. Bernert did not elect to forego any portion of his cash bonus.

(2) The stock options granted during 1998 to Messrs. Miller, Tomasello and ten Brink and Ms. Lee include options to purchase 11,429, 10,000, 1,429 and 4,286 shares, respectively. These options were granted to them in lieu of portions of the cash bonuses otherwise payable to them under the Company's cash bonus program for executive officers. See Note 1.

(3) These amounts represent our matching contribution under our 401(k) plan. For 1996, 1997 and 1998, the matching contribution was 30% of the first $1,000 contributed by each participant.

(4) The salary for 1996 shown for Mr. Miller includes $22,917 paid to him in February 1997. This amount represented the additional salary that we would have paid to Mr. Miller in 1996 if, like the

    Company's other executive officers, he had resumed receiving his full base salary upon the termination in mid-October 1996 of a voluntary 12-month salary reduction program for management. This amount has been excluded from the salary for 1997 shown for Mr. Miller.

(5) Mr. ten Brink joined us in June 1997.

(6) Ms. Lee resigned as an employee in March 1999.

1998 STOCK OPTION GRANTS

    The following table provides certain information regarding stock options granted to the named executive officers in 1998. In accordance with the rules of the SEC, the following table also provides the potential realizable value over the term of the options (i.e., the period from the date of grant to the date of expiration) based upon assumed rates of stock appreciation of 5% and 10%, compounded annually. These amounts do not represent our estimate of future appreciation of the price of our Common Stock. We did not grant stock appreciation rights to any named executive officer in 1998.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                    INDIVIDUAL GRANTS                           POTENTIAL REALIZABLE
                                         ---------------------------------------                  VALUE AT ASSUMED
                                                        % OF TOTAL                             ANNUAL RATES OF STOCK
                                          NUMBER OF       OPTIONS                              PRICE APPRECIATION FOR
                                         SECURITIES     GRANTED TO     EXERCISE                    OPTION TERM(4)
                                         UNDERLYING    EMPLOYEES IN    PRICE PER  EXPIRATION   ----------------------
                                         OPTIONS(1)   FISCAL YEAR(2)   SHARE(3)      DATE          5%         10%
                                         -----------  ---------------  ---------  -----------  ----------  ----------
Mark C. Miller.........................       8,545          2.90%     $  13.625     3/31/08   $   73,880  $  187,610
                                             11,429          3.88%        14.00      3/31/08      101,499     257,726
                                             31,455         10.69%        13.625     3/31/08      271,959     690,610

Anthony J. Tomasello...................      12,000          4.08%        13.625     3/31/08      103,751     263,466
                                             10,000          3.40%        14.00      3/31/08       88,809     225,502

Frank J.M. ten Brink...................       7,725          2.62%        13.625     3/31/08       66,790     169,606
                                              1,429          0.49%        14.00      3/31/08       12,691      32,224
                                             11,275          3.83%        13.625     3/31/08       97,483     247,548

Linda D. Lee...........................       7,000          2.38%        13.625     3/31/08       60,522     153,688
                                              4,286          1.46%        14.00      3/31/08       38,063      94,650

Michael J. Bernert.....................      11,000          3.74%        13.625     3/31/08       95,106     241,510

------------------------

(1) All of the stock options granted to the named executive officers were granted under our 1997 Stock Option Plan. Each option vests over a four-year period: one-quarter of the option vests at the end of the first year and the balance of the option vests in equal monthly increments over the next 36 months. The options to purchase 11,429, 10,000, 1,429 and 4,286 shares granted to Messrs. Miller, Tomasello and ten Brink and Ms. Lee, respectively, were granted in lieu of portions of the cash bonuses otherwise payable to them under our cash bonus program for executive officers. See "Report of the Compensation Committee on Executive Compensation--Cash Bonuses."

(2) The percentages shown in the table reflect options to purchase a total of 294,368 shares granted to employees during 1998. All of these options were granted under our 1997 Stock Option Plan.

(3) The exercise price per share shown in the table is equal to the closing price of a share of our Common Stock on the date of grant.

(4) The potential realizable value was calculated on the basis of the 10-year term of each option on its grant date, assuming that the fair market value of the underlying stock on the grant date appreciates at the indicated annual rate compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price. The potential realizable value of each option was calculated using the exercise price of the option as the fair market value of the underlying stock on the grant date.

1998 OPTION EXERCISES AND YEAR END OPTION VALUES

    The following table provides certain information regarding stock option exercises in 1998 by the named executive officers and the value of the stock options that they held at December 31, 1998. No named executive officer exercised any stock appreciation rights during the year or had any stock appreciation rights outstanding at the end of the year.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR END OPTION VALUES

                                                               NUMBER OF SECURITIES     VALUE OF UNEXERCISED
                                                                    UNDERLYING              IN-THE-MONEY
                                                               UNEXERCISED OPTIONS           OPTIONS AT
                                      SHARES                     FISCAL YEAR END         FISCAL YEAR END(2)
                                     ACQUIRED       VALUE     ----------------------  ------------------------
                                    ON EXERCISE  REALIZED(1)   VESTED     UNVESTED       VESTED      UNVESTED
                                    -----------  -----------  ---------  -----------  ------------  ----------
Mark C. Miller....................      26,400    $ 300,246      95,904      90,941   $  1,163,146  $  579,651

Anthony J. Tomasello..............       6,000       81,750      20,925      28,121        133,756     173,814

Frank J.M. ten Brink..............          --           --      17,925      57,504        137,067     360,345

Linda D. Lee......................      11,354      159,532       5,658      19,292         21,770     123,791

Michael J. Bernert................       2,000       29,940      62,361      31,929        901,741     238,446

------------------------

(1) The value realized was determined by multiplying the number of option shares acquired by the closing price of a share of our Common Stock on the date of exercise, and then subtracting the aggregate exercise price.

(2) The value of in-the-money stock options was determined by multiplying the number of vested (exercisable) or unvested (unexercisable) options by $16.125 per share, which was the closing price of a share of Common Stock on December 31, 1998, and then subtracting the aggregate exercise price.

STOCK OPTION PLANS

    We have adopted two stock option plans in addition to the Directors Stock Option Plan: (1) the 1997 Stock Option Plan, which was approved by our stockholders at the 1997 Annual Meeting; and (2) the Incentive Compensation Plan, which was adopted in August 1995. Each plan authorizes a total of 1,500,000 shares of Common Stock to be issued pursuant to options granted under the plan or, in the case of the Incentive Plan, restricted stock awarded under the plan. If an option granted under either plan expires unexercised or is surrendered, or, in the case of the Incentive Plan, if we repurchase shares of restricted stock awarded under the plan, the shares subject to the option or repurchased by us once again become available for option grants or, in the case of the Incentive Plan, restricted stock awards.

    As of December 31, 1998, 924,224 shares were available for future option grants under the 1997 Plan, and 377,942 shares were available for future option grants or restricted stock awards under the Incentive Plan. No option grants or restricted stock awards were made under the Incentive Plan during 1998. Each plan has a 10-year term, and no option may be granted under the 1997 Plan after its expiration in January 2007, and no option may be granted or shares of restricted stock awarded under the Incentive Plan after its expiration in July 2005.

    Both plans provide for the grant of incentive stock options intended to satisfy the requirements of section 422 of the Internal Revenue Code of 1986, as amended, nonstatutory stock options and, in the case of the Incentive Plan, restricted stock awards. Incentive stock options may be granted and, in the case of the Incentive Plan, shares of restricted stock may be awarded only to our employees. Nonstatutory stock options may be granted under the 1997 Plan to employees, directors and consultants and may be granted under the Incentive Plan to employees and consultants. Both plans are administered by the Board of Directors in respect of all eligible persons other than executive officers and by the Compensation Committee of the Board of Directors in respect of executive officers. The Board of Directors or the Compensation Committee, as the case may be, selects the eligible persons to whom options are granted or, in the case of the Incentive Plan, restricted stock is awarded and, subject to the provisions of the particular plan, determines the terms of each option or award, including, in the case of an option, the number of shares, type of option, exercise price and vesting schedule, and, in the case of an award of restricted stock under the Incentive Plan, the purchase price, if any, and the restrictions applicable to the award.

    The exercise price per share of options granted under either plan must be at least equal to the closing price of a share of Common Stock on the date of grant, with the exception that the exercise price per share of an incentive stock option granted to an employee of ours who holds more than 10% of our outstanding Common Stock must be at least 110% of the closing price. The maximum term of an option granted under either plan may not exceed 10 years. An option may be exercised only when it is vested and, in the case of an option granted to an employee, only while the holder of the option remains our employee or during the 90-day period following the termination of his or her employment. In the discretion of the Board of Directors or the Compensation Committee, as the case may be, this 90-day period may be extended in the case of nonstatutory stock options to any date ending on or before the expiration date of the option. In addition, the Board of Directors or the Compensation Committee, as the case may be, may accelerate the exercisability of an option at any time.

OTHER PLANS

    We maintain a 401(k) plan in which employees who have completed one year's employment and attained age 21 are eligible to participate. The plan permits us to make matching contributions of a percentage of participants' deferrals as determined each year by the Board of Directors. For 1998, we made matching contributions of 30% of the first $1,000 contributed by participants. We also maintain a nonqualified employee stock purchase plan under which our employees may purchase Common Stock on the open market through payroll deductions.

EMPLOYMENT AGREEMENTS

    We have not entered into written employment agreements with any of our executive officers or employees. All of our executive officers and employees have signed confidentiality agreements with us.

                      REPORT OF THE COMPENSATION COMMITTEE
                           ON EXECUTIVE COMPENSATION

    The compensation of our executive officers is determined generally by the Compensation Committee of the Board of Directors. The three members of the Compensation Committee, Messrs. Schuler and Vardy and Dr. Wilkerson, are outside directors.

    Decisions of the Compensation Committee relating to the executive officers' base salaries and cash bonuses are subject to the review and approval of the full Board of Directors; decisions of the Compensation Committee relating to executive officers' stock options are reviewed by the full Board but are not subject to the Board's approval.

EXECUTIVE COMPENSATION POLICIES

    Our executive compensation policies seek to coordinate the executive officers' compensation with our performance objectives and business strategy. These policies are intended to attract, motivate and retain executive officers whose contributions are critical to our long-term success and to reward executive officers for attaining individual and corporate objectives that enhance stockholder value.

    Our compensation program for our executive officers consists of cash compensation and long-term compensation. Cash compensation is paid in the form of a base salary and a discretionary cash bonus, and long-term compensation is paid in the form of stock options. Bonuses are intended to provide executive officers with an opportunity to earn additional cash compensation through their individual performance and our collective performance. Stock options are intended to focus executive officers on managing from the perspective of owners with an equity interest and to align their long-term compensation with the benefits realized by our stockholders.

    SALARIES. The Compensation Committee determines the salaries of executive officers on the basis of (1) the individual officer's salary grade, scope of responsibilities and level of experience, (2) the rate of inflation, (3) the range of our salary increases for our employees generally and (4) the salaries paid to comparable officers in comparable companies. The Compensation Committee has not commissioned any formal surveys of executive officer compensation at comparable companies, but has relied on published salary surveys for indications of salary trends generally and at small growth companies in particular.

    The Compensation Committee did not recommend any changes in the base salaries of our executive officers for 1998. The base salaries for 1998 of our executive officers were the same as their base salaries for 1997.

    CASH BONUSES. In March 1998, the Compensation Committee recommended (and the Board of Directors approved) the adoption of a cash bonus program for executive officers. Under this program, each of our executive officers is eligible for a cash bonus of up to 20%, 25% or 30% of his or her base salary (depending upon salary grade), with the actual amount awarded being determined by the Compensation Committee on the basis of specific collective and individual performance goals and criteria. Pursuant to this program and on the Committee's recommendation, in March 1998 we paid cash bonuses to Messrs. Miller, Tomasello, ten Brink and Bernert and Ms. Lee of $30,500, $1,750, $16,867, $21,569 and $13,400, respectively, for their performance during 1997. (Without giving effect to the prior elections of Messrs. Miller, Tomasello and ten Brink and Ms. Lee to receive stock options in lieu of cash, pursuant to the program described in the next paragraph, their bonuses would have been $70,500, $36,750, $21,867, and $28,400, respectively. Mr. Bernert did not elect to forego any portion of his cash bonus.)

    In keeping with our philosophy of encouraging stock ownership by management, in March 1998, the Compensation Committee recommended (and the Board of Directors adopted) a program to allow executive officers to elect, in advance of any award, to forego some portion or all of any bonus otherwise payable under the cash bonus program and to receive instead an immediately vested nonstatutory stock option with an exercise price per share equal to the closing price of a share of our Common Stock on the bonus award date. For the bonuses paid in March 1998, the number of shares for which an option was granted to a participating executive officer was determined by dividing the product of four times the amount of the cash bonus that he or she elected to forego by the closing price. Pursuant to this program and in accordance with the officers' prior elections, in March 1998, we granted Messrs. Miller, Tomasello and ten Brink and Ms. Lee nonstatutory stock options to purchase 11,429, 10,000, 1,429 and 4,286 shares of Common Stock, respectively.

    STOCK OPTIONS. The Compensation Committee believes that the grant of stock options is a desirable method of acknowledging the efforts of our executive officers and encouraging their continued high levels of performance. In deciding on the stock option grants to individual executive officers in respect of their performance, the Compensation Committee employs a formula taking into account each officer's salary grade and our financial performance as measured by a trailing average of the market price of our Common Stock. The Compensation Committee then adjusts the formula-determined option grant by a factor reflecting the Committee's assessment of the individual officer's performance, initiative and contribution to our success in meeting our performance objectives. In accordance with this adjusted formula, in March 1998 the Committee granted our seven executive officers options to purchase a total of 113,000 shares of Common Stock in respect of their performance during 1997, and in February 1999, the Committee granted five of our six executive officers options to purchase a total 117,756 shares of Common Stock in respect of their performance during 1998. In addition, we granted Richard T. Kogler, who joined us as Chief Operating Officer in February 1999, an option to purchase 100,000 shares of Common Stock in connection with his commencement as our Chief Operating Officer.

COMPENSATION OF CHIEF EXECUTIVE OFFICER

    The Compensation Committee determines the compensation of our President and Chief Executive Officer, Mark C. Miller, on the basis of the same criteria applicable to our executive officers generally.

    As noted earlier, the Compensation Committee recommended (and the Board of Directors approved) continuing Mr. Miller's base salary of $235,000 through 1998. The Compensation Committee granted Mr. Miller an option to purchase 40,000 shares of Common Stock in March 1998 in respect of his performance during 1997 and an option to purchase 38,248 shares in February 1999 in respect of his performance during 1998. Pursuant to the Committee's recommendation, Mr. Miller was paid a cash bonus of $30,500 in March 1998 in respect of his services in 1997 and, in accordance with Mr. Miller's prior election to forego a portion of his cash bonus, he also received a nonstatutory stock option to purchase 11,429 shares. The factors most influencing the Committee's determination of the amount of Mr. Miller's cash bonus and stock option grant in March 1998 and his stock option grant in March 1999 were his significant leadership in identifying and negotiating our eight acquisitions during 1997 and our 12 acquisitions during 1998 (including, in particular, our acquisition of Waste Systems, Inc., the majority shareholder of 3CI Complete Compliance Corporation, in October 1998 and our acquisition of Med-Tech Environmental Limited in December 1998), his management of our growth strategy generally and his oversight of the integration of acquired businesses into our operations.

                                          Compensation Committee

                                          Jack W. Schuler, CHAIRMAN
                                          Peter Vardy
                                          L. John Wilkerson, Ph.D.

                               PERFORMANCE GRAPH

    The following graph compares the cumulative total return (i.e., stock price appreciation plus dividends) on our Common Stock for the period from August 23, 1996, when the Common Stock was first traded, through December 31, 1998, with the cumulative total return for the same period on the Nasdaq NMS Composite Index, the Russell 3000 Index and an index of a peer group of companies selected by us. The graph assumes that $100 was invested on August 23, 1996 in our Common Stock and in the stock represented by each of the three indexes, and that all dividends were reinvested. The common stock of the following companies has been included in the peer group index: Allied Waste Industries, Inc.; Browning-Ferris Industries, Inc.; Isolyser Company, Inc.; Isomedix, Inc. (for 1996 only); Safety-Kleen Corporation (for 1996 and 1997 only); Sterigenics International, Inc. (for 1997 and 1998 only); Sterile Recoveries, Inc.; Steris Corporation; United Waste Systems, Inc. (for 1996 and 1997 only); U.S.A. Waste Services, Inc. (for 1996 and 1997 only); and Waste Management, Inc. The stock price performance of our Common Stock reflected in the following graph is not necessarily indicative of future performance.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                                 8/23/96   12/31/96   12/31/97   12/31/98
Stericycle, Inc.                 $100.00    $124.32    $151.49    $161.00
Nasdaq NMS Composite Index       $100.00    $113.04    $136.18    $175.00
Russell 3000 Index               $100.00    $111.65    $144.29    $167.00
Peer Group Index                 $100.00    $106.53    $138.03    $130.00

                              DISCLOSURE REGARDING
                           FORWARD-LOOKING STATEMENTS

    Certain statements under the captions "The BFI Transaction," "Financing For the BFI Transaction," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Unaudited Pro Forma Condensed Combined Financial Statements of Stericycle and the BFI Medical Waste Business" and elsewhere in this Proxy Statement constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance, or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These forward-looking statements were based on various factors and were derived utilizing numerous important assumptions and other important factors that could cause actual results to differ materially from those in the forward-looking statements. Important assumptions and other important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to: uncertainty as to our future profitability; our ability to develop and implement operational and financial systems to manage the combined and significantly larger operations after the BFI Transaction; our ability to service the substantial indebtedness we intend to incur in order to finance the BFI Transaction and any future indebtedness we may incur; our ability to operate within the limits of the anticipated covenant restrictions of this indebtedness; our ability to integrate and successfully operate acquired businesses, particularly the BFI Medical Waste Business (as herein defined), and the risks associated with those businesses; trends in the medical waste management industry; competitive pressures; changes in relationships with customers; changes in the regulatory environment; difficulties and delays relating to marketing and sales activities; general uncertainties accompanying the expansion into new geographic service areas; and the impact of accounting policies required to be adopted in the near future. Other factors and assumptions not identified above were also involved in the derivation of these forward-looking statements, and the failure of such other assumptions to be realized as well as other factors may also cause actual results to differ materially from those projected. Stericycle does not assume any obligation to update these forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting such forward-looking statements.

                              THE BFI TRANSACTION

    On April 14, 1999, we entered into a stock purchase agreement (the "Stock Purchase Agreement") and an asset purchase agreement (the "Asset Purchase Agreement") (collectively, the "Acquisition Agreements") with Allied Waste Industries, Inc. ("Allied") pursuant to which we agreed to acquire from Allied, all of the medical waste management operations of Browning-Ferris Industries, Inc. ("BFI") in the United States, Canada and Puerto Rico (the "BFI Medical Waste Business"), and, in addition, all of Allied's own medical waste management operations (the "Allied Medical Waste Business" and, collectively with the BFI Medical Waste Business, the "Acquired Businesses"), for $440 million in cash (the "BFI Transaction"). On July 30, 1999, Allied acquired BFI pursuant to a merger agreement.

DESCRIPTION OF THE ACQUIRED BUSINESSES

    The BFI Medical Waste Business is the largest provider of medical waste management services in the United States and Canada, serving customers from 120 locations in 45 states, Canada and Puerto Rico. Its services are fully integrated and include regulated medical waste collection, transportation, transferal, treatment and disposal. BFI's revenues from medical waste management operations were approximately $198 million during its fiscal year ending September 30, 1998. Allied's revenues from medical waste management operations were less than $10 million during the year ending December 31, 1998.

    The Acquired Businesses collectively operate 24 treatment facilities. The Acquired Businesses collectively had approximately 1,400 full-time employees at June 30, 1999.

    The Acquired Businesses market their services to two principal types of customers: small accounts, including outpatient clinics, medical and dental offices, long-term and sub-acute care facilities, biomedical companies, and municipal entities; and large accounts, including hospitals, blood banks and pharmaceutical manufacturers.

    Substantially all of the services of the BFI Medical Waste Business are provided pursuant to long-term customer contracts and service agreements specifying either scheduled or on-call services, or both. Contracts with small accounts are generally two to three years in length, while contracts with hospitals and other large accounts generally run for one to five years. The marketing of the BFI Medical Waste Business emphasizes large accounts and national accounts with large health service organizations that have multiple locations throughout the United States.

BACKGROUND OF THE BFI TRANSACTION

    On several occasions during the past several years our Chief Executive Officer, Mark C. Miller, communicated to Henry L. Hirvela, Chief Financial Officer of Allied, and Thomas H. Van Weelden, Chairman and Chief Executive Officer of Allied, our interest in acquiring from Allied any medical waste management operations that Allied might acquire as part of its acquisition of solid waste management businesses. Other of our executive officers had also discussed this possibility with other executive officers of Allied.

    On March 8, 1999, Allied and BFI announced that they had reached agreement for Allied to acquire BFI by merger. That same day Richard T. Kogler, our Chief Operating Officer, spoke by telephone to Larry D. Henk, Chief Operating Officer of Allied, about the possibility of our acquiring the BFI Medical Waste Business. Subsequently, Messrs. Miller and Kogler spoke by telephone with Mr. Henk on numerous occasions between March 11 and March 16, and on March 16, 1999 they arranged a meeting to be held on March 23, 1999, in Scottsdale, Arizona at Allied's headquarters to discuss a possible acquisition. At that meeting, Messrs. Miller and Kogler, and Frank ten Brink, our Chief Financial Officer, were in attendance representing us and Mr. Henk and Karen C. McConnell, of the law firm of Fennemore Craig, P.C., counsel for Allied, were in attendance representing Allied. The parties discussed, on a preliminary basis, certain significant matters with respect to a potential acquisition, including, among other things, the operations and available financial statements and other data of the BFI Medical Waste Business, the general structure of the transaction, and possible arrangements for financing the transaction.

    Following the initial telephone discussions between Messrs. Kogler and Henk on March 8, 1999, we began to explore, through conversations with investment bankers, the availability and likely terms of financing for the transaction. The meeting on March 23 was also followed by a number of telephone discussions between Messrs. Kogler, Miller and Henk during the next several days. On March 26, 1999, they agreed to meet with their respective transaction teams on March 29, 1999 in Scottsdale, Arizona at Allied's headquarters, for the purpose of conducting negotiations regarding our purchase of the Acquired Businesses, conducting due diligence and reviewing additional available information. On March 25, 1999, Allied, through Ms. McConnell, provided us with a draft stock purchase agreement.

    Mr. Miller, Mr. Kogler, and Michael Bonn, of the law firm of Johnson & Colmar, our counsel, were in attendance representing us and Mr. Henk, Ms. McConnell and Pete Hathaway, Chief Accounting Officer of Allied, were in attendance representing Allied at the meeting which began on March 29 and continued through March 30 in Scottsdale. At this meeting the parties discussed the Stock Purchase Agreement in some detail to define our and Allied's respective positions on a number of points. Although a purchase price was not agreed upon, the general structure of the transaction, including the accounting and tax treatment, were agreed to. We also reviewed additional information provided by Allied and made more requests to Allied for further information. We also discussed with Allied the type of closing conditions and termination provisions that would apply to the transaction, and the level of assurances that we could provide to Allied concerning our ability to finance the transaction.

    On March 31, 1999, Allied provided us with a revised draft of the Stock Purchase Agreement and we provided them our written comments on that draft on April 2. Telephone conversations between Messrs. Kogler and Henk and between our respective counsels and other transaction team members occurred frequently between March 30 and the execution of the Acquisition Agreements. These conversations continued to involve negotiation of various transaction terms, requests for information and responses to those requests. In particular, two telephone conference calls involving both transaction teams occurred on April 6, 1999. During those calls the transaction price was agreed upon.

    After the initial contact between us and Allied on March 8, 1999, Mr. Miller began to inform our board members by telephone about the possibility of our purchasing the Acquired Businesses, beginning with a conversation on that date with Jack Schuler, the Chairman of our Board of Directors. By March 15, 1999, Mr. Miller had briefed all of the board members on one or more occasions in telephone conversations. On March 15, 1999, Mr. Miller further briefed the entire Board by teleconference. Mr. Schuler called for a telephonic meeting of our Board of Directors to be held on April 7, 1999. At that meeting our management presented the proposed transaction to the Board of Directors. All members of our Board of Directors participated in that meeting and unanimously authorized our management to continue negotiations on a definitive agreement, subject to further Board approval.

    From April 7 to April 13, 1999, our transaction team and Allied's transaction team continued to finalize the Acquisition Agreements and continued their respective due diligence investigations, primarily through telephone calls and exchanges of documents by facsimile and e-mail. On April 12, 1999, Mr. Miller called for a telephonic meeting of our Board of Directors to be held on April 13, 1999. At that meeting management again presented the proposed transaction to the Board and reviewed the terms of the proposed Acquisition Agreements. All of our Board members participated in that meeting and they unanimously approved the BFI Transaction. On April 14, 1999 we and Allied executed the Acquisition Agreements and issued a joint press release announcing the BFI Transaction.

OUR REASONS FOR THE BFI TRANSACTION

    Our management and Board of Directors believe that the BFI Transaction represents a unique strategic opportunity for us to substantially expand the size and scope of our operations. Our management and Board of Directors identified a number of potential benefits of the BFI Transaction which they believe will contribute to our success and thus inure to the benefit of our stockholders, including the following:

    SYNERGIES. Our management and Board of Directors believe the BFI Transaction will result in a number of important synergies, including the opportunity to leverage certain financial and administrative functions over a larger operational and revenue base. They also believe the BFI Transaction will significantly increase our customer density in many of our largest markets, thus creating significant economies of scale (lower per-unit costs resulting from larger operations) because of the fixed costs associated with the collection and treatment of medical waste. In addition, our management and Board believe that increased customer density and an increase in the number of transfer and treatment facilities will yield transportation cost savings. Through the integration of the Acquired Businesses, our management and Board anticipate that within 24 months of the closing the combined company will realize annual cost savings of approximately $18 million.

    GROWTH. Our management and Board believe the BFI Transaction will be more effective in implementing and accelerating our basic long-term growth strategy than if our company continued operating without the operations of the Acquired Businesses.

    COMBINATION OF BEST OF BOTH OPERATIONS. After the BFI Transaction is consummated, we will be able to take advantage of the best personnel and operating systems and practices currently employed by us and by the BFI Medical Waste Business. For example, the combined company will include highly skilled field managers and a knowledgeable sales and marketing force from both operations.

    GEOGRAPHICALLY COMPLEMENTARY NORTH AMERICAN OPERATIONS. We and the BFI Medical Waste Business are engaged in the medical waste management business throughout North America and we both provide medical waste management services, consisting of waste collection, transportation, treatment and disposal services to various medical waste generators, including hospitals, blood banks, pharmaceutical manufacturers, and dental offices. We and the BFI Medical Waste Business have collection operations, transfer stations and treatment centers which are highly complementary. Management believes our combined businesses will allow us to better serve our national accounts. Our Board of Directors also considered the strategic fit between the markets we serve and those served by the BFI Medical Waste Business and believes that a combination of the businesses will result in the potential for accelerated growth and further operational efficiencies by allowing the combined company to expand, complete and link existing services areas.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    Under the Stock Purchase Agreement, the parties have agreed to make an election pursuant to Section 338(h)(10) of the Internal Revenue Code of 1986 with respect to the purchase and sale of the stock of the newly-formed BFI subsidiary. As a result of this election and the fact that our purchase of the Canadian assets is structured as an asset purchase (see "The Acquisition Agreements--General"), we will be able to write up the tax basis of each asset of the Acquired Businesses for federal (and most state) income tax purposes to the asset's fair market value and depreciate that basis for tax purposes over the asset's useful life. The Stock Purchase Agreement also provides that any net increase in state income taxes payable by Allied as a result of the Section 338(h)(10) election will be payable by us to Allied.

ACCOUNTING TREATMENT

    We expect to account for the BFI Transaction using the "purchase" method of accounting pursuant to APB No. 16. Under the purchase method we will record, at fair value, the assets acquired and liabilities assumed and will record as goodwill the difference between the cost of the acquisition and the sum of the fair value of tangible and intangible assets acquired, less liabilities assumed. The operations of the Acquired Businesses will be included in our results of operations from the date of the closing.

GOVERNMENT AND REGULATORY APPROVALS

    HART-SCOTT-RODINO. The Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice ("DOJ") are responsible for reviewing the legality under the antitrust laws of transactions such as the BFI Transaction. On May 20, 1999, we and Allied effectively filed Pre-Merger Notification and Report Forms with the FTC and the DOJ under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"). The HSR Act, and the rules and regulations thereunder, provide that certain transactions (including the BFI Transaction) may not be consummated until required information and materials have been furnished to the FTC and the DOJ and certain waiting periods have expired or been terminated. We and Allied each received a second request with respect to the BFI Transaction from the DOJ and we each certified compliance with those requests. On September 16, 1999 the DOJ notified us that it had terminated its investigation of the BFI Transaction. All applicable waiting periods to which the BFI Transaction is subject to have expired. Private parties or state attorneys general may also bring action under the antitrust laws under certain circumstances. We cannot assure you that a challenge to the BFI Transaction by private parties or state attorneys general on antitrust grounds will not be made or, if such a challenge is made, of the result.

    OTHER. Our obligation to consummate the BFI Transaction is conditioned upon all governmental consents, approvals and authorizations legally required for the consummation of the BFI Transaction and the transactions contemplated thereby having been obtained and being in effect at the time of closing, except where the failure to obtain the same would not have any effect that is, or is reasonably likely to be, materially adverse to the business, financial or results of operations of Stericycle and the Acquired Businesses taken as a whole.

                           THE ACQUISITION AGREEMENTS

GENERAL

    The BFI Transaction is to be effected pursuant to two acquisition agreements, both of which are dated as of April 14, 1999. The first agreement is the Stock Purchase Agreement, which relates to the operations of the BFI Medical Waste Business and the Allied Medical Waste Business in the United States and Puerto Rico. The Stock Purchase Agreement calls for Allied to cause BFI to transfer the relevant businesses to a newly-formed subsidiary of BFI and for us to buy all of the stock of that newly-formed company for $436 million at closing. The second agreement is the Asset Purchase Agreement, which relates to the operations of the BFI Medical Waste Business in Canada. The Asset Purchase Agreement calls for us to purchase the relevant assets for $4 million. The Stock Purchase Agreement provides that the purchase price is to be reduced by $5.71 for each $1.00 that the annualized GOPDA (gross operating profit before depreciation and amortization) of the U.S. and Puerto Rican operations of the BFI Medical Waste Business for the six months ended March 31, 1999 is less than $75,510,960. It also calls for an upward or downward purchase price adjustment to be made after closing based on the level of working capital or working capital deficit of the acquired business. Both the Stock Purchase Agreement and the Asset Purchase Agreement provide for increases in the purchase price in an amount equal to the cash portion of the purchase price paid prior to the closing date for any businesses or assets that become part of the BFI Medical Waste Business prior to closing and a corresponding reduction in purchase price for businesses or assets disposed of prior to closing. Both the Stock Purchase Agreement and the Asset Purchase Agreement were filed by us with the SEC as exhibits to our Current Report on Form 8-K dated April 14, 1999.

CONDITIONS TO CLOSING

    CONDITIONS TO EACH PARTY'S OBLIGATIONS TO CONSUMMATE THE MERGER. The respective obligations of Allied and us to effect the BFI Transaction are subject to the satisfaction or waiver of the following conditions on or prior to the closing date:

    - no provision of any law or regulation and no judgment, injunction, order or decree of a court or governmental authority shall be in effect which makes the BFI Transaction illegal or otherwise prohibits its consummation;

    - the waiting period under the HSR Act shall have expired (which happened on September 16, 1999) or been terminated;

    - Allied's acquisition by merger of BFI shall have occurred (which happened on July 30, 1999);

    - the simultaneous closing of the Asset Purchase Agreement, in the case of the Stock Purchase Agreement, and VICE VERSA.

    ADDITIONAL CONDITIONS TO THE OBLIGATIONS OF ALLIED. The obligations of Allied to effect the BFI Transaction are subject to satisfaction or waiver of the following additional conditions:

    - our having performed our obligations provided in the applicable Acquisition Agreement, our representations and warranties being true and correct in all material respects, and our delivering a certificate to that effect to Allied;

    - our delivering a certificate to Allied that after giving effect to the BFI Transaction and the related transactions, including financing transactions, Stericycle will not be insolvent, have unreasonably small capital or have incurred or plan to incur debt beyond its ability to pay when due; and

    - Allied receiving a solvency letter.

    ADDITIONAL CONDITIONS TO OUR OBLIGATIONS. Our obligations to effect the BFI Transaction are subject to the satisfaction or waiver of the following additional conditions:

    - Allied having performed its obligations provided in the applicable Acquisition Agreement and Allied's representations and warranties being true and correct in all material respects, and Allied delivering a certificate to that effect to us;

    - the receipt of all material statutory approvals required in order to permit the consummation of the BFI Transaction;

    - the receipt of all consents, approvals or authorizations required to be obtained pursuant to contracts or permits to which we are a party or of which we are a beneficiary; and

    - our obtaining financing for the BFI Transaction on commercially reasonable terms.

REPRESENTATIONS AND WARRANTIES

    In the Stock Purchase Agreement and the Asset Purchase Agreement, we and Allied have made various customary representations and warranties relating to, among other things, (1) due organization, valid existence and good standing of the parties and similar corporate matters, (2) the authorization, execution, delivery and enforceability of the respective agreements and the consummation of the transactions contemplated by the Acquisition Agreements, (3) conflicts under certificates of incorporation or by-laws, required consents or approvals and violations of any instruments or law, in each case that might be caused by the BFI Transaction, (4) the absence of brokers and finders, and, in the case of Allied, (5) the capitalization of the newly-formed BFI subsidiary.

    The Stock Purchase Agreement and the Asset Purchase Agreement also contain representations and warranties by us related to: (1) the integrity of our filings with the SEC, (2) the conduct of our business and no material adverse change in our company and (3) the receipt of preliminary assurances from a nationally recognized investment bank as to its high confidence of the availability to us of financing for the BFI Transaction. The Stock Purchase Agreement and the Asset Purchase Agreement also contain representations and warranties of Allied, to its knowledge, with respect to the Acquired Businesses. These representations and warranties are effective as of the closing and include those related to: (1) the absence of undisclosed liabilities and certain changes or events, (2) litigation, (3) violations of law, (4) compliance with agreements, (5) taxes, (vi) employee benefit plans and ERISA, (7) labor controversies, (8) environmental matters, (9) non-competition agreements, and
(10) title to assets.

COVENANTS

    The Stock Purchase Agreement and the Asset Purchase Agreement provide a number of covenants by the parties, including the following:

      1) Allied agrees to cause the Allied Medical Waste Operations to and, if applicable, to use its reasonable efforts to cause BFI to cause the BFI Medical Waste Operations to: (a) be conducted in the ordinary course,
         (b) not amend its certificate of incorporation or by-laws, (c) not split, combine or reclassify its capital stock, (d) not declare or pay dividends or distributions, (e) not issue, sell, pledge or dispose of any additional shares or options or rights to acquire any shares of its capital stock or securities convertible into or exchangeable for such capital stock, (f) not incur or become contingently liable with respect to indebtedness for borrowed money, with certain exceptions, (g) not make any acquisition or disposition of assets or businesses, with certain exceptions, (h) use all reasonable efforts to preserve intact the business organization and goodwill and keep available the services of present officers and key employees, (i) confer with our representatives concerning operations, (j) not adopt or enter into or amend employment, severance, termination, pension, bonus, profit sharing, compensation, stock option or similar arrangements, with certain exceptions, (k) not make expenditures, with certain exceptions, and (l) not enter into any agreement to provide services with a term of more than three years or reasonably expected revenues of over $15 million, or any agreement to purchase services with a term of more than one year or reasonably expected revenues of over $1 million;

      2) we and Allied each agree to provide the other and the other's representatives reasonable access to information;

      3) we and Allied each agree to provide the other with notice of certain events related to the BFI Transaction;

      4) we agree to provide certain employees of the Acquired Businesses certain employment opportunities, severance benefits (generally two weeks of base salary or wages for each whole year of service), and medical, dental and vision coverage;

      5) we agree to hold a stockholders meeting and to prepare and mail a related proxy statement for the purpose of seeking approval of any action necessary in connection with the financing of the BFI Transaction;

      6) we and Allied each agree to use all reasonable best efforts to take all actions and to do all things necessary, proper or advisable to consummate the BFI Transaction and to obtain all necessary waivers, consents or approvals of third parties or governmental authorities (including approval under the HSR Act);

      7) we agree to assume liability for the director and officer indemnification provisions of the certificate of incorporation and by-laws of the newly-formed BFI subsidiary, which provisions are not to be amended or repealed for a period of six years;

      8) Allied agrees to use its reasonable best efforts, pending the closing, to cause BFI to provide us with specified quarterly financial statements within 45 days following the end of each calendar quarter;

      9) Allied agrees, for a period for five years from the closing, not to engage in any business involving the collection, interim storage, transfer, recovery, processing, treatment or disposal of regulated medical waste, or the marketing of regulated medical waste management services within certain specified geographic areas around the location of our customers and facilities or the customers and facilities of the Acquired Businesses;

     10) we agree to conduct our business in the ordinary course pending the closing;

     11) for a period of one year following the closing, Allied agrees to honor the disposal rates currently charged by BFI to the BFI Medical Waste Business for residual waste disposed of at BFI landfills; and

     12) for a period of five years following the closing, Allied agrees to retain all liabilities relating to the Acquired Businesses and their assets that relate to or arise out of occurrences prior to the closing, with certain exceptions.

TERMINATION OR AMENDMENT

    The Stock Purchase Agreement and the Asset Purchase Agreement may be terminated at any time prior to the closing by the mutual written consent of Allied and us or as follows: (1) by either Allied or us if the BFI Transaction has not been consummated by September 15, 1999; provided that if required audited financial statements of the BFI Medical Waste Business have not been delivered two months prior to that date, the date shall automatically be extended to a date two months following the date of delivery of those financial statements (which occurred on August 20, 1999) and the date shall automatically be extended until December 31, 1999 if, on September 15, 1999 the waiting period under the HSR Act has not expired or been terminated (which did not occur until September 16, 1999), (2) by either Allied or us if the BFI Transaction is enjoined by a final unappealable court order not entered at the request of the terminating party, (3) by either Allied or us upon a breach of a representation, warranty, covenant or agreement by the other in the relevant Acquisition Agreement which would reasonably be expected to have a material adverse effect on us or the Acquired Businesses, as the case may be, or prevent or delay the consummation of the BFI Transaction beyond the specified date, (4) by Allied if our Board of Directors fails to recommend or withdraws, modifies or amends in any material respect its approval or recommendation with respect to any required approval of our stockholders for the BFI Transaction or the related financings, (5) by Allied or us if our stockholders fail to provide any required approval for the BFI Transaction or the related financings, and (6) by Allied or us if the BFI Transaction has not been consummated by January 1, 2000, provided the terminating party has not been the cause of the failure to consummate the transaction.

    Any provision of the Stock Purchase Agreement and the Asset Purchase Agreement may be amended or waived by an instrument in writing and signed on behalf of both parties in the case of an amendment or, in the case of a waiver, by the party against whom the waiver is to be effective.

EXPENSES AND TERMINATION FEES

    Allied and we each agree to pay our own expenses in connection with the Acquisition Agreements and the BFI Transaction and to pay the other party a fee of $5 million if that other party terminates the Stock Purchase Agreement on account of the non-terminating party's breach, provided the terminating party is not then in default. In addition, either party may sue the breaching party for specific performance.

OTHER AGREEMENTS

    FIRST RIGHTS AGREEMENT. The Acquisition Agreements call for Allied and us to enter into a first rights agreement upon closing of the BFI Transaction. This agreement will have a term of ten years from the closing and will require us to give Allied and its affiliates the first right to bid on the disposal of the residual, non-hazardous waste generated by the Acquired Businesses. It also will require us and our affiliates on the one hand, and Allied and its affiliates, on the other hand, to provide the right to bid with the other on contracts that include both solid waste and medical waste.

    TRANSITION AGREEMENT. The Acquisition Agreements also call for Allied and us to enter into a transition agreement upon closing of the BFI Transaction. This agreement will require Allied, for a period of one year following the closing, to provide certain operational and administrative support to us and to make certain facilities available to us in order to facilitate a smooth transition of the Acquired Businesses. In particular, this agreement will require Allied to: (1) continue to operate permitted treatment and disposal facilities and transfer stations for the Acquired Businesses for us until we receive the necessary permits and approvals to operate them, (2) make available to us at operating locations of the Acquired Businesses substantially the same space used by them prior to the closing, and (3) to provide operational and administrative support to us at the operating locations of the Acquired Businesses as we require to facilitate a smooth transition, including vehicle maintenance, telephone answering, dispatching, backup drivers, personnel assistance, and customer billing. The transition agreement will require us to reimburse Allied for these services on a direct cost, pass-through basis, except that for services other than facility operation there are no charges during the first six months following the Closing, provided we use our reasonable best efforts to stop using these services as soon as possible.

                       FINANCING FOR THE BFI TRANSACTION

    One of the conditions to our obligation to consummate the BFI Transaction is that we have obtained the necessary financing for the transaction on commercially reasonable terms. We currently believe that the most likely arrangements for the financing of the BFI Transaction will be our issuance of approximately $375 million of debt, some of which is likely to be in the form of a senior secured bank financing and some of which is likely to be in the form of senior subordinated notes, and the issuance and sale of 75,000 shares of Series A Convertible Preferred Stock (if proposed Items 2 and 3 are approved). We believe that the issuance and sale of the Series A Convertible Preferred Stock will improve our operating and capitalization ratios and thereby allow us to obtain more favorable rates and other terms on any debt securities that we may issue.

    Our authorized stock currently consists of 30,000,000 shares of Common Stock, of which, as of September 15, 1999, 14,646,464 shares were issued and outstanding and 2,299,945 shares were reserved for issuance upon the exercise of outstanding stock options and warrants and additional stock options that may be granted under our stock option plans. Accordingly, under the laws of Delaware, our state of incorporation, we could issue approximately 13,053,000 shares of Common Stock, or debt securities convertible into approximately 13,053,000 shares of Common Stock, without stockholder approval. Because we expect to issue the Series A Convertible Preferred Stock as part of the plan to finance the BFI Transaction, however, the Board of Directors has approved a proposal to amend our certificate of incorporation to authorize a class of preferred stock which the Board of Directors will have the authority to designate and issue from time to time. That proposal is being submitted to the stockholders for consideration as Item 2.

    In addition, although under Delaware law our Board of Directors could issue up to approximately 13,053,000 additional shares of Common Stock, or debt securities convertible into approximately 13,053,000 additional shares of Common Stock, without stockholder approval, the rules of the Nasdaq Stock Market, on which our Common Stock is listed, require that stockholders approve the sale or issuance by us of Common Stock (or securities convertible into Common Stock) equal to 20% or more of the Common Stock outstanding prior to the sale or issuance. We believe that in order to finance the BFI Transaction, it is in our best interest to issue the Series A Convertible Preferred Stock, which will initially be convertible into 4,285,715 shares of Common Stock, an amount equal to approximately 29% of our Common Stock currently outstanding.

    For a more complete description of the Series A Convertible Preferred Stock, see "Item 3-- Proposal to Authorize, Issue and Sell 75,000 Shares of Series A Convertible Preferred Stock." For a description of our expectations regarding the terms of the debt securities we are likely to issue to finance the BFI Transactions, see "Pro Forma Condensed Combined Financial Statements of Stericycle and the BFI Medical Waste Business."

                                     ITEM 2
               PROPOSAL TO AMEND OUR CERTIFICATE OF INCORPORATION
               TO AUTHORIZE AND CREATE A CLASS OF PREFERRED STOCK

    As noted, we are not currently authorized to issue shares of preferred stock. The Board of Directors has proposed and recommends to the stockholders that Article 4 of our Amended and Restated Certificate of Incorporation be amended to authorize the issuance by us of up to 1,000,000 shares of a new class of undesignated preferred stock, par value $.01 per share. Under the proposed amendment to Article 4, the Board of Directors would be authorized, without further stockholder action, to provide for the issuance of all or any shares of preferred stock in one or more series and to establish the powers, designations, preferences, rights, qualifications, limitations and restrictions of those shares as the Board, in its sole discretion, determines.

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
    Adoption of the proposed amendment requires the approval of the holders of a majority of the shares of Common Stock outstanding as of the record date for the 1999 Annual Meeting. A copy of Article 4 of our Certificate of Incorporation, as
Article 4 is proposed to be amended, appears as Exhibit I to this Proxy
Statement.

    As noted, authorization of this class of undesignated preferred stock would give the Board of Directors the flexibility to create one or more series of preferred stock, from time to time, and to determine the respective powers, designations, preferences, rights, qualifications, limitations and restrictions of each series. These matters would include, for example: (1) the number of shares in each series, (2) whether a series will bear dividends and, if so, whether the dividends will be cumulative, (3) the dividend rate and the dates of dividend payments, (4) liquidation preferences, if any, (5) the terms of redemption, if any, including timing, rates and prices, (6) conversion rights, if any, (7) sinking fund requirements, if any, (8) any restrictions on the issuance of additional shares of any series, (9) any voting rights and (10) any other powers, designations, preferences, rights, qualifications, limitations or restrictions.

    Shares of preferred stock could have priority over shares of Common Stock with respect to dividends (which may be made cumulative with respect to the preferred stock) and with respect to our assets upon liquidation, and could reduce the amount of assets available for distribution to the holders of Common Stock upon a liquidation. Depending upon the particular terms of any series of preferred stock, holders of that series may have significant voting rights and the right to representation on our Board of Directors. In addition, the approval of holders of shares of preferred stock, voting as a class or as a series, may be required for the taking of certain corporate actions, such as mergers.

    Our Board of Directors believes that the proposed authorization of this class of preferred stock is desirable because it would provide us with the ability (1) to pursue our preferred method of financing the BFI Transaction and
(2) to meet future capital requirements through equity financings and to take advantage of favorable market conditions and possible acquisition opportunities without the delay and expense ordinarily attendant upon obtaining further stockholder approval.

    If the proposed amendment is approved, our Board of Directors will be empowered to authorize the issuance of up to 1,000,000 shares of preferred stock, from time to time, for those purposes, to such persons and for that consideration as the Board may deem desirable, without further authorization by the stockholders, except as may be required by applicable Delaware law, other applicable law or the rules of the Nasdaq Stock Market or any stock exchange on which the shares of our Common Stock or preferred stock may be listed or traded. The timing of the actual issuance of shares of preferred stock will depend upon, among other things, market conditions and the specific purpose for which the shares are to be issued.

    Stockholders will not have any preemptive rights to acquire shares of preferred stock authorized by the proposed amendment. The proposed authorization of the issuance of shares of the preferred stock will not change the number of shares of Common Stock currently outstanding or the rights of holders of Common Stock. Under certain circumstances, however, issuance of shares of preferred stock could affect existing stockholders by dilution of their voting power as well as by dilution of earnings and book value per share, especially in the case of preferred stock which is convertible into shares of Common Stock.

    Stockholders should recognize that the issuance of shares of preferred stock may have the effect of discouraging or thwarting persons seeking to take control of us through a tender offer or proxy fight or seeking to bring about the removal of incumbent management or a corporate transaction, such as a merger. For example, the issuance of shares of preferred stock in a public or private sale, or in a merger or similar transaction, would increase the number of our outstanding shares, thereby diluting the interest of a party seeking to take us over. In addition, the preferred stock could be viewed as having the effect of discouraging an attempt by another person or entity, through the acquisition of a substantial number of shares of Common Stock, to acquire control of us, because the authorization of undesignated preferred stock could be used by our Board of Directors for the adoption of a stockholder rights plan or "poison pill." Stockholders should note that any action taken by us that discourages, or that has the effect of discouraging, an attempt to acquire control of us might result in stockholders not being able to participate in any possible premiums that they might obtain in the absence of anti-takeover provisions. Any transaction which may be so discouraged or avoided could be a transaction that our stockholders might consider to be in their best interests.

    The proposed amendment to authorize a class of preferred stock is being made because of our desire to have flexibility in arranging for financing of the BFI Transaction. It has not been made in response to, and is not being presented to deter, any effort to obtain control of us. It is also not being proposed as an anti-takeover measure. We have no present plans to issue preferred stock other than the 75,000 shares of Series A Convertible Preferred Stock we propose to issue in connection with the BFI Transaction. However, depending upon conditions in the debt and equity markets and the terms of financing available for the BFI Transaction, the Board of Directors may determine, if Item 2 is approved, to designate and issue additional shares of preferred stock as part of the financing for the BFI Transaction, particularly if the Board determines that it would be desirable for Series A Convertible Preferred Stock to be held by additional equity investors. Any such additional preferred stock could consist of additional shares of Series A Convertible Preferred Stock or another series of preferred stock. In either event, we would be required, under the Preferred Stock Purchase Agreement, to obtain approval of the holders of the Investors (as herein defined) to do so and, under the rules of the Nasdaq Stock Market we could not, without stockholder approval, issue additional preferred stock convertible into more than 2,929,292 shares of common stock (20% of the shares of common stock currently outstanding).

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSAL TO AMEND ARTICLE 4 OF THE COMPANY'S CERTIFICATE OF INCORPORATION TO AUTHORIZE THE CREATION OF A CLASS OF PREFERRED STOCK.

                                     ITEM 3
             PROPOSAL TO AUTHORIZE, ISSUE AND SELL 75,000 SHARES OF
                      SERIES A CONVERTIBLE PREFERRED STOCK

    On August 13, 1999, we entered into a Series A Convertible Preferred Stock Purchase Agreement (the "Preferred Stock Purchase Agreement") with certain investment funds (collectively, the "Investors"), managed by Bain Capital, Inc. ("Bain") providing for the issuance by us to the Investors of 75,000 shares of Series A Convertible Preferred Stock for $1,000 per share, or an aggregate of $75 million, in cash, less certain fees and expenses which are described below. We believe that the issuance of the Series A Convertible Preferred Stock is in our best interest because it will facilitate the financing of the BFI Transaction.

    Bain manages capital in excess of $3 billion and has invested in more than 110 companies representing over $10 billion in purchase price. Bain is one of the most experienced and successful private equity investors in the United States and the firm's principals have extensive experience working with companies in a wide range of industries. We and Bain are discussing the possibility of amending the Preferred Stock Purchase Agreement to provide for another equity investor, Madison Dearborn Capital Partners III, purchasing up to 50% of the Series A Convertible Preferred Stock and becoming an Investor under the Preferred Stock Purchase Agreement. We and Bain may also agree to amendments to the Preferred Stock Purchase Agreement to provide for the purchase of some of the Series A Convertible Preferred Stock by other equity investors although we have no current intention to do so.

    Subject to the negotiation of a definitive agreement acceptable to our President, Mark Miller, our Board of Directors unanimously approved the principal terms of the Preferred Stock Purchase Agreement and the other matters contemplated by that agreement at a telephonic meeting of the Board on July 28, 1999, and recommended that following our entering into a definitive agreement, our stockholders be asked to approve the issuance and sale of the Series A Convertible Preferred Stock. If Items 2 and 3 are approved, the Board of Directors intends to create the Series A Convertible Preferred Stock pursuant to a Certificate of Designation in the form attached hereto as Exhibit II (the "Certificate of Designation") and to issue and sell that stock to the Investors, including any Investors who may be added by amendment of the Preferred Stock Purchase Agreement. Stockholders should consider the following summary of the Series A Convertible Preferred Stock Proposal and the Preferred Stock Purchase Agreement before voting. The following is only a summary, and stockholders are referred to and encouraged to read the entire Preferred Stock Purchase Agreement, including the Certificate of designation and other Exhibits, which was filed by us with the SEC as an exhibit to a Form 8-K dated August 20, 1999:

DIVIDENDS

    The Series A Convertible Preferred Stock will bear preferential dividends, payable in additional shares of Series A Convertible Preferred Stock, at the rate of 3.375% per annum (subject to adjustment pursuant to the terms of the Preferred Stock Purchase Agreement depending on the terms of the debt financing for the BFI Transaction) from the date of issuance. Dividends accrue daily at such rate and will accumulate annually on the anniversary date of initial issuance. In addition to preferential dividends, the Series A Convertible Preferred Stock will also be entitled to share pro rata with holders of Common Stock, on the basis of the number of shares of Common Stock into which the Series A Convertible Preferred Stock is convertible, in all other dividends and distributions. Because the Series A Convertible Preferred Stock dividends are payable in additional shares of Series A Convertible Preferred Stock, the Certificate of Designation covers 100,000 shares in order that we will have shares available for the payment of those dividends for a period of time.

LIQUIDATION

    Upon any liquidation, dissolution or winding up of our company, each holder of Series A Convertible Preferred Stock shall be entitled to be paid, before any distribution or payment is made to the holders of Common Stock, the greater of
(i) the sum of $1,000 per share plus accumulated preferential dividends plus accrued and unpaid dividends not yet accumulated (the "Liquidation Value") and
(ii) the amount that would be payable if the Series A Convertible Preferred Stock had been converted into Common Stock.

VOTING; ELECTION OF DIRECTORS

    The Series A Convertible Preferred Stock is entitled to vote with the holders of Common Stock as a single class on each matter submitted to our stockholders. Each share of Series A Convertible Preferred Stock shall have a number of votes for such matters equal to the number of votes possessed by the Common Stock into which the Series A Convertible Preferred Stock is convertible. So long as the Investors and their affiliates hold 50% or more of the Series A Convertible Preferred Stock or the Common Stock into which it is convertible, they will have the right, voting as a separate class, to elect two directors to our Board of Directors. If the Investors and their affiliates cease to hold 50% but still hold 25% or more, they will have the right, voting as a separate class, to elect one director and if they cease to hold 25%, their right to elect directors as a separate class will terminate.

CONVERSION

    Each holder of Series A Convertible Preferred Stock may, at any time and from time to time, upon ten business days notice, convert all or part of the Series A Convertible Preferred Stock into shares of Common Stock. The price at which the holders may convert is $17.50 per share, subject to adjustment, and this price, as adjusted from time to time, is referred to as the "Conversion Price." The Conversion Price will be adjusted if (i) we issue or are deemed to issue additional shares of Common

Stock for a price per share less than the Conversion Price or the Market Price (as defined below); or (ii) we (a) issue or are deemed to issue options, warrants or convertible securities with an exercise price or conversion price that is less than the Conversion Price or the Market Price at the time of issuance of the options, warrants or convertible securities, or (b) fix a record date for the determination of holders of any class of securities then entitled to receive any additional shares of Common Stock or options, warrants or convertible securities exercisable for or convertible into Common Stock; provided, that we will not be required to make any further adjustment in the Conversion Price upon the subsequent exercise of such options or warrants or conversion of such convertible securities; provided, further, in any fiscal year, we may issue in connection with Board of Director approved acquisitions a number of shares of Common Stock, and we may grant or reprice (at a price not lower than the Market Price at the time of issuance or repricing) options to purchase Common Stock in connection with existing and future stock option plans, an aggregate number of shares and options equal to 4.0% of the number of shares of Common Stock outstanding on the last trading day of the immediately preceding fiscal year (adjusted for stock splits, combinations and stock dividends on the Common Stock during such year). In any such event, the Conversion Price will be reduced to reflect the proportionate difference between the amount that we would have received had we sold that Common Stock at the Market Price or the Conversion Price as the case may be, (or in the case of options and convertible securities, received an amount equal to the Market Price or the Conversion Price as the case may be, upon the exercise or conversion thereof), and the amount we actually obtained from the issuance. The "Market Price" per share for Common Stock is the average closing price over the 20 business day period preceding the date of determination.

    The 75,000 shares of Series A Convertible Preferred Stock to be issued to the Investors will be initially convertible into 4,285,715 shares of our Common Stock, or approximately 29% of the amount of our Common Stock currently outstanding.

    If the options, warrants or conversion rights expire before being exercised, the Conversion Price will be re-adjusted, upon 30 days' prior written notice by us, as though the unexercised options, warrants or conversion rights had never been issued.

REDEMPTION AT OUR OPTION

    Beginning on the 30th month anniversary of the date of initial issuance of the Series A Convertible Preferred Stock, if the closing price of the Common Stock exceeds 150% of the Conversion Price for 20 consecutive trading days, we may elect, upon at least 30 days' prior written notice, to redeem all (but not part) of the outstanding shares of Series A Convertible Preferred Stock, subject to any holder's right to first convert its shares into Common Stock prior to the redemption date, in the manner described above. If we make such an election, the redemption price will equal the Liquidation Value to the date of redemption.

REDEMPTION UPON A CHANGE OF CONTROL

    A "Change of Control" with respect to Stericycle is defined as a circumstance in which: (i) any person or group (as such terms are used for purposes of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) becomes the beneficial owner of more than 50% of the total voting power of Stericycle; or (ii) during any consecutive 36-month period, our directors at the beginning of such period and their successors cease to comprise a majority of the Board.

    In the event of a Change of Control, or if a Bankruptcy Event (as defined in the Certificate of Designation) has occurred and continued for 60 days, each holder of shares of Series A Convertible Preferred Stock can, by the giving of 15 business days notice, cause us to redeem all or any part of the holder's shares at a price per share equal to the Liquidation Value per share.

CONDITIONS TO CLOSING

    CONDITIONS TO EACH PARTY'S OBLIGATIONS. The respective obligations of we and the Investors to consummate the Preferred Stock Purchase Agreement are subject to the satisfaction or waiver of the following conditions on or prior to the closing date:

    - the BFI Transaction shall have closed or be closing simultaneously;

    - the waiting period under the HSR Act with respect to the Investors' acquisition of the Series A Convertible Preferred Stock shall have expired or been terminated; and

    - our stockholders shall have approved Items 2 and 3 included in this proxy statement.

    ADDITIONAL CONDITIONS TO THE OBLIGATIONS OF THE INVESTORS. The obligations of the Investors to consummate the Preferred Stock Purchase Agreement are subject to satisfaction or waiver of the following additional conditions:

    - our having performed our obligations provided in the Preferred Stock Purchase Agreement, our representations and warranties being true and correct in all material respects, and our delivering a certificate to those effects to the Investors;

    - our not having amended the Acquisition Agreements in any manner that materially changes the benefits to or financial or other obligations of us;

    - our adopting amendments to our by-laws to permit the holders of at least 80% of the Series A Convertible Preferred Stock to call a meeting of stockholders, to permit any director to call a meeting of the Board, to establish the size of the board at nine directors, to require Board meetings in each of our fiscal quarters, and to provide that these provisions cannot be amended without the approval of the holders of a majority of the outstanding Series A Convertible Preferred Stock;

    - the absence of any material adverse change to us and are subsidiaries and the Acquired Businesses taken as a whole or our ability to consummate the transactions contemplated by the Preferred Stock Purchase Agreement;

    - The Investors' receipt of an opinion of our counsel as to specified matters;

    - we shall have appointed two of the Investors' representatives to our Board; and

    - we shall have obtained a senior credit facility and issued senior subordinated notes on specified terms.

    ADDITIONAL CONDITIONS TO OUR OBLIGATIONS. Our obligations to consummate the Preferred Stock Purchase Agreement are subject to the satisfaction or waiver of the following additional conditions:

    - The Investors having performed its obligations provided in the Preferred Stock Purchase Agreement, its representations and warranties being true and correct in all material respects, and the Investors delivering a certificate to those effects to us; and

    - our receipt of an opinion of the Investors' counsel as to specified matters.

REPRESENTATIONS AND WARRANTIES

    In the Preferred Stock Purchase Agreement, we and the Investors have made various customary representations and warranties relating to, among other things, (1) due organization, valid existence and good standing of the parties and similar corporate matters, (2) the authorization, execution, delivery and enforceability of the Preferred Stock Purchase Agreement and the consummation of the transactions contemplated by the agreement, and (3) the absence of brokers and finders.

    The Preferred Stock Purchase Agreement also contains representations and warranties by us related to: (1) our capitalization, corporate structure and subsidiaries, (2) the integrity of our filings with the SEC, (3) conflicts under our certificate of incorporation or by-laws, required consents or approvals and violations of any instruments or law, in each case that might be caused by the transaction, (4) our legal proceedings and orders, (5) our taxes, (6) our contracts, (7) our permits, (8) our environmental matters, (9) the conduct of our business and no material adverse change in our company, (10) undisclosed liabilities, (11) our title to our assets, (12) our employee benefit plans and ERISA, (13) our patents and marks, (14) our labor relations, (15) our year 2000 compliance, and (16) our representations and warranties in the Acquisition Agreements.

    The Preferred Stock Purchase Agreement also contains representations and warranties of the Investors related to (1) its investment intent with respect to the Series A Convertible Preferred Stock, (2) its status as an accredited investor, (3) its understanding that the Series A Convertible Preferred Stock has not been registered under the Securities Act of 1933 (the "Securities Act"), and (4) required consents and approvals.

COVENANTS AND RESTRICTIONS

    The Preferred Stock Purchase Agreement provides for a number of agreements by us and restrictions upon us, including the following:

    - we agree to give the holders of the Series A Convertible Preferred Stock and the underlying Common Stock into which it is converted or convertible ("Underlying Common Stock") the preemptive right to acquire any shares of our capital stock or other of our securities with equity participation features on the most favorable terms offered to any other person, except for securities we issue in acquisitions or public offerings or to our employees;

    - we agree to give specified financial and business information to the holders of the Series A Convertible Preferred Stock and the Underlying Common Stock so long as they continue to hold at least 20% of that stock;

    - we agree to cooperate with the Investors and provide information to the Investors in order to enable them to obtain HSR approval for their purchase of the Series A Convertible Preferred Stock;

    - we agree to give the Investors and their representatives reasonable access to our properties, offices, personnel, accountants, advisors, and records;

    - we agree to hold a stockholders meeting to cover the matters specified in Items 2 and 3 and to prepare, file and mail this proxy statement; and

    - we agree not to initiate, solicit or encourage inquiries related to, or engage in negotiations or discussions with anyone other than the Investors, concerning the acquisition from us of our convertible preferred stock or any other capital stock having equity or profit participation features or any debt securities in lieu of or substitution for such securities.

EXPENSES

    The Investors and we each agree to pay our own fees and expenses in connection with the Preferred Stock Purchase Agreement, with the exception that we agree to pay up to $600,000 of the Investors' expenses (of which $300,000 will be paid at the closing of the Preferred Stock Purchase Agreement and the balance on the first anniversary of the closing.) We also agree to pay the Investors a closing fee of $750,000. We will also pay Donaldson, Lufkin & Jenrette Securities Corporation an advisory fee equal to 4 1/2% of the proceeds from the sale of the Series A Convertible Preferred Stock.

INDEMNIFICATION

    Pursuant to the Preferred Stock Purchase Agreement, we and the Investors each agree to indemnify the other and the other's affiliates against Claims (as defined in the Preferred Stock Purchase Agreement) arising out of an inaccuracy or breach of any of our representations or warranties. We also agree to indemnify the Investors against any claims arising out of any breach or default by us in respect of any of our covenants or obligations in the Preferred Stock Purchase Agreement and specified environmental matters.

REGISTRATION RIGHTS AGREEMENT

    The Preferred Stock Purchase Agreement provides for us and the Investors to enter into a registration rights agreement at the closing. The registration rights agreement will require us, at the request of the holders of a majority of the Underlying Common Stock, at any time after the first anniversary of the closing, to register all or any portion of those shares under the Securities Act, in connection with an underwritten public offering; provided that we are only required to effect two of those registrations. The registration rights agreement will also require us to give notice to the holder of Underlying Common Stock when we propose to register any of our securities under the Securities Act if the registration form is applicable to their shares, and, if the holders so request, to include their shares in the registration; provided that under certain circumstances the number of shares they can include in these "piggyback" registrations will be limited. In all registrations we will be required to pay the expenses of registration, including the fees and expenses of one counsel to the holders, but excluding the underwriting discounts and commissions, and to provide customary indemnification.

CORPORATE GOVERNANCE AGREEMENT

    The Preferred Stock Purchase Agreement provides for the Investors and us to enter into a corporate governance agreement at the closing. The corporate governance agreement will contain certain provisions intended to implement the right of the Investors to elect directors to our Board. The corporate governance agreement will also provide that until the earlier of (i) the date on which the Investors and their Permitted Transferees (as defined in the corporate governance agreement) cease to own any Series A Convertible Preferred Stock,
(ii) the date on which the Investors have completed a distribution of the Series A Convertible Preferred Stock to their partners or (iii) the first anniversary of the closing, the Investors and their transferees and affiliates will not acquire beneficial ownership of more than 30% of the voting power of our company or acquire or attempt to acquire control of our company, except in response to a proposal that has been made to our stockholders that would materially and adversely affect the Investors, or pursuant to the exercise of their preemptive rights. The corporate governance agreement will also contain specified restrictions, for a period of five years, on the Investors' ability to transfer the Series A Convertible Preferred Stock (but not the Common Stock issuable upon conversion) and will further provide that the approval of the holders of a majority of the Series A Convertible Preferred Stock and Underlying Common Stock be obtained for us to: (1) engage in mergers, acquisitions or divestitures of specified sizes, (2) enter into contracts with our officers, directors, employees or affiliates, except for ordinary employment and benefit plans and transactions with our subsidiaries, and (3) incur indebtedness or issue specified capital stock that would cause our Fixed Charge Coverage Ratio (as defined in the Preferred Stock Purchase Agreement) to be less than 1.75 to 1.0 (2.0 to 1.0 after the second anniversary of the initial issuance of the Series A Convertible Preferred Stock).

RELATIONSHIP OF PROPOSALS IN ITEMS 2 AND 3

    If stockholders approve both this proposal and the proposal in Item 2 (to amend the Certificate of Incorporation to create a class of undesignated preferred stock), our Board of Directors would have the authority to create one or more series of preferred stock; to fix the powers, designations, preferences and rights of each series of preferred stock created; and to issue shares of Series A Convertible Preferred Stock that are convertible into a greater number of shares of Common Stock than would have been the case if this proposal had not been approved. If stockholders approve the proposal in this Item 3 but not the proposal in Item 2, our Board would not have the authority to issue any shares of preferred stock other than the Series A Convertible Preferred Stock. If the proposal in Item 2 is approved but the proposal in this Item 3 is not, the Board of Directors would have the authority to create one or more series of preferred stock and to fix the powers, designations, preferences and rights of each series, with the limitation that if the preferred stock were convertible into Common Stock and were issued and sold in a private transaction, the number of shares of Common Stock into which any such preferred stock could be converted could not exceed 20% of the number of shares of Common Stock outstanding before the issuance of the preferred stock. Accordingly, the Board would not have the authority to issue the full 75,000 shares of Series A Convertible Preferred Stock pursuant to the Preferred Stock Purchase Agreement. In that event, we would seek to amend the Preferred Stock Purchase Agreement to reduce the number of shares to be issued and purchased or to increase the Conversion Price so that the amount of Common Stock into which the Series A Convertible Preferred Stock is convertible, including dividends on the Series A Convertible Preferred Stock for some reasonable period of time, would not exceed 20% of the Common Stock outstanding.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSAL TO AUTHORIZE, ISSUE AND SELL 75,000 SHARES OF SERIES A CONVERTIBLE PREFERRED STOCK.

             FINANCIAL STATEMENTS OF THE BFI MEDICAL WASTE BUSINESS

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors
of Stericycle, Inc.:

    We have audited the accompanying statements of directly identifiable assets and liabilities of the Medical Waste Business of Browning-Ferris Industries, Inc., a Delaware corporation ("BFI Medical Waste" as described in Note 1), as of September 30, 1998 and 1997, and the related statements of revenues and direct expenses of BFI Medical Waste for each of the three years in the period ended September 30, 1998. These financial statements are the responsibility of management of BFI Medical Waste. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    The financial statements have been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission as described in Note 3, and are not intended to be a complete presentation of BFI Medical Waste's financial position as of September 30, 1998 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended September 30, 1998.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the directly identifiable assets and liabilities of BFI Medical Waste as of September 30, 1998 and 1997, and its revenues and direct expenses for each of the three years in the period ended September 30, 1998, in conformity with generally accepted accounting principles.

                                          Arthur Anderson LLP

Chicago, Illinois
July 30, 1999

                        BROWNING-FERRIS INDUSTRIES, INC.

                             MEDICAL WASTE BUSINESS

STATEMENTS OF DIRECTLY IDENTIFIABLE ASSETS AND LIABILITIES OF BFI MEDICAL WASTE
              AS OF SEPTEMBER 30, 1997 AND 1998 AND JUNE 30, 1999
                                 (IN THOUSANDS)

                                                                              AS OF SEPTEMBER 30,
                                                                             ----------------------      AS OF
                                                                                1997        1998     JUNE 30, 1999
                                                                             ----------  ----------  -------------
                                                                                                      (UNAUDITED)
DIRECTLY IDENTIFIABLE ASSETS
Accounts Receivable, net of Allowance for Doubtful Accounts of $840, $904,
  and $1,040 as of September 30, 1997 and 1998 and June 30, 1999...........  $   15,356  $   16,300   $    16,552
Parts and Supplies.........................................................       1,456       1,435         1,393
Prepaid Expenses...........................................................         317         181           207
                                                                             ----------  ----------  -------------
  Total Current Assets.....................................................      17,129      17,916        18,152
                                                                             ----------  ----------  -------------
Property, Plant and Equipment
  Land.....................................................................       3,014       2,951         3,308
  Buildings and Improvements...............................................      34,108      36,181        37,134
  Machinery and Equipment..................................................     104,771     102,972       105,744
  Office Furniture and Equipment...........................................       2,139       1,878         2,228
  Construction in Progress.................................................          --         141           204
                                                                             ----------  ----------  -------------
                                                                                144,032     144,123       148,618
  Accumulated Depreciation.................................................     (81,367)    (83,999)      (88,070)
                                                                             ----------  ----------  -------------
  Property, Plant and Equipment, net.......................................      62,665      60,124        60,548
                                                                             ----------  ----------  -------------
Intangibles, net of Accumulated Amortization of $20,064, $22,781 and
  $24,988 as of September 30, 1997 and 1998 and June 30, 1999..............      49,709      47,592        56,161
                                                                             ----------  ----------  -------------
Total Directly Identifiable Assets.........................................  $  129,503  $  125,632   $   134,861
                                                                             ----------  ----------  -------------
                                                                             ----------  ----------  -------------
DIRECTLY IDENTIFIABLE LIABILITIES
Compensation Accruals......................................................  $    1,875  $    2,168   $     1,969
Other Accrued Liabilities..................................................       1,752         259         1,229
Current Portion of Capital Lease Obligation................................         370         669           970
                                                                             ----------  ----------  -------------
  Total Current Liabilities................................................       3,997       3,096         4,168
                                                                             ----------  ----------  -------------
Capital Lease Obligation, net of current portion...........................       1,396       2,346         4,162
Other Long-Term Liabilities................................................       2,391       2,223           938
                                                                             ----------  ----------  -------------
  Total Long-Term Liabilities..............................................       3,787       4,569         5,100
                                                                             ----------  ----------  -------------
    Total Directly Identifiable Liabilities................................       7,784       7,665         9,268
                                                                             ----------  ----------  -------------
TOTAL DIRECTLY IDENTIFIABLE ASSETS IN EXCESS OF DIRECTLY IDENTIFIABLE
  LIABILITIES..............................................................  $  121,719  $  117,967   $   125,593
                                                                             ----------  ----------  -------------
                                                                             ----------  ----------  -------------

   The accompanying notes are an integral part of these Financial Statements.

                        BROWNING-FERRIS INDUSTRIES, INC.

                             MEDICAL WASTE BUSINESS

        STATEMENTS OF REVENUES AND DIRECT EXPENSES OF BFI MEDICAL WASTE
             FOR THE YEARS ENDED SEPTEMBER 30, 1996, 1997 AND 1998
              AND FOR THE NINE MONTHS ENDED JUNE 30, 1998 AND 1999
                                 (IN THOUSANDS)

                                                                                             NINE MONTHS ENDED
                                                            YEAR ENDED SEPTEMBER 30,              JUNE 30,
                                                       ----------------------------------  ----------------------
                                                          1996        1997        1998        1998        1999
                                                       ----------  ----------  ----------  ----------  ----------
                                                                                                (UNAUDITED)
Revenues.............................................  $  199,886  $  199,060  $  198,222  $  148,837  $  152,266
                                                       ----------  ----------  ----------  ----------  ----------
Cost of Revenues:
Direct Operating Costs...............................     123,801     124,156     121,096      90,460      91,568
Depreciation.........................................      16,681      13,844      11,533       8,946       8,263
                                                       ----------  ----------  ----------  ----------  ----------
  Total Cost of Revenues.............................     140,482     138,000     132,629      99,406      99,831
                                                       ----------  ----------  ----------  ----------  ----------
Other Expenses:
Selling, General and Administrative..................      19,051      17,465       9,834       6,358       6,077
Depreciation and Amortization........................       3,417       3,483       3,439       2,579       2,747
Special Charge (Credit)..............................       9,236       4,500         257         257        (469)
                                                       ----------  ----------  ----------  ----------  ----------
  Total Other Expenses...............................      31,704      25,448      13,530       9,194       8,355
                                                       ----------  ----------  ----------  ----------  ----------
Revenues in excess of Direct Expenses................  $   27,700  $   35,612  $   52,063  $   40,237  $   44,080
                                                       ----------  ----------  ----------  ----------  ----------

                        BROWNING-FERRIS INDUSTRIES, INC.

                             MEDICAL WASTE BUSINESS

                         NOTES TO FINANCIAL STATEMENTS

1. BUSINESS DESCRIPTION

    The accompanying financial statements include certain assets and liabilities and revenues and direct expenses of the Medical Waste Business of Browning-Ferris Industries, Inc. ("BFI Medical Waste"). For the periods presented herein, BFI Medical Waste is a service line of Browning-Ferris Industries, Inc. ("BFI"), a Delaware corporation. BFI Medical Waste provides medical waste collection, transportation, treatment, and disposal services to hospitals, healthcare providers and other small quantity generators in the United States, Canada, and Puerto Rico.

2. DESCRIPTION OF ACQUISITION

    On April 14, 1999, Stericycle entered into purchase agreements with Allied Waste Industries, Inc. ("Allied"), pursuant to which Stericycle will acquire all of the medical waste operations of BFI in the United States, Canada, and Puerto Rico, for $440 million in cash. As of July 30, 1999, concurrent with Allied's acquisition of BFI, BFI Medical Waste became a wholly-owned subsidiary of Allied.

    Under Stericycle's purchase agreements with Allied, Allied will cause BFI to transfer all of the assets, as defined in the agreements, used by BFI in its United States, Canada and Puerto Rico medical waste operations, which are currently held and operated with a variety of other BFI operations by many different BFI subsidiaries, to one or more newly-formed wholly-owned subsidiaries. At closing, Allied will sell all of the stock of these newly-formed subsidiaries to Stericycle for $440 million in cash, subject to closing adjustments as provided for in the purchase agreements. The purchase agreements are subject to a number of conditions including Stericycle obtaining the necessary financing to fund the acquisition and the U.S. Department of Justice ("DOJ") approval among other items. The purchase agreements also contain clauses regarding shared assets, employee benefits, transition services and assumed liabilities, among other items.

3. BASIS OF PRESENTATION

    BFI's operating organization is aligned along functional lines into five groups: sales and marketing, collection, post-collection, business development and business analysis. As a result of this and other factors, BFI does not maintain separate books and records for its medical waste operations other than service line revenues and direct operating costs. The basis upon which these financial statements have been prepared is described further below and in Note
4. As a result, the accompanying financial statements are not intended to be a complete presentation of the assets and liabilities and results of operations and cash flows of BFI Medical Waste. Rather, these financial statements were prepared for the purpose of complying with rules and regulations of the Securities and Exchange Commission, which indicate that certain financial statements are required for BFI Medical Waste. All significant transactions among BFI Medical Waste units have been eliminated. Significant transactions with other BFI business units are disclosed in Note 9.

STATEMENTS OF DIRECTLY IDENTIFIABLE ASSETS AND LIABILITIES OF BFI MEDICAL WASTE

    Service line balance sheet information is not prepared by BFI. However, certain assets and liabilities, which are specific to the medical waste operations, are directly identifiable. Assets and liabilities included in the accompanying financial statements of BFI Medical Waste include accounts receivable, parts and supplies, prepaid expenses, property, plant and equipment, intangibles, compensation accruals and other accruals specifically related to and identified with BFI Medical Waste.

                        BROWNING-FERRIS INDUSTRIES, INC.

                             MEDICAL WASTE BUSINESS

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

3. BASIS OF PRESENTATION (CONTINUED)
    All treasury related activities including cash payments, receipts, and borrowings are performed by BFI's corporate headquarters and are not separately directly identifiable with BFI Medical Waste. BFI does not separately identify intercompany loans receivable or payable associated with different service lines. Accordingly, all treasury related assets and liabilities (cash and debt and the related interest income and expense) and intercompany loans receivable and payable have been excluded from these financial statements.

    Accounts receivable presented in the financial statements include only those accounts receivable attributable to medical waste operations which are identified separately from other BFI operations. Accounts receivable, other assets, accounts payable and accrued liabilities, that are not directly identifiable to the individual service lines due to the fact that they are managed and accounted for on a consolidated basis, have not been included in these financial statements.

    Property, plant and equipment included in the accompanying financial statements include all assets and related accumulated depreciation that are specific to BFI Medical Waste. Excluded from the BFI Medical Waste specific assets are shared operating facilities and administrative offices.

STATEMENTS OF REVENUES AND DIRECT EXPENSES OF BFI MEDICAL WASTE

    Revenues and direct cost of revenues for BFI's medical waste service line are separately accounted for within BFI's accounting systems. Cost of revenues (including certain allocations) include costs of vehicle drivers and related benefit costs, vehicle operating expenses, processing operations, disposal costs, containers, supplies and certain occupancy costs. Cost of revenues also include an allocation for costs of shared facilities and employees that can be attributed to BFI Medical Waste. This allocation is generally based on square footage and number of employees attributable to BFI Medical Waste at these shared facilities.

    Direct selling, general and administrative expense and special charges (credits) include only those costs which are incurred solely for the medical waste operations and are separately identified as such in BFI's accounting records. These costs include payroll costs for sales and administrative employees whose function is to solely support the medical waste business and general and administrative costs of medical waste only facilities. In connection with the installation of new computer systems in January 1998, certain selling, general and administrative costs previously identifiable directly to medical waste operations through December 1997 were no longer accounted for in this manner. Beginning in January 1998, these costs were pooled with similar costs related to BFI's other business operations by marketplace so that only the selling, general and administrative costs related to medical waste-only geographic locations could be specifically identified and charged to medical waste in fiscal year 1998 and subsequent financial statements.

    Significant additional costs related to selling, general and administrative ("SG&A") efforts are performed by BFI on a corporate and shared service basis. Such costs have been excluded from the statements of revenues and direct expenses of BFI Medical Waste because an allocation of these costs in accordance with Staff Accounting Bulletin No. 55 ("SAB No. 55") could not be obtained for the years ended September 30, 1996 and 1997. Accordingly, as discussed above, the accompanying financial statements are not intended to be a complete presentation of the assets and liabilities and results of operations of BFI Medical Waste. This allocation could not be obtained due to the fact that

                        BROWNING-FERRIS INDUSTRIES, INC.

                             MEDICAL WASTE BUSINESS

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

3. BASIS OF PRESENTATION (CONTINUED)
information flow at BFI was re-engineered which resulted in the consolidation of several hundred administrative locations into 26 administrative locations. In addition, many of the employees needed to assist in the preparation of the allocation of shared service expenses for 1996 and 1997 are no longer employed by BFI. However, an allocation of corporate and shared service expense was prepared for the year ended September 30, 1998 and for the nine months in the periods ended June 30, 1998 and 1999, respectively. The allocation of BFI corporate and shared services historical costs were determined in accordance with SAB No. 55. These costs were allocated by BFI to BFI Medical Waste based on various formulas which reasonably approximate the actual costs incurred.

    The incremental increases in expenses recorded by BFI Medical Waste as a result of these allocations were approximately:

                                                                  NINE MONTHS ENDED JUNE 30,
                                                 YEAR ENDED      ----------------------------
                                             SEPTEMBER 30, 1998      1998           1999
                                             ------------------  -------------  -------------
                                                                         (UNAUDITED)
Approximate incremental increase in
  expenses as a result of allocations in
  accordance with SAB No. 55...............    $   17,090,000    $  13,861,000  $  13,298,000

    The amounts allocated by BFI are not necessarily indicative of the actual costs that would have been incurred had BFI Medical Waste operated as an entity unaffiliated with BFI.

    Depreciation and amortization expense relates to the property, plant and equipment and intangible assets which are directly related to BFI Medical Waste and included in the statements of directly identifiable assets and liabilities.

4. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NEW ACCOUNTING PRONOUNCEMENT

    In April 1998, Statement of Position No. 98-5--"Reporting on the Costs of Start-Up Activities" ("SOP No. 98-5") was issued by the American Institute of Certified Public Accountants. The statement requires costs of start-up activities and organization costs to be expensed as incurred. Initial application of the statement, which is effective for BFI Medical Waste's fiscal year 2000, is to be reported as a cumulative effect of a change in accounting principle. Management of BFI Medical Waste believes that the future adoption of SOP No. 98-5 will not have a material effect on its results of operations or financial position.

REVENUE RECOGNITION

    For processing activities, BFI Medical Waste recognizes revenue when the treatment of the regulated medical waste is completed at its facilities or the waste is shipped off-site for processing and disposal. For waste shipped off-site, all associated costs are recognized at time of shipment. For collection activities, BFI Medical Waste recognizes revenue when regulated medical waste is collected from its customers.

                        BROWNING-FERRIS INDUSTRIES, INC.

                             MEDICAL WASTE BUSINESS

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

4. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
ACCOUNTS RECEIVABLE

    The financial statements include only those accounts receivable directly attributable to the medical waste operations. Accounts receivable at certain facilities co-located with other BFI operations are not separately directly identifiable. BFI Medical Waste grants credit to the majority of its customers on terms of up to 60 days. It is not the policy of BFI Medical Waste to require collateral from its customers in order to obtain credit. Management does not believe a significant credit risk exists as of June 30, 1999.

PARTS AND SUPPLIES

    Parts and supplies consist of containers and vehicle and processing facility replacement parts and are carried at the lower of cost ("first in, first out") or market. The amounts presented in the financial statements reflect parts and supplies at medical waste only operations. Parts and supplies at facilities co-located with other BFI operations are not separately directly identifiable.

PREPAID EXPENSES

    Prepaid expenses consist of prepaid licenses, insurance and permits. The amounts presented in the financial statements reflect prepaid expenses at medical waste only operations. Prepaid expenses at facilities co-located with other BFI operations are not separately directly identifiable.

PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment is recorded at cost. Depreciation expense, which includes the depreciation of assets recorded under capital leases, is computed using the straight-line method over the estimated useful lives (or life of lease if shorter) of the assets as follows:

ASSET DESCRIPTION                                                                   LIFE
----------------------------------------------------------------------------  ----------------
Buildings and improvements..................................................  10 to 30 years
Machinery and equipment.....................................................  5 to 12 years
Office furniture and equipment..............................................  3 to 10 years

    Expenditures for major renewals and betterments are capitalized and expenditures for maintenance and repairs are charged to expense as incurred. During fiscal years 1996, 1997 and 1998, maintenance and repairs charged to expense were $12,822,000, $13,388,000 and $12,745,000, respectively.

    When property and equipment is retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in operating expenses.

INTANGIBLE ASSETS

    Goodwill is amortized using the straight-line method over 40 years. Amortization expense for 1996, 1997 and 1998 related to goodwill was approximately $1,171,000, $1,208,000 and $1,207,000, respectively.

                        BROWNING-FERRIS INDUSTRIES, INC.

                             MEDICAL WASTE BUSINESS

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

4. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    Other directly identifiable intangible assets, substantially all of which are customer lists and covenants not to compete, are amortized on the straight-line method over their estimated lives, which is no more than seven years. Amortization expense related to other intangible assets was $1,772,000, $1,783,000 and $1,510,000 in 1996, 1997 and 1998, respectively.

IMPAIRMENT OF LONG-LIVED ASSETS

    Long-lived assets are comprised principally of property and equipment, goodwill and other intangible assets. BFI Medical Waste periodically evaluates whether events and circumstances have occurred that indicate the remaining estimated useful lives of these assets should be revised or the remaining balances of these assets are not recoverable. When factors indicate that an evaluation should be performed for possible impairment, BFI Medical Waste uses an estimate of the future income from operations of the related asset or business as a measure of future recoverability of these assets.

INCOME TAXES

    Each of the different BFI subsidiaries that currently hold and operate BFI Medical Waste also hold and operate various other operations of BFI. Accordingly, BFI Medical Waste is not a subsidiary. Therefore, in accordance with Statement of Financial Accounting Standard No. 109, "Accounting for Income Taxes," income taxes are not included in the accompanying financial statements.

NEW PLANT DEVELOPMENT AND PERMITTING COSTS

    BFI Medical Waste expenses costs associated with the operation of new plants prior to the commencement of services to customers. Initial plant permit costs are capitalized as part of property, plant, and equipment and are amortized using the straight-line method over their useful lives up to 25 years. All ongoing permit costs are expensed.

USE OF ESTIMATES

    The preparation of these financial statements required management to make estimates and assumptions that affected the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of these financial statements and the reported amounts of revenues and expenses during the reported periods. Actual results may differ from those estimates.

5. INTERIM FINANCIAL STATEMENTS (UNAUDITED)

    The unaudited statements of revenues and direct expenses for the nine months ended June 30, 1998 and 1999, and the unaudited statement of directly identifiable assets and liabilities as of June 30, 1999, include, in the opinion of management, all adjustments necessary to present fairly BFI Medical Waste's directly identifiable assets and liabilities and revenues and direct expenses. In the opinion of management, all these adjustments are of a normal and recurring nature. Operating results for the interim periods are not necessarily indicative of the results that may be expected for the fiscal year.

                        BROWNING-FERRIS INDUSTRIES, INC.

                             MEDICAL WASTE BUSINESS

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

6. SUPPLEMENTARY CASH FLOW INFORMATION

    As a service line of BFI, BFI Medical Waste does not maintain separate cash flow information. Disbursements of BFI Medical Waste for payroll, capital projects, operating supplies and operating expenses are processed and funded by BFI through centrally managed accounts. In addition, cash receipts from the collection of accounts receivable and the sales of assets are remitted directly to bank accounts controlled by BFI. In this type of centrally managed cash system in which the cash receipts and disbursements of BFI's various divisions and service lines are commingled, it is not feasible to segregate cash received from BFI (e.g., financing for BFI Medical Waste) from cash transmitted to BFI (e.g., distribution). Accordingly, a statement of cash flows has not been prepared.

    Selected supplemental cash flow information for BFI Medical Waste is as follows (in thousands):

                                                   YEAR ENDED              NINE MONTHS ENDED
                                                  SEPTEMBER 30,                 JUNE 30,
                                         -------------------------------  --------------------
                                           1996       1997       1998       1998       1999
                                         ---------  ---------  ---------  ---------  ---------
                                                                              (UNAUDITED)
Capital Expenditures...................  $  10,794  $   4,149  $   6,847  $   5,790  $   6,456
  Depreciation and Amortization........     20,098     17,327     14,972     11,525     11,010
Acquisition of Businesses..............      6,023        400      1,000        186     11,927

7. LEASE COMMITMENTS

    BFI Medical Waste leases various plant equipment, office furniture and equipment, motor vehicles and office and warehouse space under lease agreements which expire at various dates over the next nine years. The leases for most of the properties contain renewal provisions.

    Rent expense for 1996, 1997 and 1998 was $3,816,000, $3,769,000 and
$3,526,000, respectively.

    Minimum future rental payments under noncancellable leases that have initial or remaining terms in excess of one year as of September 30, 1998, for each of the next five years and in the aggregate are as follows (in thousands):

                                                              CAPITALIZED
                                                                LEASES        OPERATING LEASES
                                                           -----------------  -----------------
1999.....................................................      $     994          $   1,215
2000.....................................................            805              1,179
2001.....................................................            625              1,091
2002.....................................................            460                965
2003.....................................................            370                811
Thereafter...............................................            514              2,599
                                                                  ------             ------

Minimum rental payments..................................      $   3,768          $   7,860
Less: Amount representing interest.......................            753                 --
                                                                  ------             ------

Total minimum rental payments............................      $   3,015          $   7,860
                                                                  ------             ------
                                                                  ------             ------

                        BROWNING-FERRIS INDUSTRIES, INC.

                             MEDICAL WASTE BUSINESS

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

7. LEASE COMMITMENTS (CONTINUED)

                                                                                                  1997       1998
                                                                                                ---------  ---------
                                                                                                   (IN THOUSANDS)
Capital lease obligations, primarily trucks, trailers and other operating equipment, weighted average interest rate of 6.6% for both 1997 and 1998 due in varying amounts through December
  2008........................................................................................  $   2,338  $   4,088

Capital lease obligations, primarily office equipment, weighted average interest rate of 8.06%
  and 7.05% for 1997 and 1998, respectively, due in varying amounts through September 2003....         55         98

Accumulated Amortization......................................................................       (627)    (1,171)
                                                                                                ---------  ---------

    Total capital lease obligations...........................................................  $   1,766  $   3,015

    Leases at co-located facilities that benefit all operations at the facility are not included in the above tables.

8. EMPLOYEE BENEFIT PLAN

EMPLOYEE STOCK OWNERSHIP AND SAVINGS PLAN

    BFI sponsors an employee stock ownership and savings plan which incorporates deferred savings features permitted under IRS Code Section 401(k). The plan covers substantially all U.S. employees (including Medical Waste employees) with one or more years of service except for certain employees subject to collective bargaining agreements. Eligible employees may make voluntary contributions to one or more of six investment funds through payroll deductions which, in turn, will allow them to defer income for federal income tax purposes. BFI matches these voluntary contributions at a rate of $0.50 per $1.00 on the first 5% of total earnings contributed by each participating employee. BFI matches the voluntary contributions through open market purchases or issuances of shares of BFI's common stock. BFI expenses its contributions to the employee stock ownership and savings plan. Included in the statements of revenues and direct expenses are costs of $570,000, $616,000 and $585,000 for fiscal years 1996, 1997 and 1998, respectively, related to the employee stock ownership and savings plan. These contribution amounts were allocated to BFI Medical Waste based on the percentage of total payroll method. The costs are included in costs of revenues or selling, general, and administrative expense based on the percentage of employees included in each expense type.

EMPLOYEE RETIREMENT PLANS

    BFI and its domestic subsidiaries have two defined benefit retirement plans covering substantially all U.S. employees except for certain employees subject to collective bargaining agreements. The benefits for these plans are based on years of service and the employee's compensation. BFI's general funding policy for these plans is to make annual contributions to the plans equal to or exceeding the actuary's recommended contribution. During the second quarter of fiscal 1998, BFI changed its method of accounting for recognition of value changes in its employee retirement plan for purposes of determining annual expense under SFAS No. 87--"Employers' Accounting for Pensions," effective October 1, 1997. The impact of this accounting change decreased pension expense by $315,000 in 1998.

                        BROWNING-FERRIS INDUSTRIES, INC.

                             MEDICAL WASTE BUSINESS

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

8. EMPLOYEE BENEFIT PLAN (CONTINUED)
Included in the statements of revenues and direct expenses are costs (income) of $668,000, $537,000 and $(86,000) for fiscal years 1996, 1997 and 1998, respectively, related to the employee retirement plans. These amounts were allocated to BFI Medical Waste based on the percentage of total payroll method. The costs are included in costs of revenues or selling, general, and administrative expense based on the percentage of employees included in each expense type. In connection with the Stericycle acquisition of BFI Medical Waste, the assets and liabilities of these plans remain with BFI.

OTHER POST-RETIREMENT BENEFITS

    BFI maintains an unfunded post-retirement benefit plan which provides for employees participating in its medical plan to receive a monthly benefit after retirement based on years of service. As permitted under SFAS No. 106--"Employers' Accounting for Postretirement Benefits Other Than Pensions," BFI chose to recognize the transition obligation over a 20 year period. The actuarially-determined accumulated postretirement benefit obligation was historically amortized over a 20 year period, and the related expense is not material to the statement of revenues and direct expenses for any period presented.

    During the fourth quarter of fiscal 1998, BFI restricted the participation in its postretirement benefit plan to employees over the age of 55 with 10 years of experience and individuals already covered by the plan. The BFI Medical Waste portion of the curtailment gain is $465,000 and was recognized in income in the fourth quarter of fiscal 1998. In connection with the Stericycle acquisition of BFI Medical Waste, the assets and liabilities of this plan remain with BFI.

9. RELATED PARTY TRANSACTIONS

    Related-party transactions with BFI not disclosed elsewhere in the financial statements are as follows:

SHARED SERVICES

    BFI Medical Waste shares services of BFI employees for such items as sales and marketing and certain general and administrative costs including accounting. The cost of these shared services is not allocated to BFI Medical Waste.

CORPORATE SERVICES

    BFI provides certain support services to BFI Medical Waste including, but not limited to, legal, accounting, information systems, human resource and business development and building services. The cost of these corporate services is not allocated to BFI Medical Waste.

FINANCIAL ACCOMMODATIONS

    Letters of credit and performance bonds have been provided by BFI Medical Waste to customers and various states to support facility closures. Total letters of credit and performance bonds outstanding for this purpose aggregated approximately $1,084,000 as of June 30, 1999.

                        BROWNING-FERRIS INDUSTRIES, INC.

                             MEDICAL WASTE BUSINESS

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

9. RELATED PARTY TRANSACTIONS (CONTINUED)
    BFI is a guarantor and is jointly responsible for the various performance bonds issued on behalf of BFI Medical Waste. The letters of credit have been issued by BFI's financial institutions which are guaranteed by amounts on deposit in BFI accounts.

WASTE DISPOSAL SERVICES

    BFI provides BFI Medical Waste with waste disposal services for its solid waste. Cost of revenues includes, $6,843,000, $6,355,000 and $5,431,000 for the years ended September 30, 1996, 1997, and 1998, respectively. These services were provided by BFI to BFI Medical Waste on a basis management believes is consistent with third parties.

INSURANCE MATTERS

    BFI is self-insured for workers' compensation, auto liability and general and comprehensive liability claims. Under its insurance programs, BFI generally has self-insured retention limits ranging from $500,000 to $5,000,000 and has obtained fully insured layers of coverage above such self-retention limits. BFI provides for self-insurance costs based upon estimates provided by a third-party actuary. The actuary reviews BFI's actual claims activity and estimates the ultimate exposure related to these aggregate claims.

    BFI Medical Waste was allocated approximately $4,996,000, $5,605,000, and $2,317,000 in the years ended September 30, 1996, 1997, and 1998, respectively, for insurance costs. Insurance premiums are allocated based on the percent of BFI Medical Waste revenues to total BFI revenues. Directly identifiable BFI Medical Waste insurance claims are expensed at the plant level for amounts up to $100,000 per claim.

10. LEGAL PROCEEDINGS

    BFI Medical Waste operates in a highly regulated industry and is subject to regulatory inquiries or investigations from time to time. Investigations can be initiated for a variety of reasons.

    BFI Medical Waste is involved in various administrative matters or litigation, including personal injury and other civil actions, as well as other claims and disputes that could result in additional litigation or other adversary proceedings.

    While the final resolution of any matter may have an impact on the results of BFI Medical Waste for a particular reporting period, management believes that the ultimate disposition of these matters will not have a materially adverse effect upon the results of operations or financial position of BFI Medical Waste.

    On January 23, 1998, BFI was notified by the DOJ that it was the target of a federal grand jury investigation regarding possible violations of the Clean Water Act with respect to a BFI Medical Waste facility located in the District of Columbia. On May 29, 1998, the DOJ and BFI filed a plea agreement styled UNITED STATES OF AMERICA V. BROWNING-FERRIS INC. in the U.S. District Court for the District of Columbia. On October 1, 1998, judgment was entered pursuant to which BFI pled guilty to three violations under the Clean Water Act and agreed to pay $1,500,000 in fines and make a $100,000 community service contribution. All requirements of the judgment have been completed. In fiscal 1997

                        BROWNING-FERRIS INDUSTRIES, INC.

                             MEDICAL WASTE BUSINESS

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

10. LEGAL PROCEEDINGS (CONTINUED)
this amount is included in other accrued liabilities in the statement of directly identifiable assets and liabilities and as an expense in the statement of revenues and direct expenses.

    In July 1995, BFI Medical Waste acquired the assets of Metro New York Health Waste Processing, Inc. which included a facility and incinerator in the Bronx, New York. BFI Medical Waste undertook extensive retrofitting and improvements to the incinerator and its emissions control equipment to meet the compliance requirements of the two year permit issued by the New York Department of Environmental Conservation ("NYDEC"). In July of 1997, BFI Medical Waste voluntarily suspended operation of the incinerator and did not seek renewal of its permit. In March of 1999, BFI Medical Waste executed an agreement with NYDEC to dismantle the incinerator and its emissions control equipment, pay a civil penalty of $50,000, institute a pilot program for the use of natural gas powered trucks within six months of the date of the order and establish and fund an Environmental Benefit Program for projects benefiting the community and the environment in the amount of $200,000 to be paid within two years of the date of the agreement. The agreement also allows BFI Medical Waste on an interim basis to continue to operate its collection and transfer operation at the same site.

11. SPECIAL CHARGES

    Special charges of $9,236,000 were reported in fiscal 1996. The charges resulted from BFI Medical Waste's decision to divest certain non-core business assets and close certain facilities. These decisions were reached based on a review of the non-core business assets and operations which were not expected to achieve BFI Medical Waste's desired performance objectives. The special charges, which included asset writedowns of $7,771,000 and related liabilities recorded for certain contractual arrangements of $1,468,000, do not consider future expenses associated principally with severance and relocation costs which will occur as a result of these decisions. The results of operations for these non-core business assets were not material to BFI Medical Waste's financial statements. During 1997, BFI Medical Waste divested or closed the majority of these facilities, with the remaining facilities divested or closed during 1998. A total of $366,000 and $227,000 of the special charge liabilities were utilized during 1997 and 1998, respectively.

    A special charge of $4,500,000 was reported in fiscal 1997. This charge related to the closure of an incinerator. Except for the special charge, the closure of the incinerator did not have a material effect on BFI Medical Waste's financial statements. Of the special charge, a $952,000 liability was established for the dismantlement of the incinerator. None of this liability was utilized during 1998.

    A special charge of $257,000 was reported for 1998. This special charge related to the write-down of an additional non-core business asset. The aggregate total assets of this charge represented less than 1% of BFI Medical Waste's total assets on a pre-special charge basis.

12. BUSINESS COMBINATIONS

    During the fiscal year ended September 30, 1998, BFI Medical Waste paid approximately $1,000,000 to acquire three medical waste businesses, which were accounted for as purchases. During the fiscal years ended September 30, 1997 and September 30, 1996, BFI Medical Waste paid approximately $400,000 and $6,023,000, respectively, to acquire medical waste businesses, which were

                        BROWNING-FERRIS INDUSTRIES, INC.

                             MEDICAL WASTE BUSINESS

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

12. BUSINESS COMBINATIONS (CONTINUED)
accounted for as purchases. The results of these business combinations are not material to the operating results or assets and liabilities of BFI Medical Waste.

13. SUBSEQUENT EVENTS--BUSINESS COMBINATIONS (UNAUDITED)

    In April 1999, BFI Medical Waste acquired, as a result of an asset swap transaction between BFI and Allied Waste Industries, Inc., all of the assets of Medical Disposal Services for cash and other consideration of approximately $7,123,000 and certain contingent payment obligations. The acquisition was accounted for as a purchase, with the excess of the purchase price over the fair market value of net assets acquired being allocated to goodwill in the amount of approximately $5,843,000. The goodwill is being amortized over its estimated useful life of 40 years.

    In November 1998, BFI Medical Waste acquired all of the assets of Safety Medical Systems of Burlington, Vermont for cash of approximately $2,860,000. The acquisition was accounted for as a purchase, with the excess of the purchase price over the fair market value of the net assets acquired being allocated to goodwill in the amount of approximately $2,254,000. The goodwill is being amortized over its estimated useful life of 40 years.

    During the nine months ended June 30, 1999, BFI Medical Waste also paid approximately $1,944,000 to acquire four other medical waste businesses, which were accounted for as purchases. The results of all of these business combinations are not material to the operating results or assets and liabilities of BFI Medical Waste.

                       FINANCIAL STATEMENTS OF STERICYCLE

    Our audited consolidated financial statements for each of the years in the three year period ended December 31, 1998 and as of December 31, 1997 and 1998 are included in our Annual Report on Form 10-K which was previously mailed to all stockholders of record as of March 31, 1999 and filed with SEC (File No. 0-21229) pursuant to the Exchange Act. Those financial statements and the information in that report under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations" are incorporated herein by reference. The following condensed consolidated financial statements as of and for the six months ended June 30, 1999 are unaudited and should be read in conjunction with unaudited consolidated financial statements.

                                STERICYCLE, INC.

            CONDENSED CONSOLIDATED BALANCE SHEET AS OF JUNE 30, 1999 (UNAUDITED IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                                                         JUNE 30
                                                                                                          1999
                                                                                                       -----------
                                                      ASSETS
Current assets:
Cash and cash equivalents............................................................................   $  19,562
Short-term investments...............................................................................          76
Accounts receivable, less allowance for doubtful
  accounts of $672...................................................................................      17,205
Parts and supplies...................................................................................         886
Prepaid expenses.....................................................................................       1,239
Other................................................................................................       1,289
                Total current assets.................................................................      40,257
                                                                                                       -----------
Property, plant and equipment:
Land.................................................................................................         731
Buildings and improvements...........................................................................      10,923
Machinery and equipment..............................................................................      20,118
Office equipment and furniture.......................................................................       1,592
Construction in progress.............................................................................       1,062
                                                                                                       -----------
                                                                                                           34,426
Less accumulated depreciation........................................................................     (11,311)
                                                                                                       -----------
  Property, plant and equipment, net.................................................................      23,115
                                                                                                       -----------
Other assets:
Goodwill, less accumulated amortization of $4,958....................................................      55,438
Other................................................................................................       3,987
                                                                                                       -----------
  Total other assets.................................................................................      59,425
                                                                                                       -----------
      Total assets...................................................................................   $ 122,797
                                                                                                       -----------
                                                                                                       -----------

                                       LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Current portion of long term debt....................................................................   $   1,549
Accounts payable.....................................................................................       3,257
Accrued liabilities..................................................................................       5,859
Deferred revenue.....................................................................................         226
                                                                                                       -----------
      Total current liabilities......................................................................      10,891
                                                                                                       -----------
Long-term debt, net of current portion...............................................................       4,383
Shareholders' equity:
Common stock (par value $.01 per share, 30,000,000 shares
  authorized, 14,559,417 issued and outstanding).....................................................         145
Additional paid-in capital...........................................................................     134,743
Accumulated deficit..................................................................................     (27,365)
                                                                                                       -----------
  Total shareholders' equity.........................................................................     107,523
                                                                                                       -----------
      Total liabilities and shareholders' equity.....................................................   $ 122,797
                                                                                                       -----------
                                                                                                       -----------

   The accompanying notes are an integral part of these financial statements.

                                STERICYCLE, INC.

 CONDENSED CONSOLIDATED STATEMENTS OF INCOME FOR THE SIX MONTHS ENDED JUNE 30,
                                 1998 AND 1999
           (UNAUDITED, IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                                       FOR THE SIX MONTHS ENDED
                                                                                               JUNE 30,
                                                                                     ----------------------------
                                                                                         1998           1999
                                                                                     -------------  -------------
Revenues...........................................................................  $      28,018  $      48,887

Costs and expenses:
  Cost of revenues.................................................................         19,629         32,340
  Selling, general and administrative expenses.....................................          6,358         10,270
                                                                                     -------------  -------------
    Total costs and expenses.......................................................         25,987         42,610
                                                                                     -------------  -------------
Income from operations.............................................................          2,031          6,277

Other income (expense):
  Interest income..................................................................            239            272
  Interest expense.................................................................           (124)          (535)
  Other income.....................................................................             --            389
                                                                                     -------------  -------------
    Total other income (expense)...................................................            115            126
                                                                                     -------------  -------------
Income before income taxes.........................................................  $       2,146  $       6,403

Income tax expense.................................................................            278          1,416
                                                                                     -------------  -------------
Net income.........................................................................  $       1,868  $       4,987
                                                                                     -------------  -------------
                                                                                     -------------  -------------
Earnings per share--Basic..........................................................  $        0.18  $        0.36
                                                                                     -------------  -------------
                                                                                     -------------  -------------
Earnings per share--Diluted........................................................  $        0.17  $        0.35
                                                                                     -------------  -------------
                                                                                     -------------  -------------
Weighted average number of common shares outstanding--Basic........................     10,511,297     13,811,646

Weighted average number of common shares outstanding--Diluted......................     11,167,492     14,209,693

   The accompanying notes are an integral part of these financial statements.

                                STERICYCLE, INC.

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                     FOR THE SIX MONTHS ENDED JUNE 30, 1999
                           (UNAUDITED, IN THOUSANDS)

                                                                                               FOR THE SIX MONTHS
                                                                                                 ENDED JUNE 30,
                                                                                              ---------------------
                                                                                                1998        1999
                                                                                              ---------  ----------
OPERATING ACITIVITES:
Net Income..................................................................................  $   1,868  $    4,987
Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation and amortization...........................................................      1,733       3,545
Changes in operating assets and liabilities, net of effect of acquisitions:
    Accounts receivable.....................................................................     (1,152)       (516)
    Parts and supplies......................................................................       (135)        555
    Prepaid expenses........................................................................        (45)         44
    Other assets............................................................................       (115)        (16)
    Accounts payable........................................................................        198      (3,245)
    Accrued liabilities.....................................................................     (1,429)       (606)
    Deferred revenue........................................................................        (30)     (1,952)
                                                                                              ---------  ----------
Net cash provided by operating activities...................................................        893       2,796
                                                                                              ---------  ----------
INVESTING ACTIVITIES:
  Payments for acquisitions and international investments, net of cash acquired.............     (1,163)     (7,287)
  Proceeds from maturity of short-term investments..........................................         --         460
  Capital expenditures......................................................................       (984)     (1,879)
                                                                                              ---------  ----------
Net cash used in investing activities.......................................................     (2,147)     (8,706)
                                                                                              ---------  ----------
FINANCING ACTIVITIES:
  Net payments on line of credit............................................................         --     (16,359)
  Proceeds from subordinated debt...........................................................         --       2,750
  Repayment of subordinated debt............................................................         --      (5,500)
  Repayment of long term debt...............................................................       (788)     (3,912)
  Payments of deferred financing costs......................................................         --         (40)
  Principal payments on capital lease obligations...........................................        (57)        (80)
  Net proceeds from secondary public offering...............................................         --      47,158
  Proceeds from issuance of common stock....................................................         83         172
                                                                                              ---------  ----------
Net cash (used in) provided by financing activities.........................................       (762)     24,189
                                                                                              ---------  ----------
Net (decrease) increase in cash and cash equivalents........................................     (2,016)     18,279
Cash and cash equivalents at beginning of period............................................      5,374       1,283
                                                                                              ---------  ----------
Cash and cash equivalents at end of period..................................................  $   3,358  $   19,562
                                                                                              ---------  ----------
                                                                                              ---------  ----------
Non-cash activities:
  Net issuances of common stock for certain acquisitions....................................  $     697  $    1,452
  Net issuances of notes payable for certain acquisitions...................................  $     195  $       73

   The accompanying notes are an integral part of these financial statements.

                       STERICYCLE, INC. AND SUBSIDIARIES

              NOTE TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1.  BASIS OF PRESENTATION

    The accompanying condensed consolidated financial statements of Stericycle, Inc. (the "Company") have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in annual consolidated financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations; but the Company believes the disclosures in the accompanying condensed consolidated financial statements are adequate to make the information presented not misleading. In the opinion of management, all adjustments necessary for a fair presentation for the periods presented have been reflected and are of a normal recurring nature. These condensed consolidated financial statements should be read in conjunction with the Consolidated Financial Statements and notes thereto for the three years ended December 31, 1998, as filed with the Company's Annual Report on Form 10-K for 1998. The results of operations for the six-month period ended June 30, 1999 are not necessarily indicative of the results that may be achieved for the entire year ending December 31, 1999.

2.  ACQUISITIONS

    In June 1999, the Company acquired the customer lists and selected other assets of Environmental Guardian Inc. in Wisconsin and Foster Environmental Service Corporation in New York. The aggregate purchase price of these acquisitions was immaterial and was paid in a combination of cash and notes payable.

3.  STOCK OPTIONS

    During the quarter ended June 30, 1999, options to purchase 20,085 shares of common stock were granted to key employees. These options will vest ratably over a five year period and have an average exercise price of approximately $12.69 per share. The grant of options was made under the Company's 1997 Stock Option Plan, which authorized the grant of options for a total of 1,500,000 shares of the Company's common stock. The 1997 Stock Option Plan was approved by the Company's stockholders in April 1997.

4.  STOCK ISSUANCES

    During the quarter ending June 30, 1999, options to purchase 16,037 shares of common stock were exercised at prices ranging from $.53-$13.625 per share. The Company also issued 43,276 shares of common stock in connection with certain acquisitions made in prior quarters.

5.  INCOME TAXES

    Prior to 1997, the Company had generated net operating losses for income tax purposes. Any benefit resulting from these net operating losses has been offset by a valuation allowance. Annual utilization of the Company's net operating loss carryforward is limited by Internal Revenue Code Section 382. The Company's income tax expense reflects federal taxable income expected in excess of the
Section 382 limitation and income taxes in states where the Company has no offsetting net operating losses.

                       STERICYCLE, INC. AND SUBSIDIARIES

6.  PENDING BROWNING FERRIS ACQUISITION

    On April 14, 1999, the Company entered into agreements with Allied Waste Industries, Inc. ("Allied") to acquire, upon completion of Allied's acquisition of Browning-Ferris Industries, Inc. ("BFI"), all of BFI's medical waste management operations in the United States, Canada and Puerto Rico, and, in addition, all of Allied's own medical waste management operations, for $440 million in cash. Allied acquired BFI pursuant to a merger agreement on August 2, 1999.

    The Company's acquisition of BFI's and Allied's medical waste management operations is expected to close late in the third quarter or in the fourth quarter of 1999. The Company's acquisition is subject to a number of conditions, including, among others, regulatory clearance and receipt of the financing necessary to complete the acquisition.

7.  SUBSEQUENT EVENT

    On August 31, 1999, the Company entered into an agreement with certain investment funds managed by Bain Capital, Inc., under which the Bain funds will purchase 75,000 unregistered shares of a new class of stock from the Company for $75 million. The transaction is intended to provide the Company with a portion of the financing necessary to complete its pending acquisition of the BFI and Allied medical waste management operations. See Note 6.

    The new class of stock will be convertible preferred stock. It will accrue dividends at the rate of 3.375% per annum, payable in additional shares of convertible preferred stock, and will be convertible into common stock at a conversion price of $17.50 per share. It will also have voting rights on an as-if-converted basis, with special class voting rights on certain matters, and will possess certain demand and piggyback registration rights. The convertible preferred stock will have a liquidation preference over the Company's common stock in an amount equal to the purchase price of the convertible preferred stock plus accumulated and accrued dividends. Under the agreement, the Company will increase the size of its board of directors from seven to nine members, and the Bain funds will be entitled to designate two individuals to serve as directors of the Company.

    Closing of the Company's issuance and sale of the convertible preferred stock to the Bain funds is subject to a number of conditions. These conditions include the Company's obtaining the necessary approval of its stockholders to authorize the creation of the new class of stock and the Company's closing of its pending acquisition of the BFI and Allied medical waste management operations.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
             AND RESULTS OF OPERATIONS--BFI MEDICAL WASTE BUSINESS

    The following discussion of the financial condition and results of operations of the BFI Medical Waste Business should be read in conjunction with the financial statements of the BFI Medical Waste Business and related Notes included elsewhere herein.

BACKGROUND

    On April 14, 1999, Stericycle entered into purchase agreements with Allied, pursuant to which Stericycle will acquire all of the medical waste operations of BFI in the United States, Canada, and Puerto Rico, for $440 million in cash. Allied completed its acquisition of BFI on July 30, 1999.

    The BFI Medical Waste Business provides medical waste collection, transportation, treatment, and disposal services to hospitals, healthcare providers and other small quantity generators in the United States, Canada, and Puerto Rico. The BFI Medical Waste Business is a service line of BFI.

    BFI's operating organization is aligned along functional lines into five groups: sales and marketing, collection, post-collection, business development and business analysis. As a result, BFI does not maintain separate books and records for the medical waste operations other than service line revenues and direct operating costs. Therefore, the financial statements include only those costs directly attributable for the medical waste operations and are separately identifiable as such in BFI's accounting records. Significant additional costs are incurred by BFI on a shared service basis and have been excluded because these costs have not been allocated to the various BFI service lines. For a further description of the bases of the financial statements, see the Notes to the financial statements. As a result, the accompanying financial statements are not intended to be, and are not, a complete presentation of the assets and liabilities and results of operations of the BFI Medical Waste Business. Rather, the accompanying financial statements were prepared for the purpose of complying with rules and regulations of the Securities and Exchange Commission, which indicate that certain financial statements are required for the BFI Medical Waste Business. All significant transactions among units of the BFI Medical Waste Business have been eliminated.

    The BFI Medical Waste Business derives its revenues from services to two principal types of customers: (i) small account customers, including outpatient clinics, medical and dental offices, long-term and sub-acute care facilities, biomedical companies and municipal entities; and (ii) large account customers, hospitals, blood banks and pharmaceutical manufacturers. Substantially all of the services of the BFI Medical Waste Business are provided pursuant to long-term customer contracts specifying either scheduled or on-call services, or both. Contracts with small accounts are generally two to three years in length, usually can be terminated only for cause, generally provide for annual price increases and have an automatic renewal provision unless the customer notifies the BFI Medical Waste Business prior to completion of the contract. Contracts with hospitals and other large accounts, which generally run for one to five years, typically include price escalator provisions which allow for price increases, generally tied to an inflation index or to a fixed percentage. As of June 30, 1999, the BFI Medical Waste Business served over 150,000 customers.

    For processing activities, the BFI Medical Waste Business recognizes revenue when the treatment of the regulated medical waste is completed at its facilities or the waste is shipped off-site for processing and disposal. For waste shipped off-site, all associated costs are recognized at time of shipment. For collection activities, the BFI Medical Waste Business recognizes revenue when regulated medical waste is collected from its customers.

    The BFI Medical Waste Business expenses costs associated with the operation of new plants prior to the commencement of services to customers. Initial plant permit costs are capitalized as part of property, plant, and equipment and are amortized using the straight-line method over their useful lives up to 25 years. All ongoing permit costs are expensed.

NINE MONTHS ENDED JUNE 30, 1999 COMPARED TO NINE MONTHS ENDED JUNE 30, 1998

    REVENUES. Revenues for the nine months ended June 30, 1999 were $152,266,000 representing an increase of $3,429,000 or 2.3% over revenues of $148,837,000 for the nine months ended June 30, 1998. During the nine months ended June 30, 1999, the BFI Medical Waste Business completed six acquisition transactions which contributed approximately $3,000,000 in revenue for the nine-month period. The estimated annual revenues for the six acquisitions are approximately $9,800,000. The remaining increase in revenues is attributable to internal growth in other marketplaces.

    DIRECT OPERATING COSTS. Direct operating costs increased $1,108,000 or 1.2% to $91,568,000 for the nine months ended June 30, 1999 from $90,460,000 for the nine months ended June 30, 1998, primarily as a result of the acquisition transactions completed during the period. However, as a percentage of revenues, the direct gross operating margin increased from 39.2% to 39.9%, primarily as a result of the continuing implementation of additional safety training which reduced costs associated with accidents and injuries, and the consolidation of certain small collection operations into nearby larger collection facilities.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSE. Selling, general and administrative expense decreased $281,000 to $6,077,000 for the nine months ended June 30, 1999 from $6,358,000 for the nine months ended June 30, 1998. The nine month period ended June 30, 1998 includes the January 1, 1998 conversion date of BFI to its SAP management software system. Therefore, for three months of this nine month period, the BFI Medical Waste Business was charged for shared SG&A costs. After the conversion, only directly related SG&A costs are charged to the BFI Medical Waste Business.

    DEPRECIATION AND AMORTIZATION EXPENSE. Total depreciation and amortization expense decreased $515,000 to $11,010,000 for the nine months ended June 30, 1999 from $11,525,000 for the nine months ended June 30, 1998 and as a percentage of revenues, decreased from 7.7% to 7.2%. These decreases are primarily due to assets becoming fully depreciated in 1998, and longer useful lives of assets acquired in the nine months ended June 30, 1999 than in the prior period.

    SPECIAL CHARGE. During the nine months ended June 30, 1999, the BFI Medical Waste Business recorded special credits of $469,000 relating to a gain on the sale of customer lists totaling $480,000, offset by a write-down of a non-core business asset totaling $11,000. During the nine months ended June 30, 1998, the BFI Medical Waste Business recorded special charges of $257,000 relating to the write-down of a non-core business asset.

YEAR ENDED SEPTEMBER 30, 1998 COMPARED TO YEAR ENDED SEPTEMBER 30, 1997

    REVENUES. Revenues remained relatively flat between periods, $198,222,000 for the year ended September 30, 1998 compared to $199,060,000 for the year ended September 30, 1997. In December, 1997, the BFI Medical Waste Business divested its Arizona collection and processing operations representing approximately $3,000,000 or 1.5% of revenues in fiscal 1997. However, internal growth and acquisitions in other markets largely offset the reduction in revenue resulting from the Arizona divestiture. The BFI Medical Waste Business completed three acquisition transactions during the year ended September 30, 1998, which collectively contributed approximately $1,000,000 in revenues.

    DIRECT OPERATING COSTS. Direct operating costs decreased $3,060,000, or 2.5%, to $121,096,000 for the year ended September 30, 1998, from $124,156,000 during the year ended September 30, 1997. As a percentage of revenues, the direct operating margin increased from 37.6% to 38.9%, primarily due to the implementation of cost control measures at all of the processing facilities, and a reduction of accident and injury costs due to continuing implementation of additional safety training. Costs were also reduced by $800,000 as a result of the divestiture of the Arizona operation.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSE. Selling, general and administrative expense, as reported on the Statements of Revenues and Direct Expenses, decreased $7,631,000, or 43.7%, to $9,834,000 for the year ended September 30, 1998, from $17,465,000 during the year ended September 30, 1997. As indicated elsewhere herein, selling, general and administrative expense include only those costs which are incurred solely for the medical waste operations and are separately identified as such in BFI's accounting records. In connection with the installation of a new general ledger system in January 1998, certain selling, general and administrative costs assigned directly to medical waste operations through December 1997 were no longer accounted for in this manner. Beginning in January 1998, these costs were pooled with similar costs related to BFI's other business operations by marketplace so that only the selling, general and administrative costs related to medical waste only geographic locations could be specifically charged to medical waste in fiscal year 1998 and subsequent periods. Also, in May 1998, BFI announced that its corporate office and marketplace level offices which provide shared selling, general and administrative expenses had undertaken various cost-cutting measures. Further, 1997 included $1,500,000 in costs related to the fines paid for the violations of the Clean Water Act.

    DEPRECIATION AND AMORTIZATION EXPENSE. Total depreciation and amortization expense decreased $2,355,000, to $14,972,000 for the year ended September 30, 1998, from $17,327,000 during the year ended September 30, 1997 and as a percentage of revenues decreased from 8.7% to 7.6%. These decreases were due primarily to the divestiture of the Arizona operation in December, 1997, and due to a significant number of medical waste containers becoming fully depreciated.

    SPECIAL CHARGE. In the year ended September 30, 1998, the BFI Medical Waste Business recorded special charges of $257,000 relating to the write-down of one non-core business asset. In 1997 the BFI Medical Waste Business recorded special charges of $4,500,000 relating to the closure of an incinerator at Bronx, New York.

YEAR ENDED SEPTEMBER 30, 1997 COMPARED TO YEAR ENDED SEPTEMBER 30, 1996

    REVENUES. Revenues remained relatively flat between periods, decreasing slightly to $199,060,000 for the year ended September 30, 1997 compared to $199,886,000 for the year ended September 30, 1996. The BFI Medical Waste Business completed one acquisition transaction during the year ended September 30, 1997 which contributed approximately $300,000 in revenues. The closure of the Bronx, NY processing operation in July 1997 resulted in a reduction in revenue of approximately $500,000.

    DIRECT OPERATING COSTS. Direct operating costs remained relatively flat at $124,156,000 during the year ended September 30, 1997 compared to $123,801,000 for the year ended September 30, 1996. As a percentage of revenues direct operating costs increased from 61.9% to 62.4%. Increased costs for repair and maintenance of equipment of approximately $604,000 were incurred in the Arizona operations prior to its divestiture. However, these cost increases were offset by cost reduction programs instituted in the year ended September 30, 1997. These cost reduction programs include centralized purchasing of materials and supplies, re-routing of collection operations, and a balancing of the volumes of waste processed among the various processing facilities.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSE. Selling, general and administrative expense decreased $1,586,000 during the year ended September 30, 1997 to $17,465,000 compared to $19,051,000 for the year ended September 30, 1996. This decrease is due primarily to the internal reorganization within BFI of the corporate sales, marketing, and accounting service groups during fiscal 1997. Selling, general and administrative expense includes certain directly charged shared services provided by BFI's corporate and district level offices. Further, 1997 included $1,500,000 in costs related to fines paid for violation of the Clean Water Act.

    DEPRECIATION AND AMORTIZATION EXPENSE. Total depreciation and amortization expense decreased $2,771,000 to $17,327,000 in 1997 from $20,098,000 in 1996 and as a percentage of revenues decreased from 10.0% to 8.7%. These decreases are primarily due to a significant number of medical waste containers becoming fully depreciated, due primarily to a change in the useful life of medical waste containers. This change retired the containers which had been in service in excess of three years and accordingly reduced the following year's depreciation and amortization. These decreases were also due to the curtailment of acquisitions in that only one acquisition transaction was completed during the year ended September 30, 1997, adding less than $200,000 in assets. Additionally, capital expenditures decreased due to BFI's reduction of capital spending.

    SPECIAL CHARGE. In 1997 the BFI Medical Waste Business recorded special charges of $4,500,000 relating to the closure of an incinerator at Bronx, New York. In 1996, the BFI Medical Waste Business recorded $9,236,000 in special charges related to the future closures of processing facilities at Rancho Cordova, CA, Washington, D.C., Bartow, FL and Vancouver, Washington. Waste processed at these locations was redirected to other facilities of the BFI Medical Waste Business after such facilities were closed. Collection operations continued at each of these locations.

LIQUIDITY AND CAPITAL RESOURCES

    All treasury related activities, including cash payments, receipts, and borrowings are performed by BFI's corporate headquarters and are not separately identifiable with the BFI Medical Waste Business. BFI does not separately identify intercompany loans receivable or payable associated with different service lines. Accordingly, all treasury related assets and liabilities (cash and debt and the related interest income and expense) and intercompany loans receivable and payable have been excluded from the financial statements.

    The BFI Medical Waste Business anticipates capital expenditures of approximately $12,600,000 for fiscal 1999 ($6,500,000 has been incurred for the nine months ended June 30, 1999). The BFI Medical Waste Business expects that Allied will make the necessary arrangements to deal with the ongoing liquidity and capital resource needs of the BFI Medical Waste Business.

ENVIRONMENTAL MATTERS

    The operations of the BFI Medical Waste Business are described above and include the collection, transportation, treatment, and disposal of medical waste. The BFI Medical Waste Business is required by the applicable local regulatory authority to obtain permits to operate its treatment facilities, and must maintain its operations at all times within those permit requirements.

    In 1998, the BFI Medical Waste Business filed a plea agreement with the DOJ regarding possible violations of the Clean Water Act arising from its Washington, D.C. treatment facility. The possible violations arose from the wastewater treatment system used to contain and treat all wastewater produced by the facility. The BFI Medical Waste Business pled guilty to three violations under the Clean Water Act and agreed to pay $1,500,000 in fines and make a $100,000 community service contribution. These obligations have been satisfied and the Washington, D.C. facility was closed in 1997.

    In 1997, the BFI Medical Waste Business voluntarily ceased operating its incinerator at the Bronx, New York facility due to its inability to consistently meet its permit requirements. In 1999, the BFI Medical Waste Business executed an agreement with the New York Department of Environmental Conservation to dismantle and dispose of its incinerator located in the Bronx, New York, pay a civil penalty of $50,000, institute a pilot program for the use of natural gas powered trucks within six months of the date of the order, and establish and fund an Environmental Benefit Program for project benefitting the community and the environment in the amount of $200,000 to be paid within two years of the date of the agreement. The agreement also allows the BFI Medical Waste Business on an interim basis to continue to operate its collection and transfer operation at the same site.

    The BFI Medical Waste Business does not own or operate any landfills or any other type of disposal site. After treatment, all waste materials are transported to BFI landfills (or in some cases a non-BFI landfill) or to waste-to-energy facilities for permanent disposal.

    The BFI Medical Waste Business believes that all of its current operations are in material compliance with all required laws, regulations and operating permits. Due to the nature of the BFI Medical Waste Business and the continuing emphasis of government in all jurisdictions and the public on environmental issues relating to the waste disposal industry, it can be reasonably expected that the BFI Medical Waste Business may become involved in various actions in the future. However, the BFI Medical Waste Business attempts to anticipate future changes in laws, regulations and operation permit requirements which may affect its operations, however there is no assurance that such future changes will not significantly affect such operations.

YEAR 2000 ISSUES

    In fiscal 1995, BFI initiated a project to implement the SAP suite of business systems software (which is year 2000 compliant) to replace essentially all of its existing business systems. The first phase of this project, implemented in January 1998, replaced approximately 45% of the existing business systems of BFI. Due to timing related to implementation of the second phase of this project, BFI commenced a Year 2000 Project to ensure compliance of remaining legacy systems. BFI does not expect additional costs related to these systems to be material to its consolidated results of operations or financial position.

    The BFI Medical Waste Business utilizes BFI's SAP suite of business systems software as well as BFI's legacy system known as CMS. Both SAP and CMS are already year 2000 compliant systems. As of June 30, 1999 nearly all of the facilities and operations of the BFI medical waste business utilize BFI's systems. Conversions of the remaining facilities and operations are planned for completion before December, 1999. The costs related to these conversions are not material to the results of operations or financial position of the BFI Medical Waste Business.

    The risk to the BFI Medical Waste Business of not completing the conversions of the remaining facilities and operations are that customer invoices from those facilities may have to be prepared manually and therefore may be delayed. The contingency plan of the BFI Medical Waste Business is to enter all customer information into CMS so as to produce invoices in a timely manner. This entry may have to be performed manually which may cause a short delay in customer invoices.

    In addition, BFI has initiated a process to (1) identify critical supplier and customer related issues, (2) assess the year 2000 readiness of equipment located at all of its operating facilities and (3) determine what contingency plans may be required. At this time, the potential effects in the event that BFI and/or third parties are unable to resolve year 2000 problems timely are not determinable. However, BFI believes it will be able to resolve its own year 2000 issues.

FUTURE ACCOUNTING PRONOUNCEMENTS

    In April 1998, Statement of Position No. 98-5--"Reporting on the Costs of Start-Up Activities" ("SOP No. 98-5") was issued by the American Institute of Certified Public Accountants. The statement requires costs of start-up activities and organization costs to be expensed as incurred. Initial application of the statement, which is effective for the BFI Medical Waste Business's fiscal year 2000, is to be reported as a cumulative effect of a change in accounting principle. Management of the BFI Medical Waste Business believes that the future adoption of SOP No. 98-5 will not have a material effect on its results of operation or financial position.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
           FINANCIAL CONDITION AND RESULTS OF OPERATIONS--STERICYCLE

SIX MONTHS ENDED JUNE 30, 1999 COMPARED TO SIX MONTHS ENDED JUNE 30, 1998

    The following summarizes (in thousands) the Company's operations:

                                                                      SIX MONTHS ENDED
                                                                          JUNE 30,
                                                         ------------------------------------------
                                                                 1998                  1999
                                                         --------------------  --------------------
                                                             $          %          $          %
                                                         ---------  ---------  ---------  ---------
Revenues...............................................  $  28,018      100.0  $  48,887      100.0
Cost of revenues.......................................     19,629       70.1     32,340       66.2
Gross profit...........................................      8,389       29.9     16,547       33.8
Selling, general and administrative expenses...........      6,358       22.7     10,270       21.0
Income from operations.................................      2,031        7.2      6,277       12.8
Net income.............................................      1,868        6.7      4,987       10.2
Depreciation and amortization..........................      1,733        6.2      3,545        7.3
EBITDA.................................................      3,764       13.4     10,211       20.9

    REVENUES. Revenues increased $20,869,000, or 74.5%, to $48,887,000 during the six months ended June 30, 1999 from $28,018,000 during the comparable period in 1998 as the Company continued to implement its strategy of acquiring selected businesses and focusing on sales to higher-margin alternate care generators while simultaneously paring certain higher-revenue but lower-margin accounts with large quantity generators. The increase in revenues also reflects $2,949,000 from the sale of machinery internationally. During the six months ended June 30, 1999, acquisitions made during the preceding 12 months contributed approximately $17,138,000 to the increase in revenues.

    COST OF REVENUES. Cost of revenues increased $12,711,000, or 64.8%, to $32,340,000 during the six months ended June 30, 1999 from $19,629,000 during the comparable period in 1998. This increase was primarily due to the substantial increase in revenues during 1999 compared to the same period in 1998 and the cost of equipment sold internationally. The gross margin percentage increased to 33.8% during the six months ended June 30, 1999 from 29.9% during the comparable period in 1998 due to further integration of new acquisitions into the existing infrastructure, lower relative costs relating to the changing mix of alternate care versus large quantity customers, increased utilization of treatment capacity and sales of equipment internationally.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased to $10,270,000 for the six months ended June 30, 1999 from $6,358,000 for the comparable period in 1998. The increase was largely the result of increases in selling and marketing expenses as a result of the Company's acquisitions, higher amortization of goodwill, expansion of the sales network, and increased administrative expenses related to the higher volume. Selling, general and administrative expenses as a percentage of revenues decreased to 21.0% during the six months ended June 30, 1999 from 22.7% during the comparable period in 1998. Excluding amortization, selling, general and administrative expenses as a percent of revenue decreased to 18.6% during the six months ended June 30, 1999 from 20.4% during the comparable period in 1998.

    EBITDA. Earnings before interest, income taxes, depreciation and amortization ("EBITDA") increased by 171% to $10,211,000 or 20.9% of revenues for the six months ended June 30, 1999 as compared to $3,764,000 or 13.4% of revenues for the comparable period in 1998. The increase in EBITDA is primarily due to the factors described above and an increase in depreciation and amortization expense as a result of acquisitions completed since June 30, 1998.

    INTEREST EXPENSE AND INTEREST INCOME. Interest expense increased to $535,000 during the six months ended June 30, 1999, from $124,000 during the comparable period in 1998, primarily due to increased interest expense related to borrowings associated with acquisitions completed prior to the completion of the issuance of common stock in a public offering in February 1999. Interest income also increased to $272,000 during the six months ended June 30, 1999, from $239,000 during the comparable period in 1998, primarily due to the investment of proceeds from the public offering offset by lower cash balances prior to the stock issuance.

    OTHER INCOME AND EXPENSE. A one-time gain of $656,000 on the sale of routes by Stericycle's subsidiary, 3CI Complete Compliance Corporation, was partially offset by a one-time non-cash expense of $192,000 in the 1999 period for warrants issued in connection with bridge loan borrowings in December 1998 and January 1999.

    INCOME TAX EXPENSE. The estimated effective tax rates of approximately 22.1% for the six months ended June 30, 1999 and 13.0% for the six months ended June 30, 1998 reflect utilization of Stericycle's net operating losses and state income taxes in states where it has no offsetting net operating losses.

LIQUIDITY AND CAPITAL RESOURCES

    At June 30, 1999, the Company's working capital was $29,366,000 compared to working capital of $1,166,000 at December 31, 1998. The increase in working capital is primarily due to higher cash balances and lower current liabilities as a result of the public offering completed in February 1999. The Company has available, beginning in October 1998, a $25,000,000 revolving line of credit secured by the Company's accounts receivable and all of its other assets. At June 30, 1999 the Company did not have any borrowings under this line. In February 1999, the Company successfully completed a second public offering of common stock and raised $47,158,000 net of offering costs.

    Net cash provided by operating activities was $2,796,000 during the six months ended June 30, 1999 compared to $893,000 for the comparable period in 1998. This increase primarily reflects higher net income, depreciation and amortization expense offset by a reduction of accounts payable, deferred revenue and accrued liabilities.

    Net cash used in investing activities for the six months ended June 30, 1999 was $8,706,000 compared to $2,147,000 for the comparable period in 1998. The change is primarily attributable to the increase in cash used for funding acquisitions completed in 1999 and an increase in capital expenditures. Capital expenditures were $1,879,000 for the six months ended June 30, 1999 compared to $984,000 for the same period in 1998. The increase in capital spending is a result of improvements made to existing treatment facilities, the movement of the corporate office to a new facility and facility improvements made by the Company's subsidiaries, 3CI and Med Tech Environmental Limited. Payments for acquisitions and international investments amounted to $7,287,000 during 1999.

    Net cash provided by financing activities was $24,189,000 during the six months ended June 30, 1999 compared to net cash used in financing activities of $762,000 for the comparable period in 1998. The difference between the two periods results primarily from the completion of the Company's second public offering of common stock, which raised $47,158,000 net of offering costs, partially offset by the repayment of $25,851,000 in debt in the first half of 1999.

YEAR 2000 ISSUES

    The Company has developed a plan to modify its information systems in anticipation of the year 2000. The Company currently has substantially implemented this plan at a cost of less than $200,000. In light of the Company's progress to date and the fact that the Company's business is not significantly affected by the software employed by its vendors and customers, the Company does not anticipate that the year 2000 will present any material problems in respect of the Company's key products and services. The Company is continuously making acquisitions and in the course of an acquisition may acquire software or hardware that is not year 2000 compliant. In the event that this situation arises, the Company will take the necessary steps to correct the compliance issues in a timely manner.

    The Company's plan for the year 2000 comprises both remediating the Company's existing hardware and software and upgrading the Company's business information systems generally. The Company initiated the upgrading process in 1998, for reasons unrelated to year 2000 issues, in order to respond to the growth in size of the Company's business and the inefficiencies caused by disparate hardware and software systems. The Company's upgrading of its business information systems has the benefit of enabling the Company to become year 2000 compliant in the course of the upgrade.

    The Company has conducted an extensive review of potential year 2000 issues. The Company's assessment of its treatment facilities and equipment concluded that there was no risk that the Company would be unable to treat regulated medical waste as a result of year 2000 issues. The new software that the Company adopted in 1998 for accounting and related purposes is already year 2000 compliant. The Company's other software and computer hardware have been tested, and upgrades or appropriate adjustments have been or will be made in accordance with the Company's upgrade plans or as required. The Company is also in the process of reviewing the year 2000 compliance status of its significant vendors.

    The Company believes that it has an effective plan in place to resolve year 2000 issues in a timely manner. As of August 1999, and in the event that the Company were unable to complete the remaining phases of its year 2000 plan, the Company believes that, as a result of year 2000 issues solely affecting the Company, the principal effect on the Company would be an inability to invoice a small portion of its customers for the Company's services.

    The Company is also developing contingency plans to take into account any inability of the Company itself and others to become fully year 2000 compliant in time. These plans involve, among other actions, implementing manual systems, increasing inventories of parts and supplies and adjusting staffing strategies.

                UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL
                          STATEMENTS OF STERICYCLE AND
                         THE BFI MEDICAL WASTE BUSINESS

    The unaudited pro forma condensed combined balance sheet as of June 30, 1999 gives effect to the acquisition of the BFI Medical Waste Business and the related financing, as if each had occurred on June 30, 1999. The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 1999 and for the year ended December 31, 1998 give effect to these transactions as if each occurred on January 1, 1998. In addition, the unaudited pro forma condensed combined statements of operations include the Stericycle acquisitions of Waste Systems, Inc. ("WSI"), the majority owner of 3CI Complete Compliance Corporation ("3CI"), which closed on October 1, 1998, the acquisition and related transactions of Med-Tech Environmental Limited ("Med-Tech"), closed in late December 1998, and the BFI Medical Waste Business acquisition of Medical Disposal Services ("MDS"), closed in April 1999, as if each had occurred as of January 1, 1998.

    The unaudited pro forma condensed combined financial statements do not purport to be indicative of the combined results of operations of Stericycle and the BFI Medical Waste Business that might have occurred had the BFI Medical Waste Business acquisition been completed on such dates, nor are they indicative of future results of operations. The pro forma adjustments related to the purchase price allocation and financing of the BFI Medical Waste Business acquisition are preliminary, based on information obtained to date that is subject to revision as additional information becomes available. Revision to the preliminary purchase price allocation and financing may have a significant impact on total assets, total liabilities and shareholders' equity, cost of revenues, selling, general and administrative expense, depreciation and amortization, and interest expense.

    The unaudited pro forma condensed combined financial statements should be read in conjunction with the notes to the unaudited pro forma condensed combined financial statements, the historical consolidated financial statements of Stericycle and related notes included in its Forms 10-K and 10-Q, and the historical financial statements of the BFI Medical Waste Business and related notes included elsewhere herein. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Disclosure Regarding Forward-Looking Statements" included elsewhere herein.

         PRO FORMA CONDENSED COMBINED BALANCE SHEET AS OF JUNE 30, 1999
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                                         BFI MEDICAL
                                                             STERICYCLE     WASTE      PRO FORMA
                                                             HISTORICAL  HISTORICAL   ADJUSTMENTS      PRO
                                                              (NOTE 1)    (NOTE 2)     (NOTE 3)       FORMA
                                                             ----------  -----------  -----------    --------
                                       ASSETS

Cash and cash equivalents..................................  $   19,562   $      --    $ (12,396)(a) $ 7,166
Other current assets.......................................      20,695      18,152      (16,552)(b)  22,295
                                                             ----------  -----------  -----------    --------
Total current assets.......................................      40,257      18,152      (28,948)     29,461
Property and equipment, net................................      23,115      60,548           --(c)   83,663
Other assets...............................................       3,987       3,061       16,539(c)   23,587
Goodwill, net..............................................      55,438      53,100      323,752(d)  432,290
                                                             ----------  -----------  -----------    --------
Total assets...............................................  $  122,797   $ 134,861    $ 311,343     $569,001
                                                             ----------  -----------  -----------    --------
                                                             ----------  -----------  -----------    --------

                        LIABILITIES AND SHAREHOLDERS' EQUITY

Other current liabilities..................................  $    9,342   $   3,198    $     602(b)  $13,142
Current portion of long-term debt..........................       1,549         970        4,280(e)    6,799
                                                             ----------  -----------  -----------    --------
Total current liabilities..................................      10,891       4,168        4,882      19,941
Long-term debt, net of current portion.....................       4,383       4,162      364,517(e)  373,062
Other long-term liabilities................................          --         938         (938)(b)      --
Convertible redeemable preferred stock.....................          --          --       70,275(f)   70,275
Shareholders' equity.......................................     107,523     125,593     (127,393)(g) 105,723
                                                             ----------  -----------  -----------    --------
Total liabilities and shareholders' equity.................  $  122,797   $ 134,861    $ 311,343     $569,001
                                                             ----------  -----------  -----------    --------
                                                             ----------  -----------  -----------    --------

The accompanying notes are an integral part of this pro forma condensed combined balance sheet.

              NOTES TO PRO FORMA CONDENSED COMBINED BALANCE SHEET
                                  (UNAUDITED)

1.  STERICYCLE HISTORICAL

    The historical balances represent the consolidated balance sheet of Stericycle as of June 30, 1999 as reported in the historical consolidated financial statements of Stericycle.

2. BFI MEDICAL WASTE BUSINESS HISTORICAL STATEMENT OF DIRECTLY IDENTIFIABLE ASSETS AND LIABILITIES

    The amounts related to the BFI Medical Waste Business acquisition in the pro forma condensed combined balance sheet represent the historical assets and liabilities of BFI Medical Waste Business which includes the MDS acquisition as of June 30, 1999 as reported in the historical financial statements of BFI Medical Waste Business.

    The amount included in shareholders' equity in the pro forma condensed combined balance sheet for the BFI Medical Waste Business is its Directly Identifiable Assets in excess of its Directly Identifiable Liabilities.

3.  PRO FORMA ADJUSTMENTS

    The pro forma adjustments reflected in the pro forma condensed combined balance sheet give effect to the following (in thousands, except share data):

    (a) The following represents the expected sources and uses of funds associated with the acquisition and financing of the BFI Medical Waste
       Business:

SOURCES                                                  USES
-------------------------------------------              -------------------------------------------

Senior secured credit facility.............  $  225,000  Purchase price.............................  $  440,000

Senior subordinated notes..................     150,000

Convertible preferred stock................      75,000  Financing and direct acquisition costs.....      21,325

Cash on hand...............................      12,396  Repay existing debt........................       1,071
                                             ----------                                               ----------

                                             $  462,396                                               $  462,396
                                             ----------                                               ----------
                                             ----------                                               ----------

    (b) Adjustment to exclude the historical book value of the BFI Medical Waste Business accounts receivable of $16,552, accrued liabilities of $3,198, and other long-term liabilities of $938 which are not included in the net assets acquired. Included in other current liabilities is an accrued liability of $2,000 in accordance with EITF Issue 95-3, "Recognition of Liabilities in Connection with a Purchase Business Combination" and an accrued liability of $1,800, net of tax, in accordance with EITF Issue 94-3, "Liability Recognition of Certain Employee Termination Benefits and Other Costs to Exit an Activity (Including Certain Costs Incurred in a Restructuring)".

    (c) To record the increase in fair value of $4,939 for property and equipment ($60,548 total fair value) and intangible assets ($8,000 total fair value) based on preliminary appraisal information and the payment of fees and direct costs associated with the debt financing of $11,600.

    (d) The cost of the acquisition of the BFI Medical Waste Business in excess of the fair value of the net assets acquired in the amount of $376,852 ($323,752 in excess of the goodwill previously recorded by the BFI Medical Waste Business).

              NOTES TO PRO FORMA CONDENSED COMBINED BALANCE SHEET
                                  (UNAUDITED)

3.  PRO FORMA ADJUSTMENTS (CONTINUED)
    (e) The draw down of funds under the senior secured credit facility of $225,000 and the issuance of the senior subordinated notes of $150,000, less the repayment of $1,071 of Stericycle existing indebtedness and capital lease obligations of the BFI Medical Waste Business of $5,132 which will not be assumed in the acquisition.

    (f) The issuance of 75,000 shares of 3.375% PIK convertible preferred stock for $75,000 less payment of fees and costs of $4,725.

    (g) The elimination of the historical stockholders' equity of the BFI Medical Waste Business of $125,593 and a restructuring charge of $1,800, net of tax, accrued in accordance with EITF 94-3.

              PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                     FOR THE SIX MONTHS ENDED JUNE 30, 1999
                                  (UNAUDITED)
                  (IN THOUSANDS, EXCEPT FOR PER SHARE AMOUNTS)

                                                       BFI MEDICAL                  OTHER
                                           STERICYCLE     WASTE     ACQUISITION   PRO FORMA
                                           HISTORICAL  HISTORICAL   ADJUSTMENTS  ADJUSTMENTS              PRO FORMA
                                            (NOTE 1)    (NOTE 2)     (NOTE 3)     (NOTE 4)                (NOTE 5)
                                           ----------  -----------  -----------  -----------             -----------
Revenues.................................  $   48,887   $ 101,621    $   1,302    $      --               $ 151,810
Cost of revenues.........................     (32,340)    (66,413)      (1,064)       3,311         (a)     (96,506)
Selling, general and administrative
  Expense................................     (10,270)     (5,879)        (258)      (3,961)        (a)     (20,368)
Unusual costs............................          --         469           --           --                     469
                                           ----------  -----------  -----------  -----------             -----------
Operating income.........................       6,277      29,798          (20)        (650)                 35,405
Interest income..........................         272          --           --           --                     272
Interest expense.........................        (535)         --           --      (18,838)        (b)     (19,373)
Other income.............................         389          --           --           --                     389
                                           ----------  -----------  -----------  -----------             -----------
Income before income taxes...............       6,403      29,798          (20)     (19,488)                 16,693
Income tax expense.......................      (1,416)         --           --       (4,116)        (c)      (5,532)
                                           ----------  -----------  -----------  -----------             -----------
Net income...............................       4,987      29,798          (20)     (23,604)                 11,161
Dividends on convertible preferred
  stock..................................          --          --           --       (1,266)        (d)      (1,266)
                                           ----------  -----------  -----------  -----------             -----------
Net income to common
  shareholders...........................  $    4,987   $  29,798    $     (20)   $ (24,870)              $   9,895
                                           ----------  -----------  -----------  -----------             -----------
                                           ----------  -----------  -----------  -----------             -----------

Basic earnings per share.................  $     0.36                                                     $    0.72
                                           ----------                                                    -----------
                                           ----------                                                    -----------
Weighted average common shares
  Outstanding............................      13,812                                                        13,812
                                           ----------                                                    -----------
                                           ----------                                                    -----------

Diluted earnings per share...............  $     0.35                                                     $    0.60
                                           ----------                                                    -----------
                                           ----------                                                    -----------
Weighted average common and common
  Equivalent shares outstanding..........      14,210                                 4,286         (e)      18,496
                                           ----------                            -----------             -----------
                                           ----------                            -----------             -----------

Depreciation and amortization............  $    3,545   $   7,465    $     119    $     650         (a)   $  11,779
                                           ----------  -----------  -----------  -----------             -----------
                                           ----------  -----------  -----------  -----------             -----------

           The accompanying notes are integral part of this pro forma condensed combined statement of operations.

              PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1998
                                  (UNAUDITED)
                  (IN THOUSANDS, EXCEPT FOR PER SHARE AMOUNTS)

                                                      BFI MEDICAL                  OTHER
                                          STERICYCLE     WASTE     ACQUISITION   PRO FORMA
                                          HISTORICAL  HISTORICAL   ADJUSTMENTS  ADJUSTMENTS              PRO FORMA
                                           (NOTE 1)    (NOTE 2)     (NOTE 3)     (NOTE 4)                (NOTE 5)
                                          ----------  -----------  -----------  -----------             -----------
Revenues................................  $   66,681   $ 198,222    $  25,372    $      --              $   290,275
Cost of revenues........................     (45,328)   (132,629)     (19,282)       6,895         (a)     (190,344)
Selling, general and administration
  expense...............................     (14,929)    (13,273)      (4,964)      (8,157)        (a)      (41,323)
Unusual costs...........................          --        (257)        (178)          --                     (435)
                                          ----------  -----------  -----------  -----------             -----------
Operating income........................       6,424      52,063          948       (1,262)                  58,173
Interest income.........................         714          --           --           --                      714
Interest expense........................        (777)         --       (1,619)     (37,536)        (b)      (39,932)
                                          ----------  -----------  -----------  -----------             -----------
Income before income taxes..............       6,361      52,063         (671)     (38,798)                  18,955
Income tax expense......................        (648)         --           --       (4,895)        (c)       (5,543)
Minority interest.......................          --          --           43           --                       43
                                          ----------  -----------  -----------  -----------             -----------
Net income..............................       5,713      52,063         (628)     (43,693)                  13,455
Dividends on convertible preferred
  stock.................................          --          --           --       (2,531)        (d)       (2,531)
                                          ----------  -----------  -----------  -----------             -----------
Net income to common shareholders.......  $    5,713   $  52,063    $    (628)   $ (46,224)             $    10,924
                                          ----------  -----------  -----------  -----------             -----------
                                          ----------  -----------  -----------  -----------             -----------
Basic earnings per share................  $     0.54                                                    $      1.02
                                          ----------                                                    -----------
                                          ----------                                                    -----------
Weighted average common shares
  outstanding...........................      10,647                       37                                10,684
                                          ----------               -----------                          -----------
                                          ----------               -----------                          -----------
Diluted earnings per share..............  $     0.51                                                    $      0.86
                                          ----------                                                    -----------
                                          ----------                                                    -----------
Weighted average common and common
  Equivalent shares outstanding.........      11,264                       37        4,286         (e)       15,587
                                          ----------               -----------  -----------             -----------
                                          ----------               -----------  -----------             -----------
Depreciation and amortization...........  $    4,064   $  14,972    $   2,054    $   1,262         (a)  $    22,352
                                          ----------  -----------  -----------  -----------             -----------
                                          ----------  -----------  -----------  -----------             -----------

           The accompanying notes are integral part of this pro forma condensed combined statement of operations.

         NOTES TO PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS

                                  (UNAUDITED)

1.  STERICYCLE HISTORICAL

    The historical balances represent the consolidated results of operations of Stericycle for each of the indicated periods as reported in the historical consolidated financial statements of Stericycle.

2.  BFI MEDICAL WASTE BUSINESS HISTORICAL

    The amounts related to the BFI Medical Waste Business in the pro forma condensed combined statements of operations represent the historical Revenues in Excess of Direct Expenses of the BFI Medical Waste Business for the six months ended June 30, 1999 and for the year ended September 30,1998 as reported in the historical financial statements of the BFI Medical Waste Business. The BFI Medical Waste Business' fiscal year ended on September 30, 1998, therefore, the pro forma condensed combined statements of operations do not include the BFI Medical Waste Business' operating results for the three months ended December 31, 1998. Revenues and Revenues in Excess of Direct Expenses were $50.6 million and $14.3 million, respectively, for the three months ended December 31, 1998. The historical Statements of Revenues and Direct Expenses for the BFI Medical Waste Business exclude certain costs for selling, general and administrative efforts which are performed by BFI on a shared service basis.

3.  ACQUISITION ADJUSTMENTS

    Reflects the unaudited pro forma condensed combined results of operations for the year ended December 31, 1998 of WSI, acquired by Stericycle on October 1, 1998 and Med-Tech, acquired by Stericycle in December 1998 and the related purchase price allocations and financing, all to give effect to these transactions as if each had occurred on January 1, 1998. The results of operations of Med-Tech for the year ended December 31, 1998 have been adjusted to exclude $803,000 of direct acquisition costs, principally professional fees, incurred by Med-Tech as a result of its sale to Stericycle. Also reflects the unaudited pro forma condensed combined results of operations for the six months ended June 30, 1999 and for the year ended December 31, 1998 of MDS, acquired by BFI in April 1999, and the related purchase price allocations.

4.  OTHER PRO FORMA ADJUSTMENTS

    The pro forma adjustments reflected in the pro forma condensed combined statements of operations give effect to the following (in thousands, except per share data):

    (a) A decrease in depreciation expense of $3,541 for the six months ended June 30, 1999 and $7,314 for the year ended December 31, 1998 related to the fair value of acquired property and equipment based on their estimated lives and appraised values. The preliminary appraised values of the acquired property and equipment are not materially different from the BFI historical net book value. The following table indicates the components of the adjustments by

                                  (UNAUDITED)

4.  OTHER PRO FORMA ADJUSTMENTS (CONTINUED)
       asset class and the amount by which current estimates of average useful lives differ from the average remaining lives in the depreciation accounts of BFI:

                                                                                                DEPRECIATION EXPENSE
                                                                  CURRENT      APPROXIMATE    ------------------------
                                                   PRELIMINARY   ESTIMATED         BFI                     SIX MONTHS
                                                    APPRAISED     AVERAGE       REMAINING     YEAR ENDED      ENDED
ACQUIRED PROPERTY AND EQUIPMENT                    FAIR VALUE      LIFE       AVERAGE LIFE     12/31/98      6/30/99
-------------------------------------------------  -----------  -----------  ---------------  -----------  -----------
Land.............................................   $   3,308          N/A            N/A      $      --    $      --
Buildings and improvements.......................      25,982           30             21            866          433
Machinery and equipment..........................      30,455          7.5              3          4,061        2,030
Office equipment and furniture...................         599            5              2            120           60
Construction in process..........................         204          N/A            N/A             --           --
                                                   -----------                                -----------  -----------
                                                    $  60,548                                      5,047        2,523
                                                   -----------
                                                   -----------

BFI Medical Waste Business depreciation expense
  (including MDS)................................                                                 12,361        6,064
                                                                                              -----------  -----------

Decrease in depreciation expense.................                                              $   7,314    $   3,541
                                                                                              -----------  -----------
                                                                                              -----------  -----------

       The decrease in depreciation expense is due to our belief that the assets acquired will have an average useful life longer than that originally determined by BFI. The expected remaining useful lives added to the current age of such assets is consistent with the useful lives Stericycle assigns to its other similar assets, when acquired.

       Also includes an increase in amortization expense of $4,191 for the six months ended June 30, 1999 and $8,576 for the year ended December 31, 1998 related to the fair value of acquired intangibles based on their estimated lives and appraised values and goodwill based on a 40 year life.

    (b) An adjustment to interest expense as follows: (a) an increase in interest expense of $18,103 for the six months ended June 30, 1999 and $36,065 for the year ended December 31, 1998, reflecting the draw down of the senior secured credit facility, issuance of the senior subordinated notes and the repayment of existing indebtedness; and (b) amortization of deferred financing costs of $735 for the six months ended June 30, 1999 and $1,471 for the year ended December 31, 1998. For pro forma purposes, the interest rates on the senior secured credit facility and the senior subordinated notes have been assumed at a weighted average rate of 9.60%. Each one-eighth percentage point change collectively in the assumed weighted-average interest rate would increase or decrease interest expense by $235 for the six months ended June 30, 1999 and by $469 for the year ended December 31, 1998.

    (c) Income tax expense at Stericycle's tax rate of 40% applied to deductible items.

    (d) Dividends at the annual rate of 3.375% on the convertible redeemable preferred stock, payable in additional shares of the convertible redeemable preferred stock.

    (e) Incremental issuance of common shares on an if converted basis for each $1,000 per share of convertible redeemable preferred shares at a conversion price of $17.50 per share.

                                  (UNAUDITED)

5.  EXCLUDED COSTS AND EXPECTED COST SAVINGS (IN THOUSANDS, EXCEPT PER SHARE
DATA)

    The statements of operations data for the BFI Medical Waste Business and the pro forma condensed combined statements of operations exclude indirect selling, general and administrative expenses of the BFI Medical Waste Business of $8,919 and $17,090 for the six months ended June 30, 1999 and the year ended September 30, 1998, respectively. See note 3 to the Notes to Financial Statements of the BFI Medical Waste Business. The pro forma condensed combined statements of operations also do not reflect the effect of the expected elimination of duplicative personnel and facilities costs related to both Stericycle and the BFI Medical Waste Business. Based upon our detailed transition plans, we estimate that if these expected eliminations had been in effect on January 1, 1998, they would have had the effect of reducing transportation, plant, operations and facilities costs by $6,508, during the six months ended June 30, 1999 and by $12,963, during the year ended December 31, 1998. Adjusting for the indirect selling, general and administrative expenses mentioned above, the reduction in transportation, plant, operations and facilities costs, and the related tax effects of each, would result in net income to common shareholders, basic earnings per share, and diluted earnings per share of $8,650, $0.63, and $0.54 for the six months ended June 30, 1999 and $8,833, $0.83 and $0.73 for the year ended December 31, 1998, respectively.

                            SELECTED FINANCIAL DATA

STERICYCLE

    The following selected historical financial data of Stericycle have been derived from its audited historical financial statements. Refer to the notes to the audited historical financial statements of Stericycle for information concerning Stericycle's acquisitions during the three years ended December 31, 1998.

                                                                       FOR THE YEARS ENDED DECEMBER 31,
                                                            ------------------------------------------------------
(IN THOUSANDS)                                                 1994       1995       1996       1997       1998
                                                            ----------  ---------  ---------  ---------  ---------
Revenues..................................................  $   16,141  $  21,339  $  24,542  $  46,166  $  66,681
Income (loss) from operations.............................      (5,708)    (4,276)    (2,437)     1,386      6,424
Net income (loss).........................................      (5,812)    (4,544)    (2,389)     1,430      5,713
Net income (loss) applicable to common stock..............     (10,293)    (4,544)    (2,389)     1,430      5,713
Diluted earnings (loss) per share of common stock.........      (14.38)     (0.81)     (0.32)      0.13       0.51
Total assets..............................................      27,809     23,491     55,155     61,226     97,755
Long-term debt, net of current maturities.................       4,838      5,622      4,591      3,475     23,460
Convertible redeemable preferred stock(a).................      62,909         --         --         --         --
Shareholders' equity (net capital deficiency).............  $  (45,363) $  12,574  $  40,014  $  45,026  $  53,651
Cash dividends per common share...........................          --         --         --         --         --

------------------------

(a) In August 1995, the Board of Directors of Stericycle adopted a plan of recapitalization which was approved by Stericycle's stockholders in September 1995, pursuant to which Stericycle reclassified its previously outstanding convertible redeemable preferred stock as common stock. As part of the plan of recapitalization, all conversion, redemption and liquidation rights associated with the convertible redeemable preferred stock were terminated in exchange for the issuance of shares of common stock.

BFI MEDICAL WASTE

    The following selected historical financial data of the BFI Medical Waste Business for the years ended September 30, 1996, 1997 and 1998 and as of September 30, 1997 and 1998 have been derived from its audited historical financial statements. The other information has been derived from its unaudited historical financial statements. These selected data have been presented for the purpose of complying with the rules and regulations of the Securities and Exchange Commission. Because the BFI Medical Waste Business was operated as a service line of BFI, without separate books and records, some of the data specified in the rules and regulations of the Securities and Exchange Commission are not available or are not meaningful.

                                                                    FOR THE YEARS ENDED SEPTEMBER 30,
                                                        ---------------------------------------------------------
                                                           1994         1995        1996       1997       1998
(IN THOUSANDS)                                          -----------  -----------  ---------  ---------  ---------
                                                        (UNAUDITED)  (UNAUDITED)
Revenues..............................................     162,422      188,676     199,886    199,060    198,222
Revenues in excess of direct expenses.................          NA           NA      27,700     35,612     52,063
Directly identifiable assets..........................          NA           NA          NA    129,503    125,632
Long-term obligations.................................          NA           NA          NA      3,787      4,569

                      COMPARATIVE UNAUDITED PER SHARE DATA

    The following table sets forth certain of our earnings per share and book value per share data on a historical basis and on a pro forma condensed combined basis after giving effect to the BFI Transaction and the other Transactions based on the same assumptions as those described under "Pro Forma Condensed Combined Financial Statements of Stericycle and the BFI Medical Waste Business." This data should be read in conjunction with that section and the historical audited and unaudited consolidated financial statements of Stericycle and the BFI Medical Waste Business and the notes thereto. The unaudited pro forma information is presented for illustrative purposes only and is not necessarily indicative of the combined financial position or results of operations of future periods or the results that actually would have been realized had we owned the BFI Medical Waste Business during the periods presented. Neither we nor the BFI Medical Waste Business paid any cash dividends during any of the periods presented.

                                                              YEAR ENDED        SIX MONTHS ENDED
                                                           DECEMBER 31, 1998      JUNE 30, 1999
                                                          -------------------  -------------------
Basic Earnings Per Share:
  Stericycle historical.................................       $    0.54            $    0.36
  Pro forma combined....................................       $    1.02            $    0.72

Diluted Earnings Per Share:
  Stericycle historical.................................       $    0.51            $    0.35
  Pro forma combined....................................       $    0.86            $    0.60

Book Value Per Share:
  Stericycle historical.................................       $    4.76            $    7.57
  Pro forma combined....................................              --            $    5.72

                                     ITEM 4
                         RATIFICATION OF APPOINTMENT OF
                         INDEPENDENT PUBLIC ACCOUNTANTS

    We have appointed Ernst & Young LLP as our independent public accountants for the fiscal year ending December 31, 1999. Ernst & Young LLP has served as our independent public accountants since our incorporation in March 1989. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting to respond to appropriate questions and will have the opportunity to make a statement if they desire to do so.

    Ratification of the appointment of Ernst & Young LLP as our independent public accountants will require the affirmative vote of a majority of the shares of Common Stock represented in person or by proxy and entitled to vote at the Annual Meeting. In the event that our stockholders do not ratify the appointment of Ernst & Young LLP, the Board of Directors may reconsider the appointment.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING DECEMBER 31, 1999.

                                 OTHER MATTERS

    As of the date of this Proxy Statement, our Board of Directors knows of no other business to come before the Annual Meeting for consideration by our stockholders. If any other business properly comes before the meeting, the persons named as proxies in the accompanying proxy card will vote the shares of Common Stock represented by the proxy in accordance with their judgment.

               STOCKHOLDER PROPOSALS FOR THE 2000 ANNUAL MEETING

    Any proposal of a stockholder intended to be presented for consideration at our Annual Meeting of Stockholders in 2000 must be received by us no later than January 1, 2000 in order to be eligible for inclusion in our proxy statement for the meeting. Stockholder proposals for inclusion in our proxy statement and form of proxy must satisfy the requirements of the rules of the SEC in order to be included. Stockholder proposals should be sent to our Corporate Secretary at 28161 North Keith Drive, Lake Forest, Illinois 60045.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Exchange Act requires our directors, executive officers and persons beneficially owning more than 10% of our outstanding Common Stock to file periodic reports of stock ownership and stock transactions with the SEC. On the basis solely of a review of copies of these reports, we believe that all filing requirements for 1998 were satisfied in a timely manner.

                             ADDITIONAL INFORMATION

    The cost of soliciting proxies on the accompanying proxy card will be borne by us. Some of our officers and regular employees may solicit proxies in person or by mail, telephone or telecopier, but will not receive any additional compensation for their services. We may retain a proxy solicitor to assist in the solicitation of proxies. If we retain a proxy solicitor that firm may solicit proxies in person or by mail, telephone or telecopier. We estimate that the fees of any proxy solicitor that we may retain will not exceed $15,000, plus reimbursement of customary out-of-pocket expenses. We may reimburse brokers and others for their reasonable expenses in forwarding proxy solicitation material to the beneficial owners of shares of our Common Stock.

    We have previously furnished to all stockholders of record as of March 31, 1999 a copy of our Annual Report on Form 10-K for the year ended December 31, 1998, as filed with the SEC (File No. 0-21229) pursuant to the Exchange Act.

                            ------------------------

                                                                       EXHIBIT I

                               FIRST AMENDMENT TO
               AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                                STERICYCLE, INC.

    Article 4 of the Corporation's Amended and Restated Certificate of Incorporation shall be amended to read as follows:

                                   ARTICLE 4
                                 CAPITAL STOCK

    The total number of shares of all classes of stock which the Corporation shall have authority to issue is 31,000,000 shares, divided into two classes as follows: (i) 30,000,000 shares of Common Stock, with a par value of $.01 per share, and (ii) 1,000,000 shares of Preferred Stock, with a par value of $.01 per share.

    Shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors is expressly authorized to fix by resolution the powers, designations, preferences and relative, participating, optional and other rights, and qualifications, limitations and restrictions, of each series of Preferred Stock, including, without limitation, the dividend rate, conversion rights, voting rights, liquidation preference and redemption price of the series.

                                                                      EXHIBIT II

                                STERICYCLE, INC.
                     CERTIFICATE OF DESIGNATION RELATING TO
         SERIES A CONVERTIBLE PREFERRED STOCK, PAR VALUE $.01 PER SHARE

                            ------------------------

Pursuant to Section 151 of the General Corporation Law of the State of Delaware

                            ------------------------

    Stericycle, Inc., a Delaware corporation (the "Corporation"), hereby certifies that pursuant to the authority contained in Article Four of the Corporation's Amended and Restated Certificate of Incorporation, as amended by the First Amendment (as amended, the "Restated Certificate of Incorporation"), and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, the following resolution was duly adopted by the Board of Directors of the Corporation creating a series of its Preferred Stock designated as "Series A Convertible Preferred Stock":

    RESOLVED, that there is hereby created a series of the Preferred Stock of the Corporation designated as Series A Convertible Preferred Stock, par value $.01 per share (the "Series A Preferred Stock"), consisting of 100,000 shares (25,000 of which shall be available solely for the payment of preferential dividends pursuant to the following Section 1A) and having the following voting powers, preferences and relative, participating, optional, conversion and other special rights, and qualifications, limitations and restrictions:

     1.  DIVIDENDS.

    1A.  PREFERENTIAL DIVIDENDS

    Preferential dividends on each share of Series A Preferred Stock shall accrue daily (whether or not there are profits or surplus available therefor) at the rate of 3.375% per annum of the Liquidation Preference thereof from the date of issuance of such share until the earliest of (i) the date on which the Liquidation Value of such share of Series A Preferred Stock is paid to the holder thereof in connection with the liquidation of the Corporation or the Corporation's redemption of such share of Series A Preferred Stock, (ii) the date on which such share of Series A Preferred Stock is converted into shares of Common Stock or (iii) the date on which such share of Series A Preferred Stock is otherwise acquired by the Corporation. Accrued preferential dividends on each share of Series A Preferred Stock shall accumulate annually on the anniversary of the date of initial issuance of such share. When and as declared, preferential dividends shall be paid only by the issuance of additional shares of Series A Preferred Stock (including fractional shares thereof) having an aggregate Liquidation Value at the time of such payment equal to the amount of the dividend to be paid. If and when any shares of Series A Preferred Stock are issued under this Section 1A for the payment of accumulated dividends and accrued dividends which have not yet been accumulated, such shares of Series A Preferred Stock shall be deemed to be validly issued and outstanding and fully paid and nonassessable.

    1B.  PARTICIPATING DIVIDENDS

    In addition to preferential dividends payable under Section 1A, holders of Series A Preferred Stock shall share pro rata with holders of Common Stock, on the basis of the number of shares of Common Stock which each holder of Preferred Stock would be entitled to receive upon conversion of the holder's Preferred Stock into Common Stock as of the record date for the dividend or distribution, in all other dividends and distributions, if any, that the Corporation's board of directors may declare from time to time.

    2.  LIQUIDATION.

    Upon any liquidation, dissolution or winding up of the Corporation (a "Liquidation"), each holder of Series A Preferred Stock shall be entitled to be paid, before any distribution or payment is made in respect of any Junior Securities, an amount in cash equal to the greater of the following amounts (the "Liquidation Distribution"): (i) the product obtained by multiplying the Liquidation Value of each share by the number of shares of Series A Preferred Stock held by the holder or (ii) the amount that would be payable to the holder in respect of the Common Stock issuable upon conversion of the holder's shares of Series A Preferred Stock if all outstanding Series A Preferred Stock were converted into Common Stock immediately prior to the Liquidation. If upon a Liquidation the Corporation's assets available for distribution to its stockholders are insufficient to permit payment to holders of Series A Preferred Stock of the aggregate Liquidation Value of their Series A Preferred Stock, then the entire assets available for distribution shall be distributed among holders of Series A Preferred Stock pro rata on the basis of the aggregate Liquidation Value of the Series A Preferred Stock held by each holder. After payment in full has been made to holders of Series A Preferred Stock of the aggregate Liquidation Distributions in respect of their Series A Preferred Stock, holders of Series A Preferred Stock shall not share in any remaining assets of the Corporation available for distribution. The Corporation shall mail written notice of a Liquidation to each holder of record of Series A Preferred Stock at least 30 days prior to the date for payment or distribution to stockholders stated in the Corporation's notice; and at any time prior to the date stated in the Corporation's notice, a holder of Series A Preferred Stock may, at its option, convert its Series A Preferred Stock into Common Stock in accordance with Section 4.

     3.  VOTING RIGHTS.

    3A.  ORDINARY VOTING.

    Except as otherwise required by law, the Corporation's Restated Certificate of Incorporation or this Certificate of Designation, holders of Series A Preferred Stock shall be entitled to vote with holders of Common Stock as a single class on each matter submitted to a vote of the Corporation's stockholders. Each share of Series A Preferred Stock shall have a number of votes equal to the number of votes possessed by the number of shares of Common Stock into which the share of Series A Preferred Stock is convertible as of the record date for determining the stockholders entitled to vote on the matter. Any fractional voting rights that result (after aggregating, in the case of each holder of Series A Preferred Stock, all shares of Common Stock into which all of the holders' shares of Series A Preferred Stock could be converted) shall be rounded upwards or downwards to the nearest whole number (with one-half being rounded upwards).

    3B.  ELECTION OF DIRECTORS.

    So long as the initial purchasers of Series A Preferred Stock and their affiliates hold at least 50% of the Underlying Common Stock (determined as of the date of the initial issuance of Series A Preferred Stock), holders of Series A Preferred Stock, voting separately as a single class to the exclusion of all other classes of the Corporation's capital stock and with each share of Series A Preferred Stock entitled to one vote, shall be entitled, in the election of directors of the Corporation, to elect two directors to serve on the Corporation's board of directors. Each director so elected shall serve until his successor is duly elected by holders of Series A Preferred Stock or he is removed from office by holders of Series A Preferred Stock. If holders of Series A Preferred Stock for any reason fail to elect anyone to fill any such directorship, the position shall remain vacant until such time as holders of Series A Preferred Stock elect a director to fill the position, and it shall not be filled by resolution or vote of the Corporation's board of directors or its other stockholders. In the event that the initial purchasers of Series A Preferred Stock and their affiliates cease to hold at least 50% of the Underlying Common Stock but continue to hold at least 25% of the Underlying Common Stock (determined as of the date of the initial issuance of Series A Preferred Stock), the right and power provided to holders of Series A Preferred Stock by this Section 3B shall be limited to the election of only one director. In the event that the initial purchasers of Series A Preferred Stock and their affiliates cease to hold at least 25% of the Underlying Common Stock (determined as of the date of the initial issuance of Series A Preferred Stock), the right and power provided to holders of Series A Preferred Stock by this Section 3B shall terminate.

     4.  CONVERSION.

    4A.  CONVERSION PROCEDURE.

    (a) At any time and on more than one occasion, a holder of Series A Preferred Stock may convert all or any portion of the holder's shares of Series A Preferred Stock (including any fraction of a share) into a number of shares of Common Stock computed by dividing (i) the aggregate Liquidation Value of the shares of Series A Preferred Stock to be converted by (ii) the Conversion Price then in effect.

    (b) Each conversion of Series A Preferred Stock shall be deemed to have been effected as of the close of business on the date on which the certificate or certificates representing the Series A Preferred Stock to be converted have been surrendered for conversion at the Corporation's principal office. When the conversion has been effected, the rights of the converting holder of Series A Preferred Stock as such holder shall cease, and the Person or Persons in whose name or names any certificate or certificates for shares of Common Stock are to be issued upon the conversion shall be deemed to have become the holder or holders of record of the shares of Common Stock represented thereby.

    (c) As soon as possible but in any event within 10 business days after a conversion has been effected, the Corporation shall deliver to the converting holder: (i) a certificate or certificates representing the number of shares of Common Stock issuable by reason of the conversion in such name or names and such denomination or denominations as the converting holder has specified; and (ii) a certificate representing any shares of Series A Preferred Stock which were represented by the certificate or certificates delivered to the Corporation in connection with the conversion but which were not converted.

    (d) The issuance of a certificate or certificates for shares of Common Stock upon the conversion of Series A Preferred Stock shall be made without charge to the converting holder for any issuance tax in respect of the conversion or other cost incurred by the Corporation in connection with the conversion and the related issuance of shares of Common Stock. Upon conversion of each share of Series A Preferred Stock, the Corporation shall take all actions that may be necessary in order to insure that the Common Stock issued as a result of the conversion is validly issued, fully paid and nonassessable.

    (e) The Corporation shall not close its books against the transfer of Series A Preferred Stock or of Common Stock issued or issuable upon conversion of Series A Preferred Stock in any manner which interferes with the timely conversion of Series A Preferred Stock.

    (f) If any fractional interest in a share of Common Stock would, except for the provisions of this Section 4A(f), be issuable upon any conversion of Series A Preferred Stock, the Corporation, in lieu of issuing the fractional share otherwise issuable, may pay an amount to the holder of the fractional interest equal to the Market Price of the fractional interest as of the date of conversion.

    4B. CONVERSION PRICE. The initial conversion price for Series A Preferred Stock (the "Conversion Price") shall be $17.50. In order to prevent dilution of the conversion rights granted under

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Section 4A, the initial Conversion Price for Series A Preferred Stock shall be subject to adjustment from time to time pursuant to Sections 4C, 4D, 4E and 4F.

    4C. COMMON STOCK SUBDIVISION OR COMBINATION. If the Corporation at any time subdivides (by a stock split, stock dividend, recapitalization or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to the subdivision shall be proportionately reduced; and if the Corporation at any time combines (by reverse stock split or otherwise) its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to the combination shall be proportionately increased. Any adjustment of the Conversion Price under this Section 4C shall become effective as and when the subdivision or combination becomes effective.

    4D. CORPORATE CHANGE. Prior to the consummation of any Corporate Change, the Corporation shall make appropriate provisions (in form and substance satisfactory to holders of a majority of the shares of Series A Preferred Stock then outstanding) to insure that each holder of Series A Preferred Stock shall have the right to receive upon conversion of the holder's Series A Preferred Stock, in lieu of the shares of Common Stock that the holder otherwise would have been entitled to receive upon conversion, the stock, securities or assets that the holder would have received in connection with the Corporate Change if the holder had converted the holder's Series A Preferred Stock immediately prior to the Corporate Change. The Corporation shall also make appropriate provisions (in form and substance satisfactory to holders of a majority of the shares of Series A Preferred Stock then outstanding) to insure that the provisions of this
Section 4 and Section 5 will continue to be applicable to the Series A Preferred Stock (including, in the case of any Corporate Change in which the successor or purchasing corporation is other than the Corporation, an immediate adjustment of the Conversion Price to the value of the Common Stock reflected by the terms of the Corporate Change, if the value so reflected is less than the Conversion Price in effect immediately prior to the Corporate Change). The Corporation shall not effect any Corporate Change unless, prior to the consummation of the Corporate Change, the successor corporation (if other than the Corporation) or the purchasing corporation assumes by written instrument (in form and substance reasonably satisfactory to holders of a majority of the shares of Series A Preferred Stock then outstanding) the obligation to deliver to each holder of Series A Preferred Stock such shares of stock, securities or assets that the holder is entitled to receive in accordance with this Section 4D.

    4E. WEIGHTED AVERAGE ANTI-DILUTION PROTECTION. If and whenever on or after the date of the initial issuance of Series A Preferred Stock the Corporation issues or sells, or in accordance with Section 4F is deemed to have issued or sold, any shares of the Common Stock for a consideration per share less than (i) the Conversion Price in effect immediately prior to the time of such issue or sale or (ii) the Market Price of the Common Stock determined as of the date of such issue or sale, then immediately upon such issue or sale the Conversion Price shall be reduced to whichever of the following Conversion Prices is lower:

        (1) the Conversion Price determined by dividing (i) the sum of (x) the product derived by multiplying the Conversion Price in effect immediately prior to such issue or sale by the number of shares of Common Stock Deemed Outstanding immediate prior to such issue or sale plus (y) the consideration, if any, received by the Corporation upon such issue or sale, by (ii) the number of shares of Common Stock Deemed Outstanding immediately after such issue or sale; or

        (2) the Conversion Price determined by multiplying the Conversion Price in effect immediately prior to such issue or sale by a fraction, the numerator of which shall be the sum of (i) the number of shares of Common Stock Deemed Outstanding immediately prior to such issue or sale multiplied by the Market Price of the Common Stock determined as of the date of such issuance or sale plus (ii) the consideration, if any, received by the Corporation upon such issue or sale, and the denominator of which shall be the product derived by multiplying the Market Price of

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    the Common Stock by the number of shares of Common Stock deemed outstanding immediately after such issue or sale.

Notwithstanding the foregoing, there shall be no adjustment in the Conversion Price as a result of:

        (i) the issue of shares of Common Stock upon the exercise of Options outstanding as of the date of filing this Certificate of Designation; and

        (ii) for each fiscal year of the Corporation, the issue or sale (or deemed issue or sale) (occurring on or after August 13, 1999, in the case of the fiscal year ended December 31, 1999) of up to the Permissible Number of Shares for such fiscal year by reason of any one or combination of the following:

           (A) the grant or repricing of Options which are authorized to be granted or repriced under the Corporation's existing stock option plans as of the date of filing this Certificate of Designation and which are granted or repriced after the date of filing this Certificate of Designation at an exercise price not less than the Market Price on the date of grant or repricing; and

           (B) the grant or repricing of Options which are authorized to be granted or repriced under any new stock option plan which is adopted by the Corporation and approved by its stockholders after the date of filing this Certificate of Designation and which are granted or repriced at an exercise price not less than the Market Price on the date of grant or repricing;

           (C) the issuance of Common Stock as consideration for (either in whole or in part) the Corporation's acquisition of the assets or stock of any other Person or Persons in one or more transactions approved by the Corporation's board of directors.

As used in the preceding clause (ii), "Permissible Number of Shares" means, with respect to any fiscal year, the number of shares of Common Stock equal to the product of (i) the number of shares of Common Stock outstanding as of 4:00 p.m. on the last trading day prior to the start of such fiscal year multiplied by
(ii) 0.04 (rounding any resulting fractional share to the nearest whole share). The Permissible Number of Shares for any fiscal year shall be proportionately adjusted for stock splits, combinations and dividends on the Common Stock during such year.

    4F. EFFECT ON CONVERSION PRICE OF CERTAIN EVENTS. For purposes of determining the adjusted Conversion Price under Section 4E, the following shall be applicable:

    (a) If the Corporation in any manner grants or sells any Options and the price per share for which Common Stock is issuable upon the exercise of such Options, or upon conversion or exchange of any Convertible Securities issuable upon exercise of such Options, is less than (i) the Conversion Price in effect immediately prior to the time of the granting or sale of such Options or (ii) the Market Price of the Common Stock determined as of such time, then the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon the exercise of such Options shall be deemed to be outstanding and to have been issued and sold by the Corporation at the time of the granting or sale of such Options for such price per share. For purposes of this paragraph the "price per share for which Common Stock is issuable" shall be determined by dividing (A) the total amount, if any, received or receivable by the Corporation as consideration for the granting or sale of such Options, plus the minimum aggregate amount of additional consideration payable to the Corporation upon exercise of all such Options, plus in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the issuance or sale of such Convertible Securities and the conversion or exchange thereof, by (B) the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the

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exercise of such Options. No further adjustment of the Conversion Price shall be made when Convertible Securities are actually issued upon the exercise of such Options or when Common Stock is actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

    (b) If the Corporation in any manner issues or sells any Convertible Securities and the price per share for which Common Stock is issuable upon conversion or exchange thereof is less than (i) the Conversion Price in effect immediately prior to the time of such issue or sale or (ii) the Market Price of the Common Stock determined as of such time, then the maximum number of shares of Common Stock issuable upon conversion or exchange of such Convertible Securities shall be deemed to be outstanding and to have been issued and sold by the Corporation at the time of the issuance or sale of such Convertible Securities for such price per share. For the purposes of this paragraph, the "price per share for which Common Stock is issuable" shall be determined by dividing (A) the total amount received or receivable by the Corporation as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange thereof, by (B) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities. No further adjustment of the Conversion Price shall be made when Common Stock is actually issued upon the conversion or exchange of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustments of the Conversion Price had been or are to be made pursuant to other provisions of this
Section 6, no further adjustment of the Conversion Price shall be made by reason of such issue or sale.

    (c) If the purchase price provided for in any Options, the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities or the rate at which any Convertible Securities are convertible into or exchangeable for Common Stock changes at any time, a corresponding number of shares of Common Stock shall be deemed to have been issued and the Conversion Price in effect at the time of such change shall be immediately adjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold. If such adjustment would result in an increase of the Conversion Price then in effect, however, such adjustment shall not be effective until 30 days after written notice thereof has been given by the Corporation to all holders of Series A Preferred Stock. For purposes of this Section 4E, if the terms of any Option or Convertible Security which was outstanding as of the date of issuance of the Series A Preferred Stock are changed in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the Common Stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such change; but no such change shall at any time cause the Conversion Price hereunder to be increased.

    (d) Upon the expiration of any Option or the termination of any right to convert or exchange any Convertible Security without the exercise of any such Option or right, the Conversion Price then in effect hereunder shall be adjusted immediately to the Conversion Price which would have been in effect at the time of such expiration or termination had such Option or Convertible Security, to the extent outstanding immediately prior to such expiration or termination, never been issued. If such expiration or termination would result in an increase in the Conversion Price then in effect, however, such increase shall not be effective until 30 days after written notice thereof has been given to all holders of Series A Preferred Stock. For purposes of this Section 4E, the expiration or termination of any Option or Convertible Security which was outstanding as of the date of issuance of the Series A Preferred Stock shall not cause the Conversion Price hereunder to be adjusted unless, and only to the extent that, a change in the terms of such Option or Convertible Security caused it to be deemed to have been issued after the date of issuance of the Series A Preferred Stock.

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    (e) If any Common Stock, Option or Convertible Security is issued or sold or deemed to have been issued or sold for cash, the Consideration received therefor shall be deemed to be the amount received by the Corporation therefor (net of discounts, commissions and related expenses). If any Common Stock, Option or Convertible Security is issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Corporation shall be the fair value of such consideration, except where such consideration consists of securities, in which case the amount of consideration received by the Corporation shall be the Market Price thereof as of the date of receipt. If any Common Stock, Option or Convertible Security is issued to the owners of the non-surviving entity in connection with any merger in which the Corporation is the surviving corporation, the amount of consideration therefor shall be deemed to be the fair value of such portion of the net assets and business or the non-surviving entity as is attributable to such Common Stock, Option or Convertible Security, as the case may be. The fair value of any consideration other than cash and securities shall be determined jointly by the Corporation and the holders of a majority of the outstanding shares of Series A Preferred Stock. If such parties are unable to reach agreement within a reasonable period of time, the fair value of such consideration shall be determined by an independent appraiser experienced in valuing such type of consideration jointly selected by the Corporation and the holders of a majority of the outstanding shares of Series A Preferred Stock. The determination of such appraiser shall be final and binding upon the parties, and the fees and expenses of such appraiser shall be borne by the Corporation.

    (f) In case any Option is issued in connection with the issue or sale of other securities of the Corporation, together comprising one integrated transaction in which no specific consideration is allocated to such Option by the parties thereto, the Option shall be deemed to have been issued for a consideration of $.01.

    (g) The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Corporation or any Subsidiary, and the disposition of any shares so owned or held shall be considered an issue or sale of Common Stock.

    (h) If the Corporation takes a record of the holders of Common Stock for the purpose of entitling them (i) to receive a dividend or other distribution payable in Common Stock, Options or in Convertible Securities or (ii) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or upon the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

    4G. NOTICES. Immediately upon any adjustment of the Conversion Price, the Corporation shall give written notice of the adjustment to all holders of Series A Preferred Stock.

    The Corporation shall also give written notice to all holders of Preferred Stock at least 20 days prior to the date on which the Corporation closes its books or takes a record (i) with respect to the payment of any dividend or distribution to stockholders, (ii) with respect to any pro rata subscription offer to holders of Common Stock or (iii) for determining rights to vote with respect to any Liquidation or Corporate Change.

    5.  REDEMPTIONS.

    5A. REDEMPTION AT HOLDER'S OPTION. At any time on or after (i) a Change in Control or (ii) a Bankruptcy Event has occurred and has continued for 60 days, each holder of Series A Preferred Stock shall have the right to require the Corporation to redeem all or a portion of the holder's Series A Preferred Stock at a redemption price equal to the aggregate Liquidation Value of the shares to be redeemed. Any holder of Series A Preferred Stock may exercise the holder's redemption right under this Section 5A by delivering to the Corporation at its principal office a written notice stating the

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holder's intention to exercise the holder's redemption right and the number of the holder's shares of Series A Preferred Stock to be redeemed. The Corporation shall be obligated to redeem the total number of shares of Series A Preferred Stock specified in the holder's redemption notice on the 15th business day following its receipt of the holder's notice. Within five days following receipt of a redemption notice from any holder of Series A Preferred Stock, the Corporation shall give written notice of the contemplated redemption to all other holders of Series A Preferred Stock, and each of them shall have the right, exercisable by written notice delivered to the Corporation at its principal office within 10 business days after receipt of the Corporation's notice, to request that all or a portion of the holder's shares of Series A Preferred Stock also be redeemed at the same time as the contemplated redemption. Redemptions under this Section 5A shall be subject to the terms of the Corporation's outstanding indebtedness, and the Corporation shall have no obligation to redeem any shares of Series A Preferred Stock in violation of the terms of its outstanding funded indebtedness.

    5B. REDEMPTION AT COMPANY'S OPTION. Beginning on the 30th-month anniversary of the date of initial issuance of Series A Preferred Stock, the Corporation shall have the right to redeem all (but not less than all) of the outstanding shares of Series A Preferred Stock at a redemption price equal to the aggregate Liquidation Value of the shares to be redeemed, upon written notice of the proposed redemption to all holders of Series A Preferred Stock given at least 30 days prior to the proposed redemption date, if both of the following conditions are satisfied:

        (1) the Market Price of a share of Common Stock for the 20 consecutive trading days immediately preceding the date of the Corporation's redemption notice is at least 150% of the Conversion Price then in effect; and

        (2) as of the redemption date, a registration statement covering all of the shares of Common Stock issued or issuable upon the conversion of all of the shares of Series A Preferred Stock delivered for conversion pursuant to
    Section 4A after the date of the Corporation's redemption notice and at least five business days prior to the redemption date, and providing for an offering on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, has been declared effective by the Securities and Exchange Commission.

The Corporation's exercise of its redemption rights under this Section 5B shall be subject to the conversion rights under Section 4A of each holder of Series A Preferred Stock, who may exercise those rights at any time prior to the redemption date. Redemptions under this Section 5B shall be subject to the terms of the Corporation's outstanding indebtedness, and the Corporation may not exercise its redemption rights under this Section 5B in violation of the terms of its outstanding funded indebtedness.

    5C. PAYMENT OF REDEMPTION PRICE. For each share of Series A Preferred Stock which is to be redeemed pursuant to Sections 5A or 5B, the Corporation shall be obligated on the redemption date to pay to the holder, upon the holder's surrender at the Corporation's principal office of the certificate representing the share to be redeemed, the full redemption price of the share in immediately available funds. In the case of a redemption pursuant to Section 5A, if the funds of the Corporation legally available for the redemption of Series A Preferred Stock on the redemption date are insufficient to redeem the total number of shares of Series A Preferred Stock that the Corporation is required to redeem, those funds which are legally available shall be used to redeem the maximum possible number of shares of Series A Preferred Stock pro rata among the holders of the shares to be redeemed on the basis of the number of shares held by each holder. As and when following the redemption date additional funds of the Corporation become legally available for the redemption of Series A Preferred Stock, the Corporation shall immediately use such funds to redeem the balance of the shares of Series A Preferred Stock which the Corporation became obligated to redeem on the redemption date but which it has not redeemed. In the case of a redemption pursuant to Section 5B, the Corporation may not redeem any shares of Series A Preferred Stock unless the funds of the Corporation legally available

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for the redemption of Series A Preferred Stock are sufficient to redeem all of the outstanding shares of Series A Preferred Stock.

    5D. REISSUANCE OF CERTIFICATES. In the event that fewer than the total number of shares of Series A Preferred Stock represented by any certificate are redeemed upon a redemption pursuant to Sections 5A or 5B, the Corporation shall issue a new certificate representing the number of unredeemed shares of Series A Preferred Stock to the holder of those shares without cost to the holder promptly after the holder's surrender of the certificate representing the redeemed shares of Series A Preferred Stock.

    5E. REDEEMED SHARES. Any shares of Series A Preferred Stock which are redeemed by the Corporation shall be canceled and shall not be reissued, sold or transferred.

    6.  RESTRICTIONS AND LIMITATIONS.

    As long as any shares of Series A Preferred Stock remain outstanding, the Corporation shall not amend or restate this Certificate of Designation or its Restated Certificate of Incorporation or by-laws in any manner that adversely affects the powers, preferences and rights of Series A Preferred Stock as designated in this Certificate of Designation. As long as any of the initial number of shares of Series A Preferred Stock remain outstanding, the Corporation shall not take any of the following actions without the affirmative vote or written consent of holders of a majority of the shares of Series A Preferred Stock then outstanding:

        (1) file any other certificate of designation or amend or restate this Certificate of Designation or the Corporation's Restated Certificate of Incorporation or by-laws (as each of them may be amended in compliance with this Section 6) in any manner that adversely affects the powers, preferences and rights of Series A Preferred Stock as designated in this Certificate of Designation (as it may be amended in compliance with this Section 6);

        (2) declare or pay any dividends on or declare or make any other direct or indirect distribution on account of any Junior Securities, or set apart any sum for any such purpose, except in accordance with Section 1;

        (3) redeem, purchase or otherwise acquire for value any shares of Series A Preferred Stock except in accordance with Section 5; or

        (4) fix the size of the Corporation's board of directors at any number in excess of nine except in accordance with Section 7.

    7.  SPECIAL VOTING RIGHTS.

    7A. ADDITIONAL DIRECTORS. If a Bankruptcy Event has occurred and has continued for 60 days, and if at the time there are at least 25% of the initial number of shares of Series A Preferred Stock outstanding, the number of directors constituting the Corporation's board of directors shall be increased, at the request of holders of a majority of the shares of Series A Preferred Stock then outstanding, by the minimum number that, taking into account the number of incumbent directors, if any, already serving as nominees of holders of Series A Preferred Stock, shall constitute a majority of the board of directors. Holders of Series A Preferred Stock shall have the special right, voting separately as a single class (with each share of Series A Preferred Stock being entitled to one vote) and to the exclusion of all other classes of the Corporation's stock, to elect individuals to fill the newly-created directorships, to remove any individuals elected to these directorships and to fill any vacancies in these directorships. The special right of the holders of Series A Preferred Stock to elect or remove members of the board of directors may be exercised at the special meeting called pursuant to Section 7B, at any annual or special meeting of stockholders or by written consent in lieu of a stockholders meeting. This special right of holders of Series A Preferred Stock shall continue until such time as the Bankruptcy Event has ceased to exist, at which time the special right shall terminate subject to

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revesting upon the occurrence and continuation of any other Bankruptcy Event giving rise to the special right under this Section 7A.

    7B. SPECIAL MEETING. At any time when the special right under Section 7A has vested in the holders of Series A Preferred Stock, a proper officer of the Corporation shall, upon the written request of holders of at least 20% of the shares of Series A Preferred Stock then outstanding, addressed to the secretary of the Corporation, call a special meeting of holders of Series A Preferred Stock for the purpose of electing directors pursuant to this Section 7B. This special meeting shall be held at the earliest legally permissible date at the Corporation's principal office or at any other place designated by the holders of at least 20% of the shares of Series A Preferred Stock then outstanding. If the special meeting has not been called by a proper officer of the Corporation within 10 days after personal service of the written request upon the secretary of the Corporation or within 20 days after mailing the written request to the secretary of the Corporation at the Corporation's principal office, holders of at least 20% of the shares of Series A Preferred Stock then outstanding may designate in writing one of their number to call such special meeting at the Corporation's expense. The special meeting may be called by such Person so designated upon the shortest legally permissible notice and shall be held at the Corporation's principal office or at any other place designated by the holders of at least 20% of the shares of Series A Preferred Stock then outstanding. Any holder of Series A Preferred Stock so designated shall be given access to the Corporation's stock register for its Series A Preferred Stock for the purpose of causing a special meeting of holders of Series A Preferred Stock to be called pursuant to this Section 7B.

    7C.  QUORUM AND VOTING.

    At any meeting or at any adjournment of a meeting at which holders of Series A Preferred Stock have the special right to elect directors, the presence, in person or by proxy, of holders of a majority of the shares of Series A Preferred Stock then outstanding shall be required to constitute a quorum for the election or removal of any director by holders of the Series A Preferred Stock. The vote of a majority of the quorum shall be required to elect or remove any such director.

    7D. TERM. Any director elected by holders of Series A Preferred Stock shall continue to serve as a director until the expiration of the lesser of (i) a period of 90 days following the date on the Bankruptcy Event has ceased to exist or (ii) the remaining period of the full term for which the director has been elected. After the expiration of this 90-day period, or when the full term for which the director has been elected expires (provided that the special right to elect directors has terminated), as the case may be, the number of directors constituting the board of directors of the Corporation shall decrease to the number that constituted the whole board of directors of the Corporation immediately prior to the occurrence of the Bankruptcy Event giving rise to the special right to elect directors.

    8.  PURCHASE RIGHTS.

    If at any time the Corporation distributes, grants or sells any options, convertible securities or rights to stock, warrants, securities or other property to all holders of Common Stock (the "Purchase Rights"), each holder of Series A Preferred Stock shall be entitled to acquire, upon the terms applicable to the Purchase Rights, the aggregate Purchase Rights which the holder could have acquired if the holder had held the number of shares of Common Stock issuable upon conversion of the holder's Series A Preferred Stock immediately before the date on which a record is taken for the grant, issuance or sale of the Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the distribution, issue or sale of the Purchase Rights.

    9.  REGISTRATION OF TRANSFER.

    The Corporation shall keep at its principal office a register for the registration of Series A Preferred Stock. Upon the surrender of any certificate representing Series A Preferred Stock at the Corporation's principal office, the Corporation shall, at the request of the record holder of the

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certificate, execute and deliver (at the Corporation's expense) a new certificate or certificates in exchange representing in the aggregate the number of shares of Series A Preferred Stock represented by the surrendered certificate. Each new certificate shall be registered in the name and represent the number of shares of Series A Preferred Stock requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate. Any transfer of Series A Preferred Stock shall be subject, however, to any applicable contractual or other restrictions on transfer and the payment of any applicable transfer taxes by the transferring holder.

    10.  REPLACEMENT.

    Upon receipt of evidence reasonably satisfactory to the Corporation (e.g., an affidavit of the registered holder) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing shares of Series A Preferred Stock, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation, or, in the case of any such mutilation, upon surrender of the mutilated certificate, the Corporation shall (at its expense) execute and deliver in replacement a new certificate of like kind representing the number of shares of Series A Preferred Stock represented by the lost, stolen, destroyed or mutilated certificate and dated the date of the lost, stolen, destroyed or mutilated certificate.

    11.  AMENDMENT AND WAIVER.

    No amendment, modification or waiver will be binding or effective with respect to any provision of this Certificate of Designation without the prior written consent of holders of not less than a majority of the shares of Series A Preferred Stock outstanding at the time that the action is taken. No change in the terms of this Certificate of Designation may be accomplished by merger or consolidation of the Corporation with another corporation unless the Corporation has obtained the prior affirmative vote or written consent of holders of not less than a majority of the shares of Series A Preferred Stock then outstanding.

    12.  NOTICES.

    All notices given pursuant to in this Certificate of Designation shall be in writing and shall be delivered by a national overnight courier service or by certified or registered mail, return receipt requested, and shall be deemed to have been delivered one business day after being given to the courier service for delivery, or three business days after being deposited in the mail (proper postage paid), if sent (i) to the Corporation at its principal executive offices and (ii) to any holder of Series A Preferred Stock at the holder's address as it appears in the Corporation's stock register (unless the holder has otherwise indicated in writing).

    13.  DEFINITIONS.

    BANKRUPTCY EVENT means one of the following events: (i) the Corporation makes an assignment for the benefit of creditors or admits in writing its inability to pay its debts generally as they become due; (ii) an order, judgment or decree is entered adjudicating the Corporation bankrupt or insolvent; or
(iii) any order for relief with respect to the Corporation is entered under the federal Bankruptcy Code; or (iv) the Corporation petitions or applies to any court for the appointment of a custodian, trustee, receiver or liquidator of the Corporation or of any substantial part of its assets or commences any proceeding relating to the Corporation under any bankruptcy, reorganization, arrangement or insolvency law of any jurisdiction; or (v) any such petition or application is filed, or any such proceeding is commenced, against the Corporation and either
(a) the Corporation by any act indicates its approval of, consent to or acquiescence in the petition, application or proceeding or (b) the petition, application or proceeding is not dismissed within 90 days after being filed or commenced.

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
    CHANGE OF CONTROL means:

    (i) the acquisition (including by way of merger, consolidation or otherwise), directly or indirectly, by any person or related group of persons of beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934) of securities possessing more than 50% of the total combined voting power of the Corporation's outstanding securities; or (ii) a change in the composition of the Corporation's board of directors over a period of 36 consecutive months or less such that, by reason of one or more contested elections for directorships, a majority of the incumbent directors ceases to be comprised of individuals who either (A) have been directors continuously since the beginning of the 36-month period or (B) have been elected or nominated for election as directors during the 36-month period by at least a majority of the directors described in clause (A) who were still in office at the time that the board approved such election or nomination.

    COMMON STOCK means the Corporation's common stock, par value $.01 per share.

    COMMON STOCK DEEMED OUTSTANDING means, at any given time, (i) the number of shares of Common Stock actually outstanding at such time, plus (ii) the number of shares of Common Stock issuable upon conversion at such time of the shares of Series A Preferred Stock then outstanding, plus (iii) the number of shares of Common Stock deemed to be outstanding pursuant to Sections 4F(a) and 4F(b), whether or not the Options or Convertible Securities are actually exercisable at such time.

    CONVERSION PRICE is defined in Section 4B.

    CONVERTIBLE SECURITIES means any stock or securities directly or indirectly convertible into or exchangeable for Common Stock.

    CORPORATE CHANGE means any capital reorganization, reclassification, consolidation, merger or sale of all or substantially all of the Corporation's assets to another Person which is effected in such a way that holders of Common Stock are entitled to receive (either directly or upon a subsequent liquidation of the Corporation) stock, securities or assets in respect of or in exchange for Common Stock.

    JUNIOR SECURITIES means any capital stock of the Corporation other than Series A Preferred Stock.

    LIQUIDATION is defined in Section 2A.

    LIQUIDATION DISTRIBUTION is defined in Section 2.

    LIQUIDATION PREFERENCE means, with respect to a share of Series A Preferred Stock, the sum of (i) $1,000 plus (ii) all accumulated preferential dividends on such share.

    LIQUIDATION VALUE means, with respect to a share of Series A Preferred Stock, the sum of (i) $1,000 plus (ii) all accumulated preferential dividends on such share plus (iii) all accrued and unpaid dividends on such share which have not yet been accumulated.

    MARKET PRICE of any security means the average of the closing prices of such security's sales on all securities exchanges on which such security may be listed at the time, or, if there has been no sales on any such exchange on any day, or, if on any day such security is not so listed, the average of the representative bid and asked prices quoted in the NASDAQ system as of 4:00 P.M., New York time, or, if on any day such security is not quoted in the NASDAQ System, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated or any similar successor organization, in each such case (except when the "Market Price" is being determined for purposes of Section 5B(1)) averaged over a period of 20 days consisting of the day as of which the "Market Price" is being determined and the 19 consecutive business days prior to such day. If at any time such security is not listed on any securities exchange or quoted in the NASDAQ System or the over-the-counter market, the "Market Price" shall be the fair value thereof determined jointly by the Corporation and the holders of a majority of the shares of Series A Preferred Stock. If such parties are unable to reach agreement within a reasonable period of time, such fair value shall be determined by an independent appraiser experienced in valuing securities jointly selected by the Corporation and the holders of a majority of the shares of Series A Preferred Stock. The determination of such appraiser shall be final and binding upon the parties, and the Corporation shall pay the fees and expenses of such appraiser. Notwithstanding the preceding: (i) an Option which is granted or repriced at an exercise price equal to the last reported sales price of a share of Common Stock on the Nasdaq National Market on the date of grant or repricing shall be considered to have been granted or repriced at the Market Price on the date of grant or repricing; and (ii) shares of Common Stock which are issued and sold in an underwritten registered public offering shall be considered to have been issued and sold at the Market Price.

    OPTIONS means any rights, warrants or options to subscribe for or purchase Common Stock or Convertible Securities.

    PERSON means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, or other entity.

    PURCHASE RIGHTS is defined in Section 8.

    UNDERLYING COMMON STOCK means all shares of Common Stock issued or issuable upon conversion of the Series A Preferred Stock (which number shall be determined, with respect to any given date, based upon the Conversion Price in effect as of such date).

    In witness, Stericycle, Inc. has caused this Certificate of Designation to
be duly executed on             , 1999.

                                          STERICYCLE, INC.,
                                              a Delaware corporation

                                          By:
                                          Name:
                                          Title:

PROXY                                                                      PROXY
                                  STERICYCLE, INC.

                               28161 North Keith Drive
                             Lake Forest, Illinois 60045

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF STERICYCLE, INC.

     I or we hereby appoint each of Jack W. Schuler, Mark C. Miller and Frank J.M. ten Brink (the "proxies") as my or our proxy, each with the power to appoint his substitute, and authorize each of them acting alone to vote all of the shares of Common Stock, par value $.01 per share, of Stericycle, Inc. (the "Company") held of record by me or us on September 15, 1999 at the 1999 Annual Meeting of Stockholders to be held on October 15, 1999 (the "Annual Meeting"), and at any adjournment of the Annual Meeting.

     If properly completed and returned, this Proxy will be voted as directed. If no direction is given, this Proxy will be voted in accordance with the recommendations of the Company's Board of Directors: FOR each of the seven nominees for election as a director (Item 1); FOR approval of a proposal to amend the Company's certificate of incorporation to authorize a class of preferred stock (Item 2); FOR approval of a proposal to authorize, issue and sell 75,000 shares of Series A Convertible Preferred Stock (Item
3); and FOR ratification of appointment of the Company's independent public accountants (Item 4). It will be voted in the best judgment of the proxies in respect of any other business that properly comes before the Annual Meeting.

        PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY CARD PROMPTLY
                  USING THE ENCLOSED REPLY ENVELOPE

           (CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE.)

   PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY  /X/

                                                                     FOR ALL
                                                                     (EXCEPT
                                                FOR   WITHHOLD      NOMINEE(S)
                                                ALL     ALL      WRITTEN BELOW)
1.      ELECTION OF DIRECTORS.                  / /     / /           / /
        Nominees: Jack W. Schuler, Mark C.
        Miller, Patrick F. Graham, Rod F.
        Dammeyer, John Patience, Peter
        Vardy, L. John Wilkerson, Ph.D.

        ___________________________________     For    Against      Abstain
2.      Proposal to amend the Company's         / /     / /           / /
        Certificate of Incorporation to
        create a class of preferred stock

                                                For    Against      Abstain
3.      Proposal to authorize, issue and        / /     / /           / /
        sell 75,000 shares of Series A
        Convertible Preferred Stock

                                                For    Against      Abstain
4.      Ratification of appointment of          / /     / /           / /
        Ernst & Young LLP as the Company's
        independent public accountants for
        the year ending December 31, 1999.

                                       INSTRUCTION:  PLEASE SIGN EXACTLY AS
                                       YOUR NAME APPEARS IMMEDIATELY TO THE
                                       LEFT. IF SIGNING AS A FIDUCIARY (FOR
                                       EXAMPLE, AS A TRUSTEE), PLEASE
                                       INDICATE YOUR FIDUCIARY CAPACITY. IF
                                       SIGNING ON BEHALF OF A CORPORATION,
                                       PARTNERSHIP OR OTHER ENTITY, PLEASE
                                       INDICATE YOUR TITLE OR OTHER
                                       AUTHORIZED CAPACITY. IF THE SHARES
                                       FOR WHICH THIS PROXY IS GIVEN ARE
                                       HELD JOINTLY, BOTH JOINT TENANTS MUST
                                       SIGN.


                                       Date: ____________________________, 1999
                                       Signature: _____________________________
                                       Signature: _____________________________
                                       Title or Capacity: _____________________